                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-52773



[Dana Corporation Logo]                                             June 2, 1998

Dear Fellow Stockholder:

     We are pleased to enclose information relating to a Special Meeting of Stockholders of Dana Corporation to be held at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, at 10:00 a.m. local time on June 30, 1998.

     On May 3, 1998, Dana and Echlin Inc. entered into a definitive agreement to combine Dana with Echlin by merging Echlin with a wholly owned subsidiary of Dana. The Merger has been approved by the Boards of Directors of both Dana and Echlin.

     The purpose of our Special Meeting is to consider and vote on the issuance of Dana common stock to Echlin stockholders in connection with the proposed Merger and a proposal to amend Dana's Restated Articles of Incorporation to increase the number of shares of Dana common stock authorized to be issued from 240,000,000 to 350,000,000 shares. You may also be asked to vote on a proposal to adjourn the Special Meeting if required to solicit additional votes.

     The Merger with Echlin is strategically important for our company as the automotive industry consolidates. It joins two leaders in the original equipment and aftermarket automotive industries to create a global leader in both markets. As a result of the Merger, we believe Dana will be a stronger company that will be better positioned to continue to provide superior stockholder returns. Our combined company will have pro forma combined total assets of approximately $10 billion, pro forma combined annual sales of approximately $12 billion and pro forma combined basis and pro forma combined stockholders' equity of approximately $2.7 billion.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ISSUANCE OF DANA SHARES IN CONNECTION WITH THE MERGER AND FOR THE INCREASE IN DANA'S AUTHORIZED COMMON STOCK. The enclosed Joint Proxy Statement-Prospectus explains in detail the terms of the proposed Merger and related matters. Please review it carefully and consider all of this information.

     Consummation of the Merger is subject to certain conditions, including approval by the requisite vote of the stockholders of both Echlin and Dana, and approval by regulatory authorities.

     Stockholders are entitled to vote all shares of common stock held by them on June 1, 1998, which is Dana's record date for the Special Meeting.

     In order to ensure that your vote is represented at the meeting, please sign, date and mail your proxy card in the enclosed envelope. You are, of course, welcome to attend the meeting and to vote your shares in person.

                                          Southwood J. Morcott
                                          Chairman and Chief Executive Officer

[Dana Corporation Logo]         DANA CORPORATION
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

     A Special Meeting of Stockholders of Dana Corporation ("Dana") will be held at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, at 10:00 a.m. local time on June 30, 1998, to consider and act upon:

          1. The issuance (the "Issuance") of shares of common stock of Dana, par value $1.00 per share ("Dana Common Stock"), pursuant to the merger (the "Merger") of Echo Acquisition Corp., a wholly owned subsidiary of Dana ("Merger Sub"), with and into Echlin Inc. ("Echlin"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, amended and restated as of May 29, 1998, among Dana, Echlin and Merger Sub.

          2. An amendment to Dana's Restated Articles of Incorporation to increase the number of shares of Dana Common Stock authorized to be issued from 240,000,000 to 350,000,000 shares (the "Articles Amendment").

          3. An adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Issuance (the "Adjournment Proposal").

     Only holders of record of Dana Common Stock at the close of business on June 1, 1998, are entitled to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Issuance and Adjournment Proposal require the affirmative vote of a majority of the votes cast by holders of Dana Common Stock, provided that, in the case of the Issuance, at least 50% of the outstanding shares are represented at the Special Meeting in person or by proxy. The Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Dana Common Stock.

                                          Martin J. Strobel
                                          Secretary

June 2, 1998

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

             THE BOARD OF DIRECTORS OF DANA UNANIMOUSLY RECOMMENDS
                   THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE
                MATTERS TO BE VOTED UPON AT THE SPECIAL MEETING.

[ECHLIN INC. LOGO]                                                  June 2, 1998

Dear Fellow Stockholder:

     We are pleased to enclose information relating to a Special Meeting of Stockholders of Echlin Inc. ("Echlin") to be held at Echlin's offices at 100 Double Beach Road, Branford, Connecticut, at 2:00 p.m. local time on June 30, 1998.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger amended and restated as of May 29, 1998, among Echlin, Dana Corporation ("Dana") and Echo Acquisition Corp., a wholly owned subsidiary of Dana ("Merger Sub"). Under the terms of the Agreement, Merger Sub will be merged with and into Echlin (the "Merger"), each outstanding share of common stock of Echlin will be converted into the right to receive .9293 of a share of Dana common stock (and cash, without interest, in lieu of fractional shares). You may also be asked to vote on a proposal to adjourn the Special Meeting if required to solicit additional votes.

     The Merger will provide you with the opportunity to participate as a stockholder in a combined company that we believe will be a global leader in the original automotive equipment market and the automotive aftermarket. We likewise believe the resulting company in the Merger will be well positioned to compete effectively in the increasingly competitive auto-parts industry and to achieve Echlin's goals for continued revenue growth, improved profitability and superior stockholder returns.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. The enclosed Joint Proxy Statement-Prospectus explains in detail the terms of the proposed Merger and related matters. Please carefully review and consider all of this information.

     Consummation of the Merger is subject to certain conditions, including among others approval of certain matters in connection with the Merger by the requisite vote of the stockholders of both Echlin and Dana, and approval of the Merger by various regulatory authorities.

     It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of the outstanding shares of Echlin common stock is required for approval of the Merger. Your failure to vote for approval of the Merger will have the same effect as a vote against the Merger. The approval of any proposed adjournment requires the affirmative vote of a majority of the votes cast by holders of Echlin common stock, provided that at least 50% of the outstanding shares are represented in person or by proxy. IN ORDER TO ENSURE THAT YOUR VOTE IS REPRESENTED AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED ENVELOPE. You are, of course, welcome to attend the meeting and to vote your shares in person.

                                               Larry W. McCurdy
                                               Chairman, President and Chief Executive
                                               Officer

[Echlin Inc. Logo]                ECHLIN INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------

     A Special Meeting of Stockholders of Echlin Inc. ("Echlin") will be held at Echlin's offices at 100 Double Beach Road, Branford, Connecticut, at 2:00 p.m. local time on June 30, 1998, for the following purpose:

          1. To consider and vote upon a proposal (the "Merger Proposal") to approve the Agreement and Plan of Merger, amended and restated as of May 29, 1998 (the "Merger Agreement"), among Echlin, Dana Corporation ("Dana") and Echo Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Dana, providing for the merger (the "Merger") of Merger Sub with and into Echlin. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

          2. To adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal (the "Adjournment Proposal").

     Only holders of record of Echlin common stock at the close of business on June 1, 1998, are entitled to vote at such meeting or any adjournments or postponements thereof. The affirmative vote of holders of two-thirds of the outstanding shares of Echlin common stock voting together as a single class is required for approval of the Merger Proposal. The approval of the Adjournment Proposal requires the approval of a majority of the votes cast by holders of Echlin common stock, provided that at least 50% of the outstanding shares are represented in person or by proxy. Holders of Echlin Common Stock are entitled to assert dissenters' rights under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act as described in the accompanying Joint Proxy Statement-Prospectus.

                                          Jon P. Leckerling
                                          Senior Vice President
                                          and Corporate Secretary
June 2, 1998

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

               THE BOARD OF DIRECTORS OF ECHLIN INC. UNANIMOUSLY
                RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE MERGER
              PROPOSAL AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                             JOINT PROXY STATEMENT

            [Dana Corporation Logo]                                  [ECHLIN INC. LOGO]
                DANA CORPORATION                                        ECHLIN INC.
        SPECIAL MEETING OF STOCKHOLDERS                       SPECIAL MEETING OF STOCKHOLDERS
          TO BE HELD ON JUNE 30, 1998                           TO BE HELD ON JUNE 30, 1998

                            ------------------------

                                DANA CORPORATION
                                   PROSPECTUS
                            ------------------------

     This Joint Proxy Statement-Prospectus relates to up to 61,576,056 shares of common stock, par value $1.00 per share of Dana Corporation, a Virginia corporation ("Dana"), including the associated preferred share purchase rights (each a "Dana Right") issued pursuant to the Rights Agreement, dated as of April 25, 1996, between Dana and the Rights Agent named therein (the "Dana Rights Agreement") (such stock and the accompanying Dana Rights, "Dana Common Stock"), offered hereby to the stockholders of Echlin Inc., a Connecticut corporation ("Echlin"), upon consummation of the proposed merger (the "Merger") of Echo Acquisition Corp., a Connecticut corporation and a wholly owned subsidiary of Dana ("Merger Sub"), with and into Echlin, with Echlin being the surviving corporation in the Merger (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger, amended and restated as of May 29, 1998 (the "Agreement"), by and among Dana, Merger Sub and Echlin. This Joint Proxy Statement-Prospectus also serves as the Joint Proxy Statement of Dana and Echlin for use in connection with the solicitation of proxies by the Boards of Directors of Dana and Echlin to be used at the special meeting of stockholders of Dana (the "Dana Special Meeting") and at the special meeting of stockholders of Echlin (the "Echlin Special Meeting" and, together with the Dana Special Meeting, the "Special Meetings"), respectively, to approve (in the case of Dana) the issuance of Dana Common Stock in connection with the Merger, an amendment to Dana's Restated Articles of Incorporation (the "Dana Articles") to increase the number of authorized shares of Dana Common Stock and, if necessary, an adjournment of the Dana Special Meeting and to approve (in the case of Echlin) the Agreement and the transactions contemplated thereby and, if necessary, an adjournment of the Echlin Special Meeting. The Agreement and the form of amendment to the Dana Articles are attached to this Joint Proxy Statement-Prospectus as Appendix A and Appendix E, respectively, and are incorporated herein by reference.

     In connection with the Agreement, Dana and Echlin entered into a Stock Option Agreement, dated as of May 3, 1998 (the "Stock Option Agreement"), pursuant to which Dana received the option to acquire, under certain circumstances, up to 19.9% of the outstanding Echlin common stock, par value $1.00 per share, including the associated preferred share purchase rights (each an "Echlin Right") issued pursuant to the Rights Agreement, dated as of June 21, 1989, as amended (the "Echlin Rights Agreement"), between Echlin and the Rights Agent named therein (such stock and the accompanying Echlin Rights, "Echlin Common Stock"), at a price of $55 per share.

     Upon consummation of the Merger (the "Effective Time"), each share of Echlin Common Stock will be converted into the right to receive .9293 (the "Exchange Ratio") of a share of Dana Common Stock (and cash, without interest, in lieu of fractional shares). Based upon information available as of the date hereof, immediately after the Effective Time, holders of Echlin Common Stock are expected to hold approximately 36% of the shares of outstanding common stock of the combined company on a fully diluted basis. Each share of Dana Common Stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.

     For a more complete description of the Agreement and the Merger, see "THE MERGER."

     The last reported sale price of Dana Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape was $52.0000 per share on June 1, 1998 and $59.1875 per share on May 1, 1998, the last trading day preceding public announcement of the proposed Merger. The last reported sale price of Echlin Common Stock as reported on the NYSE Composite Transactions Tape was $47.3125 per share on June 1, 1998 and $47.5625 per share on May 1, 1998. Because the number of shares of Dana Common Stock to be received by holders of Echlin Common Stock in the Merger is fixed and because the market price of Dana Common Stock is subject to fluctuation, the value of the shares of Dana Common Stock that holders of Echlin Common Stock will receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY -- Share Information and Market Prices" and "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

 THIS JOINT PROXY STATEMENT-PROSPECTUS AND THE ACCOMPANYING FORMS OF PROXY ARE FIRST BEING MAILED TO DANA STOCKHOLDERS AND ECHLIN STOCKHOLDERS ON OR ABOUT JUNE
     2, 1998. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       The date of this Joint Proxy Statement-Prospectus is June 2, 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    1
SUMMARY.....................................................    3
  General...................................................    3
  The Companies.............................................    3
  Dana Special Meeting and Vote Required....................    4
  Echlin Special Meeting and Vote Required..................    4
  The Merger................................................    5
  Conditions to the Merger..................................    5
  Recommendations of Boards of Directors....................    5
  Opinion of Dana's Financial Advisor.......................    5
  Opinion of Echlin's Financial Advisor.....................    6
  Effective Time of the Merger..............................    6
  Waiver; Amendment; Termination; Expenses..................    6
  Certain Federal Income Tax Consequences...................    7
  Accounting Treatment......................................    7
  Interests of Certain Persons in the Merger................    7
  The Stock Option Agreement................................    8
  Amendment to Echlin Rights Agreement......................    9
  Dissenters' Rights........................................    9
  Regulatory Approvals; Litigation..........................    9
  Share Information and Market Prices.......................    9
UNAUDITED COMPARATIVE PER SHARE DATA........................   11
SELECTED HISTORICAL FINANCIAL DATA OF DANA..................   13
SELECTED HISTORICAL FINANCIAL DATA OF ECHLIN................   15
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........   17
RISK FACTORS................................................   19
  Fixed Exchange Ratio......................................   19
  Uncertainties in Integrating Business Operations and
     Achieving Synergies....................................   19
  Reliance on Major Customers...............................   20
  Automotive Industry Cyclicality and Conditions............   20
  Labor Relations...........................................   20
  Potential Environmental Risks.............................   20
  Competition...............................................   21
  Year 2000 Issue...........................................   21
  Anti-Takeover Effects of Certain Charter, By-Law and
     Statutory Provisions...................................   21
DANA SPECIAL MEETING........................................   21
  General...................................................   21
  Matters to be Considered..................................   21
  Proxies...................................................   22
  Record Date and Voting Rights.............................   22
  Recommendation of the Dana Board..........................   23
ECHLIN SPECIAL MEETING......................................   23
  General...................................................   23
  Matters to be Considered..................................   23
  Proxies...................................................   23

                                                              PAGE
                                                              ----
  Record Date and Voting Rights.............................   24
  Recommendation of the Echlin Board........................   24
THE MERGER..................................................   25
  Description of the Merger.................................   25
  Background of the Merger..................................   26
  Reasons of Dana for the Merger............................   28
  Reasons of Echlin for the Merger..........................   31
  Opinion of Dana's Financial Advisor.......................   32
  Opinion of Echlin's Financial Advisor.....................   36
  The Effective Time........................................   40
  Exchange of Certificates..................................   41
  Conduct of Business Prior to the Merger and Other
     Covenants..............................................   42
  Conditions to the Merger..................................   45
  Termination of the Agreement..............................   45
  Waiver, Amendment, Expenses...............................   46
  Certain Federal Income Tax Consequences...................   47
  Interests of Certain Persons in the Merger................   48
  Stock Option Agreement....................................   49
  Amendment to Echlin Rights Agreement......................   50
  Accounting Treatment......................................   51
  Regulatory Matters; Litigation............................   51
  Restrictions on Resales by Affiliates.....................   52
MANAGEMENT AND OPERATIONS AFTER THE MERGER..................   53
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   55
  Market Prices.............................................   55
INFORMATION ABOUT DANA......................................   56
  General...................................................   56
  Business Segments and Markets.............................   56
  Selected International Information........................   57
  Strategic Initiatives.....................................   57
  Competition...............................................   59
  Customers.................................................   59
  Research and Development..................................   60
  Manufacturing, Facilities and Employment..................   60
  Management and Additional Information.....................   60
  Merger Sub................................................   60
INFORMATION ABOUT ECHLIN....................................   61
  General...................................................   61
  Products and Markets......................................   61
  Competition...............................................   61
  Customers.................................................   62
  Research and Development..................................   62
  Financial Information About Foreign and Domestic
     Operations and Export Sales............................   62
  Facilities and Employment.................................   62
  Management and Additional Information.....................   63
DANA CAPITAL STOCK..........................................   66
  Dana Common Stock.........................................   66
  Dana Preferred Stock......................................   66

                                                              PAGE
                                                              ----
  Junior Preferred Stock and Preferred Share Purchase
     Rights.................................................   67
PROPOSED INCREASE IN AUTHORIZED SHARES OF DANA COMMON
  STOCK.....................................................   68
COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANA AND ECHLIN.......   68
  Special Meetings of Stockholders..........................   69
  Corporate Action Without a Stockholders' Meeting..........   69
  Removal of Directors......................................   69
  Filling Vacancies on the Board of Directors...............   69
  Amendment of Articles of Incorporation....................   70
  Advance Notice of Stockholder Proposals and Nominations of
     Directors..............................................   70
  Indemnification...........................................   71
  Limitation of Liability...................................   72
  Business Combination Statutes.............................   72
  Rights Plans..............................................   73
  Consideration of Non-Stockholder Constituencies...........   73
DISSENTERS' RIGHTS..........................................   74
LEGAL OPINION...............................................   75
EXPERTS.....................................................   76
STOCKHOLDER PROPOSALS.......................................   76
OTHER MATTERS...............................................   76
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   77
APPENDIX A -- Merger Agreement..............................  A-1
APPENDIX B -- Opinion of Lehman Brothers....................  B-1
APPENDIX C -- Opinion of Salomon Smith Barney...............  C-1
APPENDIX D -- CBCA Dissenters' Rights.......................  D-1
APPENDIX E -- Form of Articles of Amendment.................  E-1

                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DANA OR ECHLIN. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING DANA, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY DANA, AND INFORMATION HEREIN REGARDING ECHLIN HAS BEEN FURNISHED BY ECHLIN.

                             AVAILABLE INFORMATION

     Dana has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of Dana to which this Joint Proxy Statement-Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Joint Proxy Statement-Prospectus. In addition, Dana and Echlin are subject to certain of the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet worldwide web site that contains reports, proxy and information statements and other information regarding issuers, like Dana and Echlin, who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning Dana and Echlin also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and at the offices of The Pacific Exchange, Inc. (the "PSE"), 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by Dana with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus: (i) the Dana Annual Report on Form 10-K for the year ended December 31, 1997, as filed February 27, 1998; (ii) the Dana Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as filed May 12, 1998; (iii) the description of the Dana Common Stock and Dana Rights set forth in registration statements filed by Dana pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description; and (iv) the Dana Current Reports on Form 8-K filed March 12, 1998 and May 4, 1998.

     The following documents previously filed by Echlin with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus: (i) the Echlin Annual Report on Form 10-K for the year ended August 31, 1997, as filed on November 18, 1997; (ii) the Echlin Quarterly Reports on Form 10-Q for the quarter ended November 30, 1997, as filed on January 13, 1998, and the quarter ended February 28, 1998, as filed on April 9, 1998; (iii) the description of the Echlin Common Stock and Echlin Rights set forth in registration statements filed by Echlin pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description; and (iv) the Echlin Current Reports on Form 8-K filed May 4, 1998 and May 7, 1998.

     In addition, all documents filed by Dana and Echlin with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Echlin Special Meeting and the Dana Special Meeting have been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO DANA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM VICE PRESIDENT, INVESTOR RELATIONS, DANA CORPORATION, 4500 DORR STREET, TOLEDO, OHIO 43615, TELEPHONE NUMBER (800) 537-8823 (IN OHIO PLEASE DIAL (800) 472-8810). THE DOCUMENTS RELATING TO ECHLIN (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM VICE PRESIDENT, INVESTOR RELATIONS, ECHLIN INC., 100 DOUBLE BEACH ROAD, BRANFORD, CONNECTICUT 06405, TELEPHONE NUMBER (203) 481-5751. DANA OR ECHLIN, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 22, 1998. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING OF SUCH EXHIBITS.

     THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF DANA AND ECHLIN FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND OTHER ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, THE EXPECTED IMPACT OF THE MERGER ON DANA'S FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY (SEE "THE MERGER -- REASONS OF DANA FOR THE MERGER," AND "-- REASONS OF ECHLIN FOR THE MERGER," AND "MANAGEMENT AND OPERATIONS AFTER THE MERGER"). THESE STATEMENTS ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "PSLRA") AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NEITHER DANA NOR ECHLIN UNDERTAKES ANY OBLIGATION TO REFLECT EVENTS AND CIRCUMSTANCES THAT ARISE AFTER THE DATE HEREOF. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH UNDER "RISK FACTORS" ON PAGE
19. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF DANA OR ECHLIN NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF DANA AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                                    SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

GENERAL

     This Joint Proxy Statement-Prospectus, Notice of the Dana Special Meeting to be held on June 30, 1998, Notice of the Echlin Special Meeting to be held on June 30, 1998, and forms of proxy solicited in connection therewith are first being mailed to holders of Dana Common Stock and holders of Echlin Common Stock on or about June 2, 1998. At the Dana Special Meeting, Dana stockholders will consider and vote on the approval of (i) the issuance of shares of Dana Common Stock to Echlin stockholders pursuant to the Agreement and the transactions contemplated thereby (the "Issuance"), and (ii) an amendment to the Dana Articles to increase the number of shares of Dana Common Stock authorized to be issued from 240,000,000 to 350,000,000 shares (the "Articles Amendment"). At the Echlin Special Meeting, Echlin stockholders will consider and vote on a proposal to approve the Merger, the Agreement and the other transactions contemplated thereby (the "Merger Proposal"). A copy of the Agreement is attached to this Joint Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference.

THE COMPANIES

     Dana. Dana, a Virginia corporation, was founded in 1904 as the first supplier of universal joints to the automotive industry, and is today an international leader in the design, manufacture and marketing of a broad range of products for the worldwide vehicular and industrial markets, with sales totaling $8.3 billion in 1997. Dana's products include automotive components (drivetrain components such as axles, driveshafts and structural components); heavy truck components (including axles, brakes, driveshafts and power take-off units); off-highway components (including axles, brakes, transaxles, power-shift transmissions, and pumps, motors and control valves); engine components (including gaskets, seals, piston rings and filters); and industrial products (including electrical and mechanical brakes and clutches, drives and motion control devices). Dana's products are manufactured and marketed globally to original equipment manufacturers ("OEMs") and to distributors of parts for highway and mobile off-highway vehicles and industrial machinery. Dana also provides leasing and other commercial financial services in selected markets. As of March 31, 1998, Dana had total assets of $7.7 billion, sales of $2.35 billion for the first quarter and stockholders' equity of $1.8 billion. The principal executive offices of Dana are located at 4500 Dorr Street, Toledo, Ohio 43615, and its telephone number is (419) 535-4500. All references herein to Dana refer to Dana Corporation and its consolidated subsidiaries, unless the context otherwise requires.

     For additional information regarding Dana and the combined company that would result from the Merger, see "THE MERGER," "MANAGEMENT AND OPERATIONS AFTER THE MERGER" and "INFORMATION ABOUT DANA."

     Echlin. Echlin, a corporation founded in 1924 and incorporated in the State of Connecticut in 1959, is a worldwide supplier of products to maintain or improve the efficiency and safety of motor vehicles.

     Echlin's principal products can be classified into the following categories: brake systems, engine systems, vehicle parts manufactured primarily for OEMs, other vehicle parts and non-vehicular products. Brake system parts include hydraulic brake master cylinders, brake shoes and remanufactured brake shoes, drums, brake cables, hose assemblies, hardware and wheel cylinders for drum brake systems, disc pads, rotors and calipers for disc brake systems, electric brake controllers, brake block and antilock brake systems. Engine system parts include condensers, contacts, complete distributors, distributor caps, ignition coils, rotors, control modules, sensors, actuators, electronic voltage regulators, wire and cable products, carburetor and emission control parts, fuel pumps, lines and rails, water pumps, oil pumps, gaskets, heating and air-conditioning coupled hose assemblies, oil coolers, electronic fuel injection systems, oxygen sensors and EGR and PCV valves. Vehicle parts manufactured primarily for OEMs include power steering pumps, power steering, coupled hose assemblies, transmission oil coolers, heavy duty windshield wiper systems, HVAC controls and window lift systems. Other vehicle parts include new and remanufactured clutches, slave cylinders, bell housings, timing gears and chains, engine mounts, airhorns, shifters and linkage, shock absorbers, ball pins, track rod ends, king pins, tie-rods, rubber bushings and mounts, louvers, lug nuts and wheel and chrome accessories, mirrors, lights, trailer hitches, electrical connectors, body paints and finishes and cleaners for the high performance market. Non-vehicular products include marine and power equipment parts.

     At February 28, 1998, Echlin had total assets of $2.4 billion, sales of $1.7 billion for the six month period ended February 28, 1998 and stockholders' equity of $0.9 billion. The principal executive offices of Echlin are located at 100 Double Beach Road, Branford, Connecticut 06405 and its telephone number is
(203) 481-5751. All references herein to Echlin refer to Echlin Inc. and its subsidiaries, unless the context otherwise requires.

     For additional information regarding Echlin, see "THE MERGER" and "INFORMATION ABOUT ECHLIN."

     Merger Sub. Merger Sub is a wholly owned subsidiary of Dana formed in connection with the Merger and is not engaged in any business activity other than that associated with the Merger.

DANA SPECIAL MEETING AND VOTE REQUIRED

     The Dana Special Meeting will be held on June 30, 1998 at 10:00 a.m., local time, at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia. At that time, the Dana stockholders will be asked to consider and vote upon the Issuance and the Articles Amendment. Dana stockholders will also be asked to vote on a proposal to adjourn the Dana Special Meeting if required to solicit additional votes (the "Dana Adjournment Proposal," and, together with the Issuance, the "Dana Matters"). The record holders of Dana Common Stock at the close of business on June 1, 1998 (the "Dana Record Date") are entitled to notice of and to vote at the Dana Special Meeting. On the Dana Record Date, there were approximately 31,900 holders of record of Dana Common Stock and 105,769,673 shares of Dana Common Stock outstanding.

     Each share of Dana Common Stock entitles its holder to one vote, and the affirmative vote of a majority of the votes cast at the Dana Special Meeting is required to approve the Issuance and the Dana Adjournment Proposal; provided that, in the case of the Issuance, at least 50% of the shares entitled to vote on such matters are represented at the Dana Special Meeting in person or by proxy. The Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Dana Common Stock. As of the Dana Record Date, directors and executive officers of Dana beneficially owned approximately 2,539,700 shares of Dana Common Stock, equivalent to approximately 2% of the votes entitled to be cast at the Dana Special Meeting. It is currently expected that each such director and executive officer of Dana will vote the shares of Dana Common Stock beneficially owned by him or her for approval of the Dana Matters. See "DANA SPECIAL MEETING."

ECHLIN SPECIAL MEETING AND VOTE REQUIRED

     The Echlin Special Meeting will be held on June 30, 1998 at 2:00 p.m., local time, at Echlin's offices at 100 Double Beach Road, Branford, Connecticut, at which time Echlin stockholders will be asked to approve the Agreement and the transactions contemplated thereby (the "Merger Proposal"). Echlin stockholders will also be asked to vote on a proposal to adjourn the Echlin Special Meeting if required to solicit additional votes (the "Echlin Adjournment Proposal" and, together with the Merger Proposal, the "Echlin Matters"). Only record holders of Echlin Common Stock at the close of business on June 1, 1998 (the "Echlin Record Date") are entitled to notice of and to vote at the Echlin Special Meeting. On the Echlin Record Date, there were approximately 3,000 holders of record of Echlin Common Stock and 63,639,225 shares of Echlin Common Stock entitled to vote at the Echlin Special Meeting.

     The affirmative vote of the holders of two-thirds of the outstanding shares of Echlin Common Stock is required to approve the Merger Proposal. The approval of the Echlin Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of Echlin Common Stock, provided that at least 50% of the outstanding shares are represented in person or by proxy. As of the Echlin Record Date, directors and executive officers of Echlin beneficially owned approximately 1,161,020 shares of Echlin Common Stock, or approximately 1.84% of the Echlin stock entitled to vote at the Echlin Special Meeting. It is currently expected that each such director and executive officer of Echlin will vote the shares of Echlin Common Stock beneficially owned by him or her for approval of the Echlin Matters. See "ECHLIN SPECIAL MEETING."

THE MERGER

     In the Merger, subject to the terms of the Agreement, Merger Sub will merge with and into Echlin, which will be the surviving entity, and each outstanding share of Echlin Common Stock will be converted into the right to receive .9293 of a share of Dana Common Stock, with cash to be paid in lieu of any resulting fractional shares of Dana Common Stock.

     Each share of Dana Common Stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.

CONDITIONS TO THE MERGER

     The Merger is subject to the satisfaction or waiver of certain conditions, including among others, an affirmative vote to approve the Merger Proposal by holders of two-thirds of the outstanding shares of Echlin Common Stock; the approval of the Issuance by a majority of the votes cast at the Dana Special Meeting by the Dana stockholders, voting together as a single class and representing at least 50% of the votes entitled to be cast thereat; the approval of appropriate regulatory agencies; the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part; receipt by Echlin and Dana of opinions of counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash paid in lieu of fractional shares); receipt by each of Dana and Echlin of a letter from Price Waterhouse LLP stating its concurrence with management's conclusion that the Merger will qualify for "pooling of interests" accounting treatment; the listing, subject to notice of issuance, on the NYSE of the Dana Common Stock to be issued in the Merger; and certain other customary closing conditions. There can be no assurance as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "THE MERGER -- Conditions to the Merger" and " -- Certain Federal Income Tax Consequences."

     For additional information relating to the Merger, see "THE MERGER."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     THE BOARD OF DIRECTORS OF ECHLIN (THE "ECHLIN BOARD") AND THE BOARD OF DIRECTORS OF DANA (THE "DANA BOARD") HAVE UNANIMOUSLY APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. EACH OF THE ECHLIN BOARD AND THE DANA BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF ECHLIN, DANA AND THE STOCKHOLDERS OF ECHLIN AND DANA, RESPECTIVELY, AND UNANIMOUSLY RECOMMENDS THAT SUCH STOCKHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH STOCKHOLDERS IN CONNECTION WITH THE MERGER. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE ECHLIN BOARD AND THE DANA BOARD IN REACHING THEIR RESPECTIVE CONCLUSIONS, SEE "THE MERGER -- Background of the Merger," " -- Reasons of Dana for the Merger" and " -- Reasons of Echlin for the Merger."

OPINION OF DANA'S FINANCIAL ADVISOR

     Lehman Brothers Inc. ("Lehman Brothers") has served as financial advisor to Dana in connection with the Merger. Lehman Brothers has rendered an opinion to the Dana Board, dated as of May 3, 1998, that the Exchange Ratio pursuant to the Agreement is fair to Dana from a financial point of view. A copy of the opinion delivered by Lehman Brothers is attached to this Joint Proxy Statement-Prospectus as Appendix B and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers, in rendering its opinion. See "THE
MERGER -- Opinion of Dana's Financial Advisor."

OPINION OF ECHLIN'S FINANCIAL ADVISOR

     Salomon Brothers Inc and Smith Barney Inc. collectively doing business as Salomon Smith Barney ("Salomon Smith Barney") has served as financial advisor to Echlin in connection with the Merger. Salomon Smith Barney has rendered an opinion to the Echlin Board, dated as of May 3, 1998, that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Echlin Common Stock other than SPX and its affiliates or Dana and its affiliates. A copy of the opinion delivered by Salomon Smith Barney is attached to this Joint Proxy Statement-Prospectus as Appendix C and should be read in its entirety with respect to assumptions made, matters considered and limitations on the review undertaken by Salomon Smith Barney in rendering its opinion. See "THE MERGER -- Opinion of Echlin's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

     Subject to the satisfaction or waiver of certain conditions set forth in the Agreement, the parties will cause the Effective Time to occur on (i) the third business day after the last to occur of the satisfaction or waiver of certain of the conditions described under "THE MERGER -- Conditions to the Merger" or (ii) such other date to which the parties may agree in writing. The date on which the Effective Time occurs is referred to as the "Effective Date."

WAIVER; AMENDMENT; TERMINATION; EXPENSES

     Prior to the Effective Time, and subject to compliance with applicable law, any provision of the Agreement may be (i) waived in writing by the party against whom the waiver is to be effective, or (ii) amended or modified at any time, by an agreement in writing among the parties and executed in the same manner as the Agreement. Additionally, the Agreement permits Dana at any time to change the method of effecting the combination with Echlin if and to the extent that Dana deems such change desirable; provided that in no event may such change alter or change the amount or kind of consideration to be issued to holders of Echlin Common Stock as provided for in the Agreement (the "Merger Consideration"), adversely affect the tax treatment of Echlin stockholders as a result of receiving the Merger Consideration, materially impede or delay consummation of the Merger or otherwise adversely affect Echlin or its stockholders.

     The Agreement may be terminated and the Merger abandoned (i) by the mutual consent of the parties, (ii) by either party if the other party materially breaches its representations and warranties or fails to perform any of its material covenants, in each case after inability or failure to cure within 30 days, (iii) by either party in the event that the Merger is not consummated by December 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate to perform or observe the covenants of that party under the Agreement,
(iv) by either party, in the event (a) the approval of any governmental entity required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final, nonappealable action or (b) any required stockholder approval is not obtained at the Echlin Special Meeting or the Dana Special Meeting or any adjournments or postponements thereof, (v) by the Dana Board if the Echlin Board does or resolves to (a) not recommend, or withdraw its approval or recommendation of, the Merger, the Agreement or any of the transactions contemplated thereby, (b) modify such approval or recommendation in a manner adverse to Dana or Merger Sub, or (c) approve, recommend or fail to take a position that is adverse to any proposed Competing Transaction (as defined herein), (vi) by the Echlin Board if the Dana Board does or resolves to (a) not recommend, or withdraw its approval or recommendation of, the Merger, the Agreement or any of the transactions contemplated thereby, or
(b) modify such approval or recommendation in a manner adverse to Echlin, or
(vii) by the Echlin Board if to the extent permitted under the Agreement, the Echlin Board approves or recommends any Competing Transaction (as defined herein). In certain circumstances, Echlin may be required to pay Dana the Termination Fee (as defined herein), not to exceed $87.5 million. See "THE MERGER -- Termination of the Agreement."

     Each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby, except that printing expenses, Commission registration fees and filing fees under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") will be shared equally between Echlin and Dana.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). It is a condition to the consummation of the Merger that in connection with the Merger on the Effective Date, Wachtell, Lipton, Rosen & Katz, counsel to Dana, deliver its opinion to Dana, and Davis Polk & Wardwell, counsel to Echlin, deliver its opinion to Echlin, each based upon certain customary assumptions and representations, to the effect that, for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code; no gain or loss will be recognized by the holders of Echlin Common Stock who exchange all of their Echlin Common Stock solely for Dana Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Dana Common Stock); and the aggregate tax basis of the Dana Common Stock received by holders of Echlin Common Stock who exchange all of their Echlin Common Stock solely for Dana Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Echlin Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in Dana Common Stock for which cash is received). In addition, such opinion of Wachtell, Lipton, Rosen & Katz will state that no gain or loss will be recognized by Dana, Merger Sub or Echlin as a result of the Merger. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling of interests" by Dana under generally accepted accounting principles ("GAAP"). It is a condition to each party's obligation to consummate the Merger that each of Dana and Echlin receive a letter from Price Waterhouse LLP stating its concurrence with management's conclusion that the Merger will qualify for "pooling of interests" accounting treatment. See "THE MERGER -- Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Echlin Record Date, the persons serving as executive officers of Echlin beneficially owned and were entitled to vote approximately 1,161,020 shares of Echlin Common Stock, representing less than 2% of the Echlin Common Stock outstanding as of the Echlin Record Date. Each such executive officer has indicated his present intention to vote or direct the vote of the shares of Echlin Common Stock so owned by him or over which he has voting control for the approval and adoption of the Agreement.

     Severance. Echlin has adopted a Change In Control Severance Policy (the "Policy") which provides for certain severance benefits if, within two years after a "Qualified Change of Control" (as determined by the Echlin Board), the participating employee is laid off, the employee's employment is involuntarily terminated without "cause" (as defined in the Policy) or such employee terminates employment for "good reason" (as defined in the Policy). The Echlin Board has declared that the Merger will be a Qualified Change of Control for purposes of the Policy.

     Echlin has entered into Severance and Indemnification Agreements with certain of its executive officers (the "Severance Agreements") which provide for certain severance benefits if, within two years after a Qualified Change of Control, the officer is laid off, the officer's employment is involuntarily terminated without "cause" (defined in the same way as in the Policy) or the officer terminates employment for "good reason" (defined in the same way as in the Policy). The Echlin Board has declared that the Merger will be a Qualified Change of Control for purposes of the Severance Agreements.

     SERP. Participants in the Echlin Supplemental Executive Retirement Plan ("SERP") will vest in plan benefits on the date of a Qualified Change of Control. If, within two years after the Qualified Change of Control, a SERP participant's employment is involuntarily terminated without cause or the participant terminates employment for good reason, the participant's SERP benefit becomes immediately payable in a lump sum. The Echlin Board has declared that the Merger will be a Qualified Change of Control for purposes of the SERP. Echlin has adopted an irrevocable grantor trust for the purpose of satisfying certain of its employee benefit obligations.

     Options. At the Effective Time, all employee and director stock options to purchase shares of Echlin Common Stock ("Echlin Employee Stock Options"), which are then outstanding and unexercised, will be assumed by Dana and converted into options to purchase shares of Dana Common Stock.

     Dana has agreed that from and after the Effective Time, it shall indemnify, defend and hold harmless the present and former directors and officers of Echlin, in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent permitted by applicable law. Dana has further agreed to use best efforts to cause Echlin or Dana to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance for Echlin directors and officers, subject to certain limitations.

     Echlin has entered into indemnification agreements with the non-management directors of Echlin, pursuant to which Echlin has agreed, subject to certain limitations, to indemnify each such director indemnitee for all liability which any such director may incur by reason of the fact that such director is or was a director of Echlin or of any subsidiary of Echlin. The Severance Agreements also provide for indemnification for the executive officers equivalent to what is provided for such directors.

     Under the Agreement, four non-management directors of Echlin will continue as directors of the Surviving Corporation for a period of time after the Merger.

     Stay-Bonus Program. The Agreement provides that Echlin may implement a stay-bonus or similar program providing for payments in an aggregate amount, not to exceed $8.7 million for certain key management employees of Echlin.

     The Dana Board and Echlin Board were aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby. See "THE MERGER -- Interests of Certain Persons in the Merger."

THE STOCK OPTION AGREEMENT

     As an inducement to Dana to enter into the Agreement, Echlin (as issuer) and Dana (as grantee) entered into the Stock Option Agreement pursuant to which Echlin granted Dana an irrevocable option (the "Echlin Option") to purchase from Echlin up to 12,655,345 shares of Echlin Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Echlin Common Stock outstanding upon exercise thereof), at a price of $55 per share. The value of the consideration for each share of Echlin Common Stock pursuant to the Agreement on the last trading day preceding the execution of the Agreement was $55.

     Dana may exercise the Echlin Option only under certain limited and specifically defined circumstances (none of which, to the best knowledge of Dana and Echlin, has occurred as of the date hereof). At the request of the holder of the Echlin Option, under certain circumstances, Echlin will repurchase for a formula price the Echlin Option and any shares of Echlin Common Stock purchased upon the exercise of the Echlin Option and beneficially owned by such holder at that time. Notwithstanding anything in the Stock Option Agreement to the contrary, the total profit that Dana may derive from the Echlin Option cannot exceed $35 million. See "THE MERGER -- Stock Option Agreement."

     The purchase of any shares of Echlin Common Stock pursuant to the Echlin Option is subject to compliance with applicable law, including receipt of any necessary regulatory approvals. See "THE MERGER -- Regulatory Matters; Litigation" and "-- Stock Option Agreement."

     Certain aspects of the Stock Option Agreement may have the effect of discouraging parties who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Echlin from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Echlin stockholders that had a higher current market price than the shares of Dana Common Stock to be received for each share of Echlin Common Stock pursuant to the Agreement.

     The Stock Option Agreement terminates (an "Exercise Termination Event") upon the occurrence of (i) the Effective Time or (ii) after the passage of 12 months after termination of the Agreement. If a Triggering Event (as defined herein) occurs under the Stock Option Agreement prior to an Exercise Termination Event, however, the grantee will be entitled to exercise the Echlin Option in accordance with its terms. See "THE MERGER -- Stock Option Agreement."

AMENDMENT TO ECHLIN RIGHTS AGREEMENT

     In connection with the execution of the Agreement, Echlin amended the Echlin Rights Agreement so that the entering into of the Agreement and the Stock Option Agreement and consummation of the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any Echlin Rights under the Echlin Rights Agreement or enable or require the Echlin Rights to be separated from the shares of Echlin Common Stock to which they are attached or to be triggered or become exercisable, and so that the Echlin Rights Agreement and the Echlin Rights will expire immediately prior to the Effective Time. In addition, Echlin amended the Echlin Rights Agreement to reduce to 9.9% the threshold at which the acquisition of shares of Echlin Common Stock would cause the Echlin Rights to be separated from the shares of Echlin Common Stock to which they are attached. See "THE MERGER -- Amendment to Echlin Rights Agreement" and "COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANA AND ECHLIN -- Rights Plans."

DISSENTERS' RIGHTS

     In connection with the Merger Proposal, dissenting Echlin stockholders who properly perfect dissenters' rights of appraisal under the Connecticut Business Corporation Act (the "CBCA") will be entitled to be paid the fair value of their shares of Echlin Common Stock in cash. Stockholders of Echlin should be aware that such payment could be less than the equivalent value of the shares of Dana Common Stock to be issued in the Merger. See "DISSENTERS' RIGHTS." Dana stockholders do not have dissenters' appraisal rights under the Virginia Stock Corporation Act (the "VSCA") with respect to the Dana Matters.

REGULATORY APPROVALS; LITIGATION

     The Merger is subject to the approval requirements under the HSR Act. The Merger may not be consummated until the termination or expiration of the waiting periods under the HSR Act. Dana and Echlin may also be required to notify or obtain the consent of certain regulatory authorities in other countries.

     Dana and Echlin have filed or will file all required applications for regulatory review and approval or notice in connection with the Merger. There can be no assurance that such approvals will be obtained or as to the date of any such approvals. Echlin is also involved in a number of suits involving the Merger and certain other matters. Echlin believes that the allegations in such suits are without merit. See "THE MERGER -- Conditions to the Merger" and "-- Regulatory Matters; Litigation."

SHARE INFORMATION AND MARKET PRICES

     The Dana Common Stock is listed on the NYSE and the PSE under the symbol "DCN." The Dana Common Stock is also listed on the London Stock Exchange ("LSE"). As of the Dana Record Date, there were 105,769,673 shares of Dana Common Stock outstanding held by approximately 31,900 holders of record. The Echlin Common Stock is also listed on the NYSE and PSE under the symbol "ECH." The Echlin Common Stock is also listed on the LSE. As of the Echlin Record Date, there were 63,639,225 shares of Echlin Common Stock outstanding held by approximately 3,000 holders of record.

     The following table sets forth the last sale price reported on the NYSE Composite Transactions Tape for shares of Dana Common Stock on May 1, 1998, the last trading day preceding public announcement of the proposed Merger, and on June 1, 1998. It also sets forth the last sale prices per share reported on the NYSE Composite Transactions Tape for shares of Echlin Common Stock on May 1, 1998 and on June 1, 1998. The "Echlin Common Stock Equivalent" represents the last sale price of a share of Dana Common Stock on such date multiplied by the Exchange Ratio of .9293.

                                                                       ECHLIN
                                               DANA       ECHLIN       COMMON
                                              COMMON      COMMON       STOCK
                                              STOCK       STOCK      EQUIVALENT
                                             --------    --------    ----------
May 1, 1998................................  $59.1875    $47.5625     $55.0029
June 1, 1998...............................  $52.0000    $47.3125     $48.3236

     For additional information regarding the market prices of the Dana Common Stock and Echlin Common Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."

     Echlin and Dana stockholders are advised to obtain current market quotations for Echlin Common Stock and Dana Common Stock. It is expected that the market price of Dana Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Dana Common Stock to be received by Echlin stockholders in the Merger is fixed and because the market price of Dana Common Stock is subject to fluctuation, the values of the shares of Dana Common Stock that Echlin stockholders will receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of Dana Common Stock before or after the Effective Time.

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table reflects (a) the historical net income and book value per share of Dana Common Stock and the pro forma net income and book value per share after giving effect to the Merger on a "pooling of interests" basis; (b) the historical net income and book value per share of Echlin Common Stock and the equivalent pro forma net income and book value per share attributable to
 .9293 of a share of Dana Common Stock which will be received for each share of Echlin Common Stock; and (c) the actual cash dividends per share for each company and, for Echlin, the equivalent pro forma of .9293 of the cash dividend paid on each share of Dana Common Stock. The unaudited pro forma comparative per share data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations or financial positions of future periods or the results that actually would have been realized had Dana and Echlin been a combined company during the specified periods. The information presented in this table should be read in conjunction with the unaudited pro forma combined condensed financial information appearing elsewhere herein and the separate financial statements of the respective companies and the notes thereto incorporated by reference in this Joint Proxy Statement-Prospectus.

                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,        ENDED
                                                       ------------------------     MARCH 31,
                                                       1995     1996      1997         1998
                                                       -----    -----    ------    ------------
DANA CORPORATION
Historical net income:
  Basic..............................................  $2.84    $3.01    $ 3.54       $ 1.02
  Diluted............................................   2.83     2.99      3.49         1.00
Pro forma net income:
  Basic..............................................   2.76     2.79      1.97         0.82
  Diluted............................................   2.73     2.76      1.94         0.80
Historical dividends.................................   0.90     0.98      1.04         0.27
Book value:
  Historical(1)......................................                     16.18        16.80
  Pro forma(2).......................................                     15.81        16.27

                                                                                   THREE MONTHS
                                                        YEAR ENDED AUGUST 31,         ENDED
                                                       ------------------------    FEBRUARY 28,
                                                       1995     1996      1997       1998(A)
                                                       -----    -----    ------    ------------
ECHLIN INC.
Historical net income:
  Basic..............................................  $2.60    $2.30    $(0.75)      $ 0.42
  Diluted............................................   2.57     2.27     (0.75)        0.42
Equivalent pro forma net income(3):
  Basic..............................................   2.56     2.59      1.83         0.76
  Diluted............................................   2.54     2.56      1.80         0.74
Dividends:
  Historical.........................................   0.79     0.85      0.89        0.225
  Equivalent pro forma(4)............................   0.84     0.91      0.97         0.25
Book value:
  Historical(1)......................................                     14.48        14.90
  Equivalent pro forma(5)............................                     14.69        15.12

---------------
(A) As permitted by regulations of the Commission, Echlin's three-month period ended November 30, 1997 has been omitted. Echlin's sales and income from continuing operations for this period were $889.5 million and $59.2 million, respectively.

(1) Computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period, less treasury shares held at the end of the period.

(2) Computed by dividing pro forma stockholders' equity by the number of shares of Dana Common Stock outstanding at the end of the periods and including
    59.0 million shares to be issued based upon an exchange ratio of .9293 per share of Echlin Common Stock outstanding at February 28, 1998.

(3) Computed by multiplying the pro forma basic and diluted net income per share amounts for Dana by .9293 (the Exchange Ratio).

(4) Computed by multiplying the historical dividend amounts for Dana by .9293 (the Exchange Ratio).

(5) Computed by multiplying the pro forma book value amounts for Dana by .9293 (the Exchange Ratio).

                   SELECTED HISTORICAL FINANCIAL DATA OF DANA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following data, insofar as it relates to each of the years 1993 to 1997, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 1996 and 1997 and the related consolidated statements of income and of cash flows for the three years ended December 31, 1997 and notes thereto, incorporated by reference herein. The data for the three months ended March 31, 1997 and 1998 has been derived from unaudited financial statements, incorporated by reference herein, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                                                                   THREE MONTHS
                                                       YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                         ----------------------------------------------------   -------------------
                                           1993       1994       1995       1996       1997       1997       1998
                                         --------   --------   --------   --------   --------   --------   --------
STATEMENT OF INCOME DATA:
Net sales..............................  $5,460.1   $6,613.8   $7,597.7   $7,686.3   $8,290.8   $2,115.3   $2,350.2
Revenue from lease financing and other
  income(a)............................     103.2      126.7      196.8      204.4      479.5      135.9       64.2
                                         --------   --------   --------   --------   --------   --------   --------
Total revenue..........................   5,563.3    6,740.5    7,794.5    7,890.7    8,770.3    2,251.2    2,414.4
Cost of sales(b).......................   4,675.5    5,624.0    6,449.7    6,525.2    7,180.4    1,821.3    1,985.0
Selling, general and administrative
  expense(b)...........................     522.6      611.5      685.2      714.8      739.7      193.0      199.1
Interest expense.......................     137.3      113.4      146.4      159.0      196.1       48.2       57.6
                                         --------   --------   --------   --------   --------   --------   --------
Income before income taxes.............     227.9      391.6      513.2      491.7      654.1      188.7      172.7
Estimated taxes on income(b)...........      89.6      157.4      181.2      166.3      293.6       96.6       71.4
                                         --------   --------   --------   --------   --------   --------   --------
Income before minority interest and
  equity in earnings (losses) of
  affiliates...........................     138.3      234.2      332.0      325.4      360.5       92.1      101.3
Minority interest......................     (26.2)     (30.2)     (40.4)     (32.8)     (23.5)      (5.6)      (3.3)
Equity in earnings (losses) of
  affiliates(c)........................      16.4       24.2       (3.5)      13.4       32.1        6.1        9.6
                                         --------   --------   --------   --------   --------   --------   --------
Net income before effect of a change in
  accounting principle.................     128.5      228.2      288.1      306.0      369.1       92.6      107.6
Effect of a change in accounting
  principle(d).........................     (48.9)
                                         --------   --------   --------   --------   --------   --------   --------
Net income.............................  $   79.6   $  228.2   $  288.1   $  306.0   $  369.1   $   92.6   $  107.6
                                         ========   ========   ========   ========   ========   ========   ========
Net income per common share(e):
  Basic................................  $   0.86   $   2.31   $   2.84   $   3.01   $   3.54   $   0.90   $   1.02
  Diluted..............................      0.85       2.30       2.83       2.99       3.49       0.89       1.00
Dividends per common share.............  $   0.80   $   0.83   $   0.90   $   0.98   $   1.04   $   0.25   $   0.27
BALANCE SHEET DATA:
Total assets...........................  $4,631.9   $5,110.8   $5,694.1   $6,160.0   $7,118.7   $6,886.8   $7,675.8
Short-term debt........................     474.1      583.1      791.4      640.3      504.2      621.1      455.0
Long-term debt.........................   1,207.4    1,186.5    1,315.1    1,697.7    2,178.3    2,040.7    2,387.5
Stockholders' equity...................     801.4      939.8    1,164.6    1,428.7    1,701.2    1,530.2    1,774.3
OTHER DATA:
Capital expenditures...................  $  204.0   $  337.2   $  409.7   $  356.5   $  426.0   $   85.0   $   85.8
Depreciation and amortization..........     195.7      210.6      245.8      278.4      334.5       79.5       88.0

Note: The accompanying notes are an integral part of the selected historical financial data.
---------------
(a) Dana sold several operating units and a 49% interest in Korea Spicer Corporation in 1997. Included in revenue from lease financing and other income for the year ended December 31, 1997 and the three months ended March 31, 1997 is $227.0 million and $76.4 million, respectively, relating to these activities. After tax gains on these activities were $141.1 million and $45.0 million, respectively.

(b) Dana initiated various restructuring and rationalization plans in 1997. These plans resulted in charges to cost of sales, selling, general and administrative expense and income taxes of $129.1 million, $3.4 million and $30.0 million for the year ended December 31, 1997, respectively. During the three months ended March 31, 1997, these plans resulted in charges to cost of sales and income taxes of $26.0 million and $10.0 million, respectively. Total after tax charges to income were $121.1 million for the year ended December 31, 1997 and $36.0 million for the three months ended March 31, 1997.

(c) Equity in earnings (losses) of affiliates in 1995 includes a loss of $17.6 million relating to the devaluation of the Mexican Peso.

(d) Dana adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" in 1993.

(e) Net income per common share before the cumulative effect of a change in accounting principle for the year ended December 31, 1993 was $1.39 basic and $1.38 diluted.

                  SELECTED HISTORICAL FINANCIAL DATA OF ECHLIN
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following data, insofar as it relates to each of the years 1993 to 1997, has been derived from annual financial statements, including the consolidated balance sheets at August 31, 1996 and 1997 and the related consolidated statements of income and of cash flows for the three years ended August 31, 1997 and notes thereto, incorporated by reference herein. Earnings per share data for the three years ended August 31, 1997 has been restated in accordance with the provisions of Financial Accounting Standards Board Statement No. 128, "Earnings per Share." The data for the six months ended February 28, 1997 and 1998 has been derived from unaudited financial statements, incorporated by reference herein, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                                                                                 SIX MONTHS ENDED
                                                        YEAR ENDED AUGUST 31,                      FEBRUARY 28,
                                         ----------------------------------------------------   -------------------
                                           1993       1994       1995       1996       1997       1997       1998
                                         --------   --------   --------   --------   --------   --------   --------
STATEMENT OF INCOME DATA:
Net sales..............................  $1,944.5   $2,229.5   $2,717.9   $3,128.7   $3,568.6   $1,693.1   $1,725.2
Cost of sales..........................   1,378.0    1,571.3    1,932.5    2,309.0    2,707.1    1,280.4    1,303.3
Selling, general and administrative
  expense..............................     420.4      468.5      531.3      574.6      640.1      301.1      312.5
Repositioning and other special
  charges(a)...........................                                                 254.1
Gain on sale of business(b)............                                                 (28.6)
                                         --------   --------   --------   --------   --------   --------   --------
Income (loss) from operations..........     146.1      189.7      254.1      245.1       (4.1)     111.6      109.4
Interest expense, net..................       8.5       11.7       23.6       32.9       40.6       16.7       19.2
                                         --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes......     137.6      178.0      230.5      212.2      (44.7)      94.9       90.2
Estimated taxes on income..............      44.0       56.9       76.1       70.0        2.2       33.2       30.7
                                         --------   --------   --------   --------   --------   --------   --------
Income (loss) before cumulative effect
  of a change in accounting
  principle............................      93.6      121.1      154.4      142.2      (46.9)      61.7       59.5
Effect of a change in accounting
  principle(c).........................                  2.6
                                         --------   --------   --------   --------   --------   --------   --------
Net income (loss)......................  $   93.6   $  123.7   $  154.4   $  142.2   $  (46.9)  $   61.7   $   59.5
                                         ========   ========   ========   ========   ========   ========   ========
Net income (loss) per common share(d):
  Basic................................  $   1.60   $   2.10   $   2.60   $   2.30   $  (0.75)  $   0.99   $   0.94
  Diluted..............................      1.58       2.07       2.57       2.27      (0.75)      0.98       0.93
Dividends per common share.............  $   0.70   $   0.73   $   0.79   $   0.85   $   0.89   $   0.44   $   0.45
BALANCE SHEET DATA:
Total assets...........................  $1,263.3   $1,577.4   $1,961.0   $2,130.8   $2,374.2   $2,466.8   $2,381.9
Total debt(e)..........................     164.2      308.3      507.1      495.9      757.9      847.2      801.8
Stockholders' equity...................     713.8      799.0      909.3    1,008.9      913.7    1,046.7      945.5
OTHER DATA:
Capital expenditures...................  $   47.7   $   75.7   $  103.9   $  104.4   $  149.2   $   68.9   $   66.4
Depreciation and amortization..........      59.7       64.2       76.6       90.9      113.9       56.4       58.2

Note: The accompanying notes are an integral part of the selected historical financial data.
---------------
(a) During the fourth quarter of fiscal 1997, Echlin recorded repositioning and other special charges of $254.1 million, pretax. The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed of including severance costs. In addition, goodwill associated with brand names no longer in use was written off, inventory related to discontinued and rationalized product lines was written down, property, plant and equipment idled by facility closures and product line rationalizations were reduced and other investments and deferred customer acquisition costs were written off.

(b) During fiscal 1997, Echlin sold two divisions for gross proceeds of $75.9 million and reported a pretax gain of $28.6 million.

(c) Effective September 1, 1993, Echlin adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

(d) Net income per common share before the cumulative effect of a change in accounting principle for the year ended August 31, 1994 was $2.05 basic and $2.02 diluted.

(e) During February 1998, Echlin signed a definitive agreement to sell its Midland-Grau heavy duty brake operations to The Haldex Group of Sweden. The transaction was completed on April 3, 1998. The sales price, which is subject to completion of the closing date balance sheet, was approximately $150 million. Any gain from this transaction will be included in Echlin's results of operations for the third quarter. Echlin will use the proceeds from the sale to pay down existing debt.

RECENT RESULTS OF ECHLIN

     Echlin expects an operating earnings per share of Echlin Common Stock improvement of approximately 40% to 50% for Echlin's third fiscal quarter ended May 31, 1998, over the 53 cents per share of Echlin Common Stock earned in Echlin's third quarter last year. The estimated results exclude a gain from the sale of Echlin's heavy-duty brake business, costs related to the SPX Proposal (as defined herein), and expenses involving the Merger.

     Earnings in Echlin's third fiscal quarter benefited from the execution of Echlin's repositioning strategy. In addition, unit sales volume in the quarter is expected to improve about 1 to 2% year-over-year, which would represent Echlin's first quarterly unit sales volume growth since Echlin's fourth quarter of fiscal 1996.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following selected unaudited pro forma combined statement of income data, selected unaudited pro forma combined balance sheet data and selected unaudited pro forma combined other data give effect to the proposed merger of Dana and Echlin as a "pooling of interests." The selected unaudited pro forma combined statement of income data and selected unaudited pro forma combined other data assume the Merger occurred as of the beginning of the periods presented and combine the results of operations for Dana for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998 (unaudited) with the results of operations of Echlin for the years ended August 31, 1995, 1996 and 1997 and the three months ended February 28, 1998 (unaudited), respectively. As permitted by regulations of the Commission, Echlin's three-month period ended November 30, 1997 has been omitted from the selected unaudited pro forma combined statement of income data and selected unaudited pro forma combined other data. Echlin's sales and income from continuing operations during this period were $889.5 million and $59.2 million, respectively. The selected unaudited pro forma combined balance sheet data assumes the Merger took place on March 31, 1998 with regard to Dana and February 28, 1998 with regard to Echlin.

     The selected unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Dana and Echlin been a combined company during the specified periods. The selected unaudited pro forma combined financial data, including the notes thereto, should be read in conjunction with the unaudited pro forma combined condensed financial information included elsewhere in this Joint Proxy Statement-Prospectus and the historical financial statements of Dana and Echlin incorporated by reference in this Joint Proxy Statement-Prospectus.

                                                                                               THREE MONTHS
                                                             YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                        ---------------------------------   -------------------
                                                         1995(1)     1996(1)     1997(1)    1997(1)    1998(1)
                                                        ---------   ---------   ---------   --------   --------
STATEMENT OF INCOME DATA:
Net sales(2)..........................................  $10,304.4   $10,804.3   $11,850.2   $2,955.0   $3,183.4
Revenue from lease financing and other income(3)(4)...      212.5       215.4       521.2      135.9       67.9
                                                        ---------   ---------   ---------   --------   --------
Total revenue.........................................   10,516.9    11,019.7    12,371.4    3,090.9    3,251.3
Cost of sales(2)(3)(5)................................    8,371.0     8,823.5     9,809.0    2,464.2    2,614.7
Selling, general and administrative expense(3)........    1,216.5     1,289.4     1,376.4      344.9      352.4
Restructuring and other special charges(3)(5).........                              327.6
Interest expense......................................      185.7       202.9       249.0       56.9       70.7
                                                        ---------   ---------   ---------   --------   --------
Income before income taxes............................      743.7       703.9       609.4      224.9      213.5
Estimated taxes on income.............................      257.3       236.3       295.8      109.2       85.3
                                                        ---------   ---------   ---------   --------   --------
Income before minority interest and equity in earnings
  (losses) of affiliates..............................      486.4       467.6       313.6      115.7      128.2
Minority interest.....................................      (40.4)      (32.8)      (23.5)      (5.6)      (3.3)
Equity in earnings (losses) of affiliates.............       (3.5)       13.4        32.1        6.1        9.6
                                                        ---------   ---------   ---------   --------   --------
Net income............................................  $   442.5   $   448.2   $   322.2   $  116.2   $  134.5
                                                        =========   =========   =========   ========   ========
Net income per common share(6)
  Basic...............................................  $    2.76   $    2.79   $    1.97   $   0.72   $   0.82
  Diluted.............................................       2.73        2.76        1.94       0.71       0.80

BALANCE SHEET DATA:
Total assets(7)(8)....................................                                                 $9,950.9
Total debt............................................                                                  3,644.3
Stockholders' equity(7)(8)............................                                                  2,689.8

OTHER DATA:
Capital expenditures..................................  $   513.6   $   460.9   $   575.2   $  125.8   $  120.7
Depreciation and amortization.........................      322.4       369.3       448.4      108.7      116.5

         NOTES TO SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1) The selected unaudited pro forma combined statement of income data and selected unaudited pro forma combined other data assume that the Merger occurred as of the beginning of the periods presented. As permitted by regulations of the Commission, Echlin's three-month period ended November 30, 1997 has been omitted. The selected unaudited pro forma combined balance sheet data assumes the Merger took place on March 31, 1998 with regard to Dana and February 28, 1998 with regard to Echlin.

(2) Sales and related costs of sales between Dana and Echlin totalling $11.2 million, $10.7 million, $9.2 million, $2.5 million and $2.5 million for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively, have been eliminated.

(3) Restructuring charges recorded by Dana in 1997 have been reclassified to conform to Echlin's presentation. The restructuring charges were originally recorded in cost of sales, $110.1 million primarily relating to employee termination expenses and asset impairments; selling, general and administrative expense, $3.4 million; and other income, $0.8 million.

(4) Included in revenue from lease financing and other income for the year ended December 31, 1997, on a pro forma combined basis, are pre-tax gains of $227 million for Dana and $28.6 million for Echlin relating to sales of operations.

(5) Includes the reclassification of $40.8 million relating to inventory rationalization from restructuring and other special charges to cost of sales.

(6) Computed based upon the number of shares of Echlin Common Stock outstanding at February 28, 1998 (63.5 million) and the number of dilutive Echlin shares at February 28, 1998 (1.3 million), using the treasury stock method, multiplied by .9293 (the Exchange Ratio).

(7) Dana and Echlin estimate that they will incur direct transaction costs of approximately $30.0 million associated with the Merger, consisting primarily of investment banking, legal, accounting, financial printing and other related fees and costs and regulatory filing fees. The selected unaudited pro forma combined balance sheet data reflect such expenses as if they had been incurred as of March 31, 1998 for Dana and February 28, 1998 for Echlin. These charges have not been reflected in the selected unaudited pro forma combined statement of income data.

(8) Echlin's deferred tax liability has been reclassified to reflect the fact that the combined entity has a net deferred tax asset.

                                  RISK FACTORS

     In considering whether to approve the Dana Matters or the Echlin Matters, as the case may be, Dana stockholders and Echlin stockholders should consider carefully the following factors relating to the Merger and to the businesses of Dana and Echlin, together with the other information and financial data included or incorporated by reference in this Joint Proxy Statement-Prospectus. Such information includes "forward-looking statements" within the meaning of the PSLRA which can be identified by the use of terminology such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," "intends," "expects," "anticipates," "estimates," "projects" or "continue" or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results projected, estimated or implied by any forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the matters covered in such statements. Neither Dana nor Echlin undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FIXED EXCHANGE RATIO

     The Exchange Ratio is a fixed exchange ratio and will not be adjusted in the event of any increase or decrease in the market price of either the Dana Common Stock or the Echlin Common Stock between the date hereof and the Effective Time. The price of Dana Common Stock at the Effective Time may be higher or lower than its price on the date hereof. Such variations may be the result of changes in the business, operations or prospects of Dana or Echlin, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions or other factors. The Effective Time will occur as soon as practicable following the satisfaction or waiver (where permissible) of the conditions to the Merger. See "THE
MERGER -- Conditions to the Merger." Stockholders are urged to obtain current market quotations for Dana Common Stock and Echlin Common Stock.

     It is expected that the market price of Dana Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Dana Common Stock to be received by Echlin stockholders in the Merger is fixed and because the market price of Dana Common Stock is subject to fluctuation, the value of the shares of Dana Common Stock that holders of Echlin Common Stock would receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of Dana and Echlin Common Stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices." No assurance can be given concerning the market price of Dana Common Stock before or after the Effective Time.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS AND ACHIEVING SYNERGIES

     The success of the Merger will largely depend on the ability of Dana, following the consummation of the Merger, to realize cost savings and to consolidate operations and integrate processes. Assuming the Effective Time occurs prior to September 30, 1998, Dana has estimated that it can achieve net pre-tax synergies of $75 million in 1999 and approximately $200 million per year thereafter. However, the realization of such synergies is dependent to a large extent on manufacturing productivity improvements and planned elimination of duplicate functions. Of the $200 million, 45% is expected to come from manufacturing productivity improvements, 30% from the elimination of duplicate functions and the consolidation of distribution infrastructure, 15% from the elimination of redundant corporate expenses, and 10% from the consolidation of marketing and engineering efforts. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER." There can be no assurance that the timing and magnitude of productivity improvements or consolidation of duplicate functions (or other synergies) will occur as planned. The integration of businesses, moreover, involves a number of risks, including the diversion of management's attention to the assimilation of the operations from other business concerns, delays or difficulties in the actual integration of operations or systems, and challenges in retaining customers and key personnel of the acquired company. There can be no assurance that future consolidated results will improve as a result of the Merger, or that the timing or extent to which cost savings and efficiencies anticipated by Dana will be achieved.

     After the Merger is consummated, there exists a likelihood that one or more significant charges to operations will be required as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, and debt extinguishment costs, among others. At this time, the amount of any such charges cannot be determined.

     The pro forma financial statements contained in this Joint Proxy Statement-Prospectus do not include the positive impact of any synergies or efficiencies or the negative impact of any charges related to anticipated future actions.

RELIANCE ON MAJOR CUSTOMERS

     Sales to Ford Motor Corporation ("Ford") and Chrysler Corporation ("Chrysler") (including their global subsidiaries and affiliates) accounted for approximately 17% and 14%, respectively, of Dana's net sales for the year ended December 31, 1997 and will account for 15% and 11%, respectively, for the combined company on a pro forma basis for the same period. See "INFORMATION ABOUT DANA -- Customers." The loss of Ford or Chrysler as a customer of the combined company could have a material adverse effect on Dana. There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products and services purchased from outside suppliers such as Dana. If in the future Dana or the combined company were unable to generate sufficient cost savings to offset price reductions, Dana's or the combined company's gross margins could be adversely affected.

AUTOMOTIVE INDUSTRY CYCLICALITY AND CONDITIONS

     Dana's principal operations are directly related to OEM automotive production. Automotive sales and production are cyclical and dependent upon general economic conditions and other factors while Echlin's business operations are concentrated in the automotive aftermarket, which may provide a degree of counter cyclicality to economic conditions prevailing in the automotive industry generally. Any significant reduction in automotive production would have an adverse effect on the level of Dana's sales to OEMs and Dana's financial position and operating results, as would any labor difficulties and work stoppages at the OEMs' facilities causing a significant reduction in automotive production. Additionally, there can be no assurance that Dana or the combined company will be able to pass along to its OEM and other customers any increases in the costs of raw materials.

LABOR RELATIONS

     Approximately 33% of Dana's and approximately 30% of the combined company's domestic employees are covered by collective bargaining agreements. While Dana and Echlin believe that their relations with their employees are generally good, a prolonged dispute could have a material adverse effect on Dana or the combined company.

POTENTIAL ENVIRONMENTAL RISKS

     Dana's business and products, and those of the combined company, are subject to the constantly changing body of environmental laws and regulations, which requires that certain environmental standards be met and imposes liability for the failure to comply with such standards. While Dana and Echlin endeavor at each of their facilities to assure compliance with environmental laws and regulations, there can be no assurance that Dana's or Echlin's operations or activities, or historical operations by others at Dana's or Echlin's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on Dana or the combined company.

COMPETITION

     The automotive OEM markets in which Dana competes and the combined company will compete are highly competitive. Dana's competitors in certain markets include divisions or subsidiaries of companies, including Dana's customers, some of which have significantly greater resources than Dana or the combined company. Dana competes in the United States and internationally principally on the basis of product quality and specifications, technology, customer service, reliability, price, customized design and technical qualifications, and reputation. In the automotive aftermarket, Echlin competes and the combined company will compete principally on the basis of price, customer service, product quality, distribution capabilities, geographic presence and reputation. Competitive pressures, and other factors in either market could cause Dana or the combined company to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the financial position, results of operations and cash flows of Dana or the combined company.

YEAR 2000 ISSUE

     Dana and Echlin use software and related computer technologies essential to their operations that use two digits rather than four to specify the year, which could result in a date recognition problem with the transition to the year 2000. Dana and Echlin have each established a plan to assess the potential impact of the year 2000 problem on their respective systems and operations and to implement solutions to address this issue. Dana and Echlin are presently in the assessment phase of their year 2000 plans, which include conducting an inventory of potentially date-sensitive systems and surveying their suppliers and service providers for year 2000 compliance. As Dana and Echlin are presently in the assessment phase of their year 2000 plans, there can be no assurances that the costs of remediation will not be material or that Dana or the combined company will not experience material unanticipated costs and/or business interruption due to year 2000 problems in its internal systems, its supply chain or from customer product migration issues.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

     Certain provisions of Dana's Restated Articles of Incorporation and By-laws may inhibit changes in control of Dana not approved by the Dana Board. These provisions include: (i) stockholder action only through unanimous written consents; (ii) inability of stockholders to call special meetings of stockholders; and (iii) the authority of the Dana Board to issue, without stockholder approval, preferred stock with such terms as the Dana Board may determine. Dana will also be afforded the protections of Sections 13.1-762 and 13.1-728 of the VSCA, which could have similar effects. See "COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANA AND ECHLIN."

                              DANA SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to Dana stockholders on or about June 2, 1998 and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Dana Board for use at the Dana Special Meeting to be held on June 30, 1998, at 10:00 a.m., local time, at Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the Dana Special Meeting, Dana stockholders will be asked, in accordance with the requirements of the NYSE, to consider and vote upon the Issuance. The NYSE requires stockholder approval of the Issuance because the number of shares of Dana Common Stock to be issued in the Merger will exceed 20% of the shares of Dana Common Stock outstanding immediately prior to the Effective Time. Dana stockholders will also be asked, in accordance with the requirements of the VSCA, to consider and vote upon the Articles Amendment. As allowed by the VSCA, the Dana Articles provide that they may be amended by the approval of a majority of votes entitled to be cast on such amendment. (Dana stockholders may also be asked to vote upon the Dana Adjournment Proposal, which could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Issuance.)

PROXIES

     The accompanying form of proxy is for use at the Dana Special Meeting if a Dana stockholder is unable to attend in person. The proxy may be revoked by the Dana stockholder at any time before it is exercised, either by submitting to the Corporate Secretary of Dana written notice of revocation or a properly executed proxy of a later date or by attending the meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Dana proxies should be addressed to Dana Corporation, 4500 Dorr Street, Toledo, Ohio 43615, Attention: Corporate Secretary. All shares of Dana Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the approval of the Dana Matters.

     The entire cost of soliciting the proxies from Dana stockholders will be borne by Dana except that Echlin and Dana have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, Dana will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Dana will reimburse such record holders for their reasonable expenses in so doing. Dana has also made arrangements with MacKenzie Partners Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $10,000, plus expenses, for such services. If necessary, Dana may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     In accordance with the provisions of the VSCA, June 1, 1998 has been fixed as the Dana Record Date for determination of Dana stockholders entitled to notice of and to vote at the Dana Special Meeting. Accordingly, only holders of shares of record at the close of business on that date of Dana Common Stock will be entitled to notice of and to vote at the Dana Special Meeting. The number of outstanding shares of Dana Common Stock entitled to vote at the Dana Special Meeting is 105,769,673. In accordance with the VSCA, abstentions from voting will be counted for purposes of determining whether a quorum exists at the Dana Special Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). In addition, abstentions from voting and broker non-votes will not be deemed to have been cast either "for" or "against" the proposal considered at the meeting and, since approval of the Issuance requires the vote of a majority of the votes cast at the Dana Special Meeting, will have no effect on the approval of the Issuance or the Dana Adjournment Proposal. However, since the Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Dana Common Stock, abstentions and broker non-votes will have the same effect as negative votes for purposes of the Articles Amendment. Accordingly, the Dana Board urges Dana stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

     Each share of Dana Common Stock entitles its holder to one vote and the affirmative vote of a majority of the votes cast at the Dana Special Meeting is required to approve the Issuance and the Dana Adjournment Proposal, provided that, in the case of the Issuance, at least 50% of the shares entitled to vote on such matters are represented at the Dana Special Meeting in person or by proxy. The Articles Amendment requires the affirmative vote of a majority of the outstanding shares of Dana Common Stock. As of the Dana Record Date, approximately 2,539,700 shares of Dana Common Stock equivalent to approximately 2% of the votes entitled to be cast at the Dana Special Meeting, were beneficially owned by directors and executive officers of Dana. It is currently expected that each such director and executive officer of Dana will vote the shares of Dana Common Stock beneficially owned by him or her for approval of the Dana Matters.

     Additional information with respect to beneficial ownership of Dana Common Stock by individuals and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Dana Common Stock by directors and executive officers of Dana is incorporated by reference to the 1997 Annual Report on Form 10-K of Dana. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF THE DANA BOARD

     The Dana Board has unanimously approved the Agreement and the transactions contemplated thereby, including the Issuance. The Dana Board believes that the Agreement and the transactions contemplated thereby, including the Issuance are fair to and in the best interests of Dana and Dana stockholders and unanimously recommends that Dana stockholders vote "FOR" the Dana Matters. See "THE
MERGER -- Reasons of Dana for the Merger."

                             ECHLIN SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to the Echlin stockholders on or about June 2, 1998, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Echlin Board for use at the Echlin Special Meeting to be held on June 30, 1998, at 2:00 p.m., local time, at Echlin's offices at 100 Double Beach Road, Branford, Connecticut, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the Echlin Special Meeting, Echlin stockholders will be asked in accordance with the CBCA to approve the Merger Proposal. (Echlin stockholders may also be asked to vote upon the Echlin Adjournment Proposal, which could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Proposal.)

PROXIES

     The accompanying form of proxy is for use at the Echlin Special Meeting if an Echlin stockholder is unable to attend. The proxy may be revoked by an Echlin stockholder at any time before it is exercised, either by submitting to the Corporate Secretary of Echlin written notice of revocation or a properly executed proxy of a later date or by attending the meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Echlin proxies should be addressed to Echlin Inc., 100 Double Beach Road, Branford, Connecticut 06405, Attention: Corporate Secretary. For such notice of revocation or later proxy to be valid, however, it must actually be received by Echlin prior to the vote of the Echlin stockholders at the Echlin Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Echlin Matters. The Echlin Board is unaware of any other matters that may be presented for action at the Echlin Special Meeting. If other matters do properly come before the Echlin Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion.

     The entire cost of soliciting the proxies from Echlin stockholders will be borne by Echlin; provided, however, that Dana and Echlin have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, Echlin will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Echlin will reimburse such record holders for their reasonable expenses in so doing. Echlin has also made arrangements with Morrow & Co., Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $12,500, plus expenses, for such services. If necessary, Echlin may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     In accordance with the provisions of the CBCA, June 1, 1998 has been fixed as the Echlin Record Date for the determination of Echlin stockholders entitled to receive notice of and to vote at the Echlin Special Meeting. Accordingly, only holders of shares of record at the close of business on that date of Echlin Common Stock will be entitled to notice of and to vote at the Echlin Special Meeting. The number of shares of Echlin Common Stock entitled to vote at the Echlin Special Meeting is 63,639,225. The presence, in person or by proxy, of shares of Echlin Common Stock representing a majority of the total voting power of such shares entitled to vote on the Echlin Record Date is necessary to constitute a quorum at the Echlin Special Meeting. Each share of Echlin Common Stock outstanding on the Echlin Record Date entitles its holder to one vote.

     Echlin intends to count shares of Echlin Common Stock present in person at the Echlin Special Meeting but not voting, and shares of Echlin Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Echlin Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Under applicable NYSE rules, brokers who hold shares of Echlin Common Stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Echlin Special Meeting without specific instructions from such customers.

     UNDER THE CBCA, APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF ALL VOTES ENTITLED TO BE CAST ON THE MERGER PROPOSAL AT THE ECHLIN SPECIAL MEETING.

     ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE ECHLIN BOARD URGES ECHLIN STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the Echlin Record Date, approximately 1,161,020 shares of Echlin Common Stock, equivalent to approximately 1.84% of the shares entitled to vote at the Echlin Special Meeting, were beneficially owned by directors and executive officers of Echlin. It is currently expected that each such director and executive officer of Echlin will vote the shares of Echlin stock beneficially owned by him or her for approval of the Echlin Matters.

     Additional information with respect to beneficial ownership of Echlin Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Echlin Common Stock by directors and executive officers of Echlin is incorporated by reference to the 1997 Annual Report on Form 10-K of Echlin. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF THE ECHLIN BOARD

     The Echlin Board has unanimously approved the Agreement and the transactions contemplated thereby. The Echlin Board believes that the Merger is fair to and in the best interests of Echlin and Echlin stockholders and unanimously recommends that Echlin stockholders vote "FOR" approval of the Echlin Matters. See "THE MERGER -- Reasons of Echlin for the Merger."

                                   THE MERGER

     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND, WITH THE EXCEPTION OF CERTAIN EXHIBITS THERETO, IS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS AS APPENDIX A.

DESCRIPTION OF THE MERGER

     At the Effective Time, Merger Sub will merge with and into Echlin, the separate corporate existence of Merger Sub will cease and Echlin will survive and continue to exist as a Connecticut corporation and a wholly owned subsidiary of Dana. Subject to the satisfaction or waiver of certain conditions set forth in the Agreement and described more fully in " -- Conditions to the Merger," the Merger will become effective upon the filing of a certificate of merger in the office of the Secretary of State of Connecticut, or at such later date and time as may be set forth in the certificate of merger, in accordance with Section 33-819 of the CBCA. The Merger will have the effects prescribed in Section 33-820 of the CBCA, and the certificate of incorporation and By-laws of the Surviving Corporation will be those of Merger Sub, as in effect immediately prior to the Effective Time.

     At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Echlin stockholder, each share of Echlin Common Stock (excluding shares held by Echlin or any of its subsidiaries or by Dana, Merger Sub or any of their subsidiaries ("Treasury Shares")) issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive .9293 of a share of Dana Common Stock; provided, however, in the event Dana changes (or establishes a record date for changing) the number of shares of Dana Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Dana Common Stock and the record date of such transaction is set prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

     It is expected that the market price of Dana Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of Dana Common Stock to be received by Echlin stockholders in the Merger is fixed and because the market price of Dana Common Stock is subject to fluctuation, the value of the shares of Dana Common Stock that holders of Echlin Common Stock would receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of Dana and Echlin Common Stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices." No assurance can be given concerning the market price of Dana Common Stock before or after the Effective Time.

     In addition, at the Effective Time: (i) the shares of Dana and Merger Sub capital stock outstanding immediately prior to the Effective Time will continue to be outstanding after the Effective Time; (ii) each of the shares of Echlin capital stock held as Treasury Shares immediately prior to the Effective Time will be canceled and retired at the Effective Time and no consideration will be issued in exchange therefor; and (iii) all Echlin Employee Stock Options, which are then outstanding and unexercised, will cease to represent a right to acquire shares of Echlin Common Stock and will be converted automatically into options to purchase shares of Dana Common Stock, and Dana will assume each Echlin Employee Stock Option subject to the terms of any of the relevant stock option plans of Echlin (collectively, the "Echlin Employee Stock Option Plans"), and the agreements evidencing grants thereunder; provided, however, that, from and after the Effective Time, (a) the number of shares of Dana Common Stock purchasable upon exercise of such Echlin Employee Stock Option will be equal to the number of shares of Echlin Common Stock that were purchasable under such Echlin Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (b) the per share exercise price under each such Echlin Employee Stock Option will be adjusted by dividing the per share exercise price of each such Echlin Employee Stock Option by the Exchange Ratio, and rounding down to the nearest cent. Notwithstand-ing the foregoing, the number of shares and the per share exercise price of each Echlin Employee Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code and, with respect to any such incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and, where necessary, the per share exercise price will be rounded up to the nearest cent. In connection with the conversion of the Echlin Employee Stock Options in the Merger, Dana will reserve a sufficient number of shares of Dana Common Stock, register such stock under the Securities Act and comply with applicable state securities or "blue sky" laws, and as soon as practicable following the Effective Time, each performance unit under Echlin's Performance Unit Plan will be equitably adjusted by Dana.

     Dana may at any time change the method of effecting the combination with Echlin if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Echlin into Dana or any other subsidiary of Dana; provided, however, that no such change will (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely affect the tax treatment of Echlin or Echlin stockholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by the Agreement, or (iv) otherwise adversely affect Echlin or its stockholders.

BACKGROUND OF THE MERGER

     Shortly after Larry W. McCurdy was appointed as the Chief Executive Officer of Echlin in March 1997, Echlin implemented a strategic repositioning program which included, among other actions, sale of a number of businesses, closure or rationalization of a number of facilities and reorganization and simplification of the corporate structure.

     During the course of 1997 senior officers of SPX Corporation ("SPX") met three times at the initiative of SPX with senior officers of Echlin and at such meetings SPX proposed in general terms the possibility of a business combination between SPX and Echlin. However, no specific proposal was made at any of these meetings and, due to the refusal of SPX to enter into customary protections prior to the exchange of confidential information, no such information was exchanged and no further discussions were held. On February 17, 1998, SPX announced a proposal to acquire all of the outstanding common stock of Echlin in an exchange offer followed by a merger for a consideration consisting of a mix of SPX common stock and cash (the "SPX Offer"). At the same time, SPX commenced a solicitation of demands from Echlin stockholders to call a special meeting of Echlin stockholders at which meeting SPX proposed, among other actions, to remove the entire board of directors of Echlin and elect as Echlin directors five persons who were nominees of SPX. SPX announced that, if its nominees were elected at a special meeting of Echlin stockholders, they would act to facilitate the consummation of the SPX Offer. In connection with the SPX Offer and the demand solicitation and to review the strategic alternatives available to Echlin, Echlin retained Salomon Smith Barney to act as its financial advisor and Davis Polk & Wardwell to act as its legal advisor. There were numerous meetings of the Echlin Board to discuss the SPX proposal and to evaluate the strategic options available to Echlin.

     After the announcement of the SPX proposal, a number of parties approached Echlin and Echlin's financial advisors with indications of interest in exploring a possible transaction. Based on the information conveyed by such parties to Echlin's financial advisors regarding the possible range of values that such parties would consider in a transaction with Echlin or such parties' suggestions concerning structures that such parties would consider for a transaction, Echlin's management and the Echlin Board decided that none of such transactions were more advantageous to Echlin, Echlin's stockholders, employees, customers, suppliers and other constituencies than the implementation and further refinement of the strategy already being pursued by Echlin.

     From time to time over the years officers of Dana and Echlin have met to discuss various aspects of their businesses and the automotive markets in general. In late March 1998, Southwood J. Morcott, Chairman and Chief Executive Officer of Dana, suggested to Mr. McCurdy that they meet to discuss areas of mutual interest, including the possibility of exploring a transaction between Dana and Echlin. Mr. McCurdy met with Mr. Morcott and Joseph M. Magliochetti, Dana's President and Chief Operating Officer, on March 31, 1998.

At the meeting, Mr. McCurdy reviewed the current status of the SPX Offer and stated that Echlin was not for sale. Mr. McCurdy and Mr. Morcott concluded that exploration of synergies between Echlin and Dana, as well as mutual due diligence, would be required before either company could determine whether it would entertain entering into discussions regarding a business combination transaction. No such exploration or due diligence was scheduled. Because Mr. McCurdy had indicated that Echlin was not for sale, Mr. Morcott left the meeting without the expectation of a future meeting.

     After the March 31, 1998 meeting there were no contacts between Dana and Echlin until approximately April 16, 1998, when Mr. McCurdy contacted Mr. Morcott and, as a result of the conversation, a meeting was scheduled. On April 20 and 21, 1998, Mr. Morcott and other senior officers of Dana met with Mr. McCurdy and other senior officers of Echlin at Echlin's offices. After Echlin's representatives made presentations on the basis of publicly available information regarding the business of Echlin, Dana senior officers suggested that a business combination transaction between Dana and Echlin be considered, subject to exploration of synergies between the companies and mutual due diligence.

     On April 23, 1998, the Echlin Board held a telephonic meeting and heard a status presentation by Mr. McCurdy on the contacts with Dana. Later that day, Dana and Echlin entered into a Confidentiality and Standstill Agreement which contained customary confidentiality and standstill provisions. Beginning on April 25, due diligence was conducted by Dana and its legal, financial and accounting representatives with respect to Echlin's businesses and by Echlin and its legal, financial and accounting representatives with respect to Dana's businesses. In addition, the two companies and their financial advisors discussed the possible synergies that could result from a combination of the businesses of the two companies and the range of possible valuations.

     On April 30, 1998, SPX commenced the SPX Offer.

     On May 1, 1998, the Echlin Board held a special meeting to continue its consideration of the SPX Offer and to hear a presentation from Mr. McCurdy on the status of discussions with Dana concerning synergy analyses and the status of a possible transaction with Dana. Financial and legal advisors to Echlin discussed financial and legal issues relating to both the SPX Offer and a possible transaction with Dana. The Echlin Board authorized management to continue to explore the possibility of a transaction with Dana.

     On May 2 and May 3, 1998, Echlin and Dana and their financial and legal advisors engaged in negotiations regarding the Exchange Ratio, the terms and structure of a transaction and other issues. Representatives of Dana indicated to representatives of Echlin that Dana would be willing to proceed with the transaction only on certain conditions. After extensive negotiations, Dana indicated that it was willing to enter into the transaction on terms contained in the Agreement and the Stock Option Agreement.

     On May 3, 1998, a special meeting of the Dana Board was held to consider the terms of the proposed transaction. After presentations from Dana's financial and legal advisors, the Dana Board received the Lehman Brothers Opinion that the Exchange Ratio was fair, from a financial point of view, to Dana. After discussion in detail of the proposed transaction, the Dana Board unanimously approved the Agreement, the Merger and the other transactions contemplated thereby, and resolved to recommend that Dana stockholders vote to approve the Issuance at a special meeting of Dana stockholders to be held for that purpose. See "DANA SPECIAL MEETING."

     On May 3, 1998, the Echlin Board held another meeting to discuss the SPX Offer and to hear presentations from management and advisors regarding the proposed terms of the offer by Dana and to discuss the transaction and its impact on the stockholders of Echlin and Echlin's other constituencies. Salomon Smith Barney rendered its opinions to the Echlin Board that, as of such date and subject to the qualifications, limitations and assumptions set forth in each opinion, the consideration to be paid pursuant to the SPX Offer was inadequate from a financial point of view to the stockholders of Echlin (other than SPX and its affiliates), and the Exchange Ratio provided for in the Agreement was fair from a financial point of view to the stockholders of Echlin (other than SPX and its affiliates or Dana and its affiliates). After careful consideration, the Echlin Board unanimously approved the Agreement and recommended that Echlin stockholders approve the Merger and the transactions contemplated by the Agreement. The Echlin Board also unanimously concluded that the SPX Offer was inadequate and not in the best interests of Echlin, its stockholders and its other constituencies and recommended that Echlin stockholders reject the SPX Offer. Following this meeting of the Echlin Board, representatives of Dana and Echlin executed the Agreement and the Stock Option Agreement. On May 4, 1998, Dana and Echlin issued a press release jointly announcing the transaction.

     On May 4, 1998, Echlin filed a Schedule 14D-9 under the Exchange Act recommending that Echlin stockholders reject the SPX Offer and, on May 6, 1998, SPX terminated the SPX Offer.

REASONS OF DANA FOR THE MERGER

     The following briefly describes the material reasons, factors and information taken into account by the Dana Board in deciding to approve the Merger and to recommend that Dana stockholders approve the Issuance.

     - Industry Trends and Consolidation. The automotive industry is undergoing a rapid consolidation on a global basis that has affected both component suppliers and the OEMs. Due to the capital intensive nature and overall size of the industry, Dana believes that scale is an important competitive factor, with the largest industry participants able to leverage key resources -- manufacturing, R&D, engineering, customer relationships and distribution. This is increasingly important in the OEM market, where suppliers are under continuing pressure to take cost out of the supply chain and, in turn, to reduce overall cost to the OEMs. See "RISK FACTORS -- Competition." At the same time, successful automotive components suppliers are being required to provide extensive design/engineering support and, of increasing importance, to offer high quality complete systems or modules and broad product offerings.

       In the U.S. market, there has been an ongoing rationalization and consolidation of distribution channels. In the retail do-it-yourself oriented market, products are increasingly sold through large national and regional chains. However, the increasing complexity of light vehicle operating systems is reducing the opportunities for do-it-yourselfers, resulting in a resurgence of providers of professional repair services, who are generally served by the traditional warehouse distributor/jobber distribution channel. This sector is also consolidating into large independent companies and/or program groups. Branded repair parts have strong appeal to professional mechanics, since they imply quality, reliability and market acceptance. In the aftermarket, Dana believes that recognized brands are an important asset and that multiple brands can be managed as part of a portfolio in order to more efficiently serve customers' needs.

       The aftermarket parts segment of the automotive components industry is characterized by products with differing growth trends and prospects reflecting factors such as the introduction of new technology, substitution of new materials and changing governmental regulation (both in the U.S. and international markets).

     - Strategic Rationale. Dana believes the Merger will provide it with an enhanced competitive position as one of the largest independent automotive parts companies in the world. In addition, the Merger will enable Dana to make significant progress towards its long-established Beyond 2000 strategic goals, including balancing revenues from its Highway OEM and Diversified customer bases. See "INFORMATION ABOUT
       DANA -- Strategic Initiatives." As a result, Dana expects the impact of historical OEM cyclicality to be mitigated by the relatively more stable levels of both revenue and profitability in the aftermarket. See "RISK FACTORS -- Automotive Industry Cyclicality and Conditions."

       Another key objective of Dana's Beyond 2000 goals is to grow strategically while providing investors with superior returns. Dana believes its growth objectives will be supported in the Merger through
       (i) the addition of aftermarket products which Dana and Echlin believe have above-industry growth prospects characterized by improved performance but shorter lives, introduction of new technology and substitution of new materials (for example, while sales of traditional "tune-up" products such as points, plugs and condensers are declining, newer aftermarket components such as fuel injection and electronic ignition components have attractive growth trends); (ii) the addition of a leading portfolio of branded products which will be especially important for entry into emerging international markets; and (iii) the addition of brake system components and vehicle fluid handling systems, as well as electronic ignition and engine management systems, with the potential to integrate these new products into Dana's existing drivetrain and engine systems offerings to the OEMs.

     - Highly Complementary Businesses. Through the Merger, Dana will acquire a premier position in the aftermarket, including a leading distribution capability, numerous strong customer relationships and an excellent reputation in the aftermarket segment. Dana expects this to immediately benefit its distribution business ($2.3 billion in annual revenues) by enhancing management focus and leveraging Echlin's established core competencies. In addition, Dana expects its own strength in the OEM market to immediately benefit Echlin's $1 billion OEM business through increased penetration of Dana's established OEM customers. Dana further believes that its demonstrated manufacturing capabilities and asset management discipline will improve Echlin's manufacturing and asset management efficiency, and that there is a significant overlap of existing distribution networks between the two companies which will allow for the elimination of redundant facilities and other resources.

       In addition to cost and efficiency savings, Dana believes there is substantial opportunity for incremental revenue growth in the combined company following the Merger. For example, Dana and Echlin have complementary international aftermarket operations. Dana products are expected to generate higher revenues in Europe as they begin to be sold through Echlin's Quinton Hazell unit. Echlin products are expected to enjoy increased distribution through Dana's South American operations. In the OEM segment, Dana's well established and extensive international presence is expected to accelerate Echlin's growth in global markets and allow for the incorporation of Echlin's products into systems and modules currently supplied by Dana but historically sourced from suppliers other than Echlin. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

     - Positive Financial Contribution. Echlin's internal cost saving programs are now just beginning to have an effect on its reported financial performance. Announced in September 1997 and March 1998, these programs represent a comprehensive restructuring and repositioning of Echlin, including changing the fundamental strategy for managing and operating its businesses. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER." The full impact of these initiatives is expected to be realized in 1999 and 2000. In addition, the complementary nature of the two businesses is expected to result in substantial synergies, both from cost savings and revenue enhancements. While Dana believes that there will be significant incremental revenues generated as a result of the combination, early planning efforts with respect to the integration of Echlin with Dana have focused primarily on near-term cost saving opportunities. The current financial forecasts for the combined company for 1999 and 2000 do not incorporate meaningful incremental profits from synergistic revenue enhancements, which cannot be estimated at this time.

       However, on the basis of cost synergies alone, the Merger is expected to have a near-term positive impact on the key criteria used by Dana to measure its financial performance, including, but not limited to, reported earnings per share, return on invested capital, cash flow generation and balance sheet strength. With respect to balance sheet strength, the stock-for-stock exchange in the Merger will lead to a strengthened financial position for Dana and enhanced flexibility to fund future growth.

       Relative to public estimates of Dana's future performance with respect to each of these financial measures, the Merger is expected to be moderately dilutive in 1998 (as restated for the full year as required by GAAP), moderately accretive in 1999 as Echlin's repositioning cost savings and combination synergies begin to be realized, and significantly accretive in 2000. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER." While certain Echlin businesses are currently performing at levels below Dana's corporate objectives, Dana believes that these businesses will be performing at levels at or above its corporate objectives by 2000 or earlier. In addition, due to the benefits of the combined company, Dana expects that certain of its own existing businesses will meet corporate objectives earlier than originally anticipated.

     In reaching its determination to approve the Agreement and recommend approval of the Issuance, the Dana Board considered the above factors as well as a number of additional factors, including, without limitation, the following:

          (i) its knowledge and review of the financial condition, results of operations and business operations and prospects of Echlin, as well as the results of Dana's due diligence review of Echlin, and its belief that Echlin is a high quality corporation with a respected and capable management team with a compatible approach to customer service and stockholder value;

          (ii) its evaluation of the financial terms of the Merger (see
     "-- Description of the Merger") and its belief that such terms are fair to and in the best interests of Dana and Dana's stockholders and are consistent with Dana's long-term strategy of enhancing stockholder value with expansion through selective acquisitions;

          (iii) the nonfinancial terms of the Agreement and related agreements, including the circumstances under which the Agreement could be terminated and the Stock Option Agreement (see "-- Stock Option Agreement");

          (iv) the various factors enumerated under "RISK FACTORS";

          (v) the likelihood that the Merger would receive requisite regulatory approvals (see "-- Regulatory Matters"); and

          (vi) the expectation that the Merger would constitute a "reorganization" under Section 368(a) of the Code and that it would be accounted for as a "pooling of interests" for accounting and financial reporting purposes (see "-- Certain Federal Income Tax Consequences" and "-- Accounting Treatment").

     Dana also considered the fact that, based on market prices shortly prior to announcement of the Merger, the Exchange Ratio reflected a premium to the price of Echlin Common Stock on May 1, 1998 of approximately 16%. In addition, in recommending approval of the Issuance by the Dana stockholders, the Dana Board considered the opinion of Lehman Brothers (including the assumptions and financial information relied upon by Lehman Brothers in arriving at such opinions, some of which financial information was provided to Lehman Brothers by the senior management of each of Dana and Echlin). See "-- Opinion of Dana's Financial Advisor."

     In view of the wide variety of factors considered by the Dana Board in connection with its evaluation of the Merger and the complexity of such matters, the Dana Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Dana Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "-- Opinion of Dana's Financial Advisor." In addition, the Dana Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate determination or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of Dana's management and legal and financial advisors, and reached a general consensus that the Merger was advisable and in the best interests of Dana and Dana's stockholders. In considering the factors described above, individual members of the Dana Board may have given different weight to different factors.

  Recommendation of the Dana Board

     BASED ON THE FOREGOING, AND THE OPINION OF LEHMAN BROTHERS REFERRED TO ABOVE, THE DANA BOARD UNANIMOUSLY RECOMMENDS THAT DANA STOCKHOLDERS VOTE "FOR" THE ISSUANCE IN CONNECTION WITH THE MERGER.

REASONS OF ECHLIN FOR THE MERGER

     The Echlin Board made its determination after careful consideration of, and based on, a number of factors including the material factors described below:

          (i) the current industry, economic and market conditions, including, in particular, the intensification of competition in many lines of Echlin's business, together with the recent consolidation trend within the OEM and aftermarket components businesses;

          (ii) presentations by the management of Echlin and its financial advisors, regarding the financial condition, results of operations, business and prospects of Echlin, including the prospects of Echlin as a stand-alone company;

          (iii) the extensive investigation of strategic alternatives by Echlin and Salomon Smith Barney, including consideration of Echlin acquiring another large car parts business or company, Echlin continuing as an independent company with growth through internal expansion and acquisitions, and a sale of Echlin as an entity and the belief, based on such investigation, that it was not likely that any other entity would propose a transaction that would be superior to the Merger;

          (iv) the strategic fit between Echlin and Dana, including the possibility for significant synergies and cost savings, and the fact that the Merger will create the largest independent vehicle parts company in the United States;

          (v) historical and forecasted financial and other information relating to Dana, the results of Echlin's due diligence examination of Dana and other exchanges of information with Dana;

          (vi) that the $55 per share of Echlin Common Stock represented by the Exchange Ratio (based on the closing price of Dana Common Stock on the NYSE on May 1, 1998, the last trading day prior to the public announcement of the execution of the Agreement, represented (A) a premium of approximately 16% over the closing sales price for a share of Echlin Common Stock on May 1, 1998, (B) a premium of approximately 42% over the closing sales price for a share of Echlin Common Stock on February 13, 1998, the last trading day prior to the public announcement of the proposal by SPX to commence the SPX Offer, and (C) a premium of approximately 60% over the average closing sales price for a share of Echlin Common Stock from October 3, 1997 to February 13, 1998 (ninety trading days immediately preceding the public announcement of the proposal by SPX to commence the SPX Offer);

          (vii) the fact that pursuant to the Agreement Echlin stockholders would, prior to the Effective Time, share in any appreciation in the value of Dana Common Stock;

          (viii) the consideration to be received by Echlin stockholders in the Merger and the percentage of the combined company to be owned by Echlin stockholders following the Merger;

          (ix) the ability of Echlin stockholders to participate in the enhanced prospects of the combined company through ownership of Dana Common Stock following the Merger;

          (x) the current dividend paid on Dana Common Stock compared to the current dividend paid on Echlin Common Stock;

          (xi) the analyses and presentation prepared by Salomon Smith Barney and its written opinion to the effect that, as of the date of such opinion, the Exchange Ratio was fair, from a financial point of view, to the Echlin stockholders other than SPX and its affiliates or Dana and its affiliates;

          (xii) as required by Section 33-756(d) of the CBCA, the effects of the Merger on the interests of Echlin's employees, customers, creditors and suppliers and on the interests of communities in which the offices and facilities of Echlin are located;

          (xiii) the fact that the Merger is conditioned upon receipt of favorable letters from independent accountants regarding concurrence with management's conclusion as to the appropriateness of "pooling of interests" accounting treatment for the Merger under GAAP;

          (xiv) the ability to consummate the Merger as a tax-free reorganization under the Code;

          (xv) the provisions of the Agreement that permit Echlin, under certain circumstances, to furnish information to and participate in substantive negotiations and discussions with third parties and to terminate the Agreement to enter into a definitive agreement with a third party in connection with a Superior Proposal (as defined under the caption
     "-- Conduct of Business Prior to the Merger and Other Covenants") upon payment of a $87.5 million termination fee (and possible payment of up to $35 million in respect of the Option under the Stock Option Agreement) (see "-- Termination of the Agreement" and "-- Stock Option Agreement");

          (xvi) the strength of the management team of Dana;

          (xvii) the current and historical trading prices and values of Dana Common Stock and Echlin Common Stock and the current and historical trading multiples of other comparable companies; and

          (xviii) the companies' respective historical financial conditions, results of operations and estimated future results (including those of Echlin as a stand-alone entity); and the financial condition and business reputation of Dana.

     The Echlin Board also considered (i) the risks described under "RISK FACTORS," (ii) conditions to the consummation of the Merger, (iii) the potentially substantial management time and effort that will be required to consummate the Merger and integrate the operations of Dana and Echlin, (iv) the fact that pursuant to the Agreement, Echlin stockholders would share in any decline in the value of Dana Common Stock and (v) the Stock Option Agreement and certain provisions of the Agreement might have the effect of discouraging other persons potentially interested in merging with or acquiring Echlin. In the judgment of the Echlin Board, the potential benefits of the Merger outweighed all these considerations.

     In view of the wide variety of factors considered by the Echlin Board in connection with its evaluation of the Merger and the complexity of such matters, the Echlin Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Echlin Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "-- Opinion of Echlin's Financial Advisor." In addition, the Echlin Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate determination or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of Echlin's management and legal and financial advisors, and reached a general consensus that the Merger was advisable and in the best interests of Echlin, Echlin's stockholders and Echlin's other constituencies. In considering the factors described above, individual members of the Echlin Board may have given different weight to different factors.

     For information concerning certain interests of members of the Echlin Board in the Merger, see "-- Interests of Certain Persons in the Merger."

  Recommendation of the Echlin Board

     THE ECHLIN BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, ECHLIN, ITS STOCKHOLDERS AND OTHER CONSTITUENCIES OF ECHLIN. THE ECHLIN BOARD UNANIMOUSLY RECOMMENDS THAT ECHLIN STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF DANA'S FINANCIAL ADVISOR

     In April 1998, the Dana Board engaged Lehman Brothers to act as its financial advisor with respect to pursuing an acquisition of Echlin. On May 3, 1998, as part of its role as financial advisor, Lehman Brothers rendered its oral opinion (subsequently confirmed in writing as of such date) to the Dana Board that as of such date and, based upon and subject to certain matters stated therein, the Exchange Ratio to be paid by Dana to the stockholders of Echlin in the Merger was fair from a financial point of view to Dana.

     THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION, DATED MAY 3, 1998 (THE "LEHMAN BROTHERS OPINION"), IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS MAY READ THE LEHMAN BROTHERS OPINION FOR A DISCUSSION OF THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE FOLLOWING IS A SUMMARY OF THE LEHMAN BROTHERS OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LEHMAN BROTHERS OPINION ATTACHED HERETO.

     No limitations were imposed by Dana on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Dana Board as to the form or amount of consideration to be offered by Dana to the stockholders of Echlin in the Merger, which was determined through arm's-length negotiation between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Echlin or Dana, but rather made its determination as to the fairness, from a financial point of view, of the Exchange Ratio to be paid by Dana to the stockholders of Echlin in the Merger on the basis of financial and comparative analyses, some of which are described below. The Lehman Brothers Opinion is for the use and benefit of the Dana Board and was rendered to the Dana Board in connection with its consideration of the Merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of Dana as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers Opinion does not address, Dana's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Agreement and the specific terms of the Merger, (2) publicly available information concerning Echlin and Dana that Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Echlin furnished to Lehman Brothers by Echlin, (4) financial and operating information with respect to the business, operations and prospects of Dana furnished to Lehman Brothers by Dana, (5) a trading history of Echlin Common Stock from April 30, 1993 to May 1, 1998 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (6) a trading history of Dana Common Stock from April 30, 1993 to May 1, 1998 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (7) a comparison of the historical financial results and present financial condition of Echlin with those of other companies that Lehman Brothers deemed relevant, (8) a comparison of the historical financial results and present financial condition of Dana with those of other companies that Lehman Brothers deemed relevant, (9) published estimates of third party research analysts regarding the future financial performance of Dana and Echlin, (10) the potential pro forma impact of the Merger, including the operating synergies and strategic benefits expected by management of Dana to result from a combination of the businesses of Dana and Echlin, and (11) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant. In addition, Lehman Brothers has had discussions with the managements of Echlin and Dana concerning their respective businesses, operations, assets, financial conditions and prospects and has undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Dana and Echlin that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Echlin, upon advice of Echlin, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Echlin as to the future financial performance of Echlin and that Echlin will perform substantially in accordance with such projections. With respect to the future financial performance of Dana, Dana directed Lehman Brothers to rely on the publicly available estimates of research analysts, and certain adjustments thereto provided to Lehman Brothers by Dana, in performing its analysis and further advised Lehman Brothers that such estimates and adjusted estimates are a reasonable basis upon which to evaluate and analyze the future financial performance of Dana, and Lehman Brothers relied upon such estimates and adjusted estimates in arriving at its opinion. With respect to the operating synergies and strategic benefits expected by the management of Dana to result from a combination of the businesses of Dana and Echlin, upon advice of Dana, Lehman Brothers assumed that such estimated operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Echlin or Dana and did not make or obtain any evaluations or appraisals of the assets or liabilities of Echlin and Dana. Upon advice of Dana, Lehman Brothers assumed that the Merger will qualify for "pooling-of-interests" accounting treatment. The Lehman Brothers Opinion states that it is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of such opinion.

     In connection with the preparation and delivery of its opinion to the Dana Board, Lehman Brothers performed certain financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dana and Echlin. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Purchase Price Ratio Analysis. The purchase price ratio analysis provides enterprise value multiples and equity value multiples of key operating statistics for a range of transaction values. Based upon the Exchange Ratio, the closing price of Dana Common Stock on May 1, 1998 of $59.1875 represented an implied equity value to be received by holders of Echlin Common Stock of $55.00 per share. Based on this implied equity value per share, Lehman Brothers calculated the ratio of enterprise value to revenue, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") derived from financial projections on Echlin furnished to Lehman Brothers by Echlin (the "Echlin Projections"). In addition, Lehman Brothers adjusted EBITDA and EBIT for the twelve-month period ended February 28, 1998 ("LTM") for estimated cost savings to be achieved through the calendar year ending December 31, 1999 based upon repositioning programs previously announced by Echlin for the fiscal years ending August 31, 1999 and August 31, 2000 ("Adjusted LTM EBITDA" and "Adjusted LTM EBIT"). The enterprise value of Echlin was obtained by adding the implied equity value and short- and long-term debt and certain off balance sheet obligations, adjusted to reflect the pro forma impact of the sale of Echlin's heavy duty brake operations in April 1998, and subtracting its cash and cash equivalents. Based upon the purchase price ratio analysis, the implied equity value per share yielded a premium to market price of 15.6% over the closing price of Echlin shares of $47.5625 on May 1, 1998 and a 41.5% premium to Echlin's closing price of $38.875 on February 13, 1998, the last trading day prior to the announcement of the SPX Offer. Based upon the purchase price ratio analysis, the ratio of implied equity value to projected calendarized 1998 and 1999 net income (based upon the Echlin Projections) yielded multiples of 19.3x and 14.0x, respectively. The ratio of enterprise value to LTM and to projected calendarized 1998 and 1999 revenue (based upon Echlin Projections) yielded multiples of 1.20x, 1.22x, and 1.17x, respectively. The ratio of enterprise value to LTM EBITDA and LTM EBIT and projected calendarized 1998 and 1999 EBITDA and EBIT (based upon the Echlin Projections) yielded multiples of 12.9x and 19.6x, 10.3x and 14.0x, and 8.2x and 10.7x, respectively. The ratio of enterprise value to Adjusted LTM EBITDA and Adjusted LTM EBIT yielded multiples of 10.5x and 14.6x, respectively.

     Exchange Ratio Analysis. Lehman Brothers reviewed the ratios of the closing stock prices of Echlin Common Stock to Dana Common Stock over the five one-year periods ended on May 1, 1998. The average of

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

the ratios of the closing stock prices over the one-year periods ended: May 2, 1994 was 1.07, May 1, 1995 was 1.25, May 1, 1996 was 1.21, May 1, 1997 was 1.06,
and May 1, 1998 was 0.80. The high and low of the ratios of the closing stock prices over the one-year periods ended: May 2, 1994 were 1.23 and 0.90, respectively, May 1, 1995 were 1.56 and 0.94, respectively, May 1, 1996 were
1.41 and 1.03, respectively, May 1, 1997 were 1.25 and 0.91, respectively, and May 1, 1998 were 1.00 and 0.65, respectively. The Exchange Ratio in the Merger is 0.9293.

     Comparable Company Trading Analysis. Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to Echlin. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income) and the enterprise value multiples of certain historical financial criteria (such as revenue and EBITDA). The projected net income for the selected companies was based on research analysts' estimates published on First Call, a service reporting equity analysts' estimates. The median projected net income multiples for the selected companies for years ending December 31, 1998 and 1999 were 15.9x and 13.8x, respectively, compared to implied multiples arising from the Merger of 19.3x and 14.0x, respectively. The median LTM revenue and LTM EBITDA multiples for the selected companies were 1.10x and 10.6x, respectively. These multiples are compared to the implied multiples arising from the Merger for LTM revenue, LTM EBITDA and Adjusted LTM EBITDA of 1.20x, 12.9x and 10.5x, respectively.

     However, because of the inherent differences between the businesses, operations, financial conditions and prospects of Echlin and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Echlin and companies in the comparable company group that would affect the public trading values of Echlin and such comparable companies.

     Comparable Transaction Analysis. Using publicly available information, Lehman Brothers reviewed certain terms and financial characteristics, including the enterprise value multiples of certain historical financial criteria (such as LTM EBITDA and LTM EBIT) at the time of transaction announcement, of certain transactions in the automotive components industry as well as transactions involving target companies which were similar to Echlin in terms of business mix, product portfolio, and/or markets served that were publicly announced since December 1, 1994 which Lehman Brothers deemed to be comparable to the Merger. The median LTM EBITDA and LTM EBIT multiples for these transactions were 10.0x and 12.3x, respectively. These multiples are compared to the implied multiples arising from the Merger for LTM EBITDA, Adjusted LTM EBITDA, LTM EBIT, and Adjusted LTM EBIT of 12.9x, 10.5x, 19.6x and 14.6x, respectively.

     Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial conditions and prospects of Echlin and the businesses, operations, and financial conditions of the companies included in the comparable transactions group, Lehman Brothers believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Merger. Lehman Brothers believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Merger which would affect the acquisition values of the acquired companies and Echlin.

     Discounted Cash Flow Analysis. Lehman Brothers prepared a discounted after-tax cash flow model that was based upon the Echlin Projections and estimated operating synergies and strategic benefits expected by Dana to result from the Merger furnished to Lehman Brothers by Dana management. Lehman Brothers used a range of after-tax discount rates from 10% to 12% and a terminal value based upon a range of multiples of estimated EBITDA in 2003 from 7.0x to 9.0x. Based upon the midpoint of the discount rates and the range of the terminal values, Lehman Brothers calculated the implied equity values per share of Echlin Common Stock at approximately $46.25 to $58.25 excluding any estimated operating synergies and strategic benefits expected by Dana to result from the Merger and approximately $56.25 to $70.50 including 50% of the estimated operating synergies and strategic benefits expected by Dana to result from the Merger.

     Contribution Analysis. Lehman Brothers analyzed the respective financial contributions of Dana and Echlin to the combined company's projected results for 1999 and 2000 based on research analysts' estimates for Dana for 1998 and 1999 as published on First Call and assuming an earnings growth rate of 11% from 1999 to 2000 based on advice of Dana management (collectively the "Dana First Call Estimates") and the Echlin Projections. In addition, Lehman Brothers prepared a contribution analysis that added estimated operating synergies and strategic benefits expected by Dana to result from the Merger and sensitivity scenarios assuming different levels of estimated operating synergies and strategic benefits contributed by Echlin. Using the Dana First Call Estimates, excluding estimated operating synergies and strategic benefits resulting from the Merger, Echlin would contribute 30% of the combined company's 1999 and 2000 EBITDA, 32% of its 1999 and 2000 EBIT, and 34% and 35% of its 1999 and 2000 net income, respectively. Assuming for 1999 and 2000 Echlin contributed 50%, 65% and 80% of the estimated operating synergies and strategic benefits resulting from the Merger, Echlin would contribute 35% and 37%, 35% and 39%, and 36% and 41% of the combined company's net income, respectively. Based on the Exchange Ratio, Echlin stockholders would own approximately 36% of the combined company.

     Pro Forma Merger Analysis. Lehman Brothers analyzed the pro forma impact of the Merger on Dana's earnings per share based on the Dana First Call Estimates and the Echlin Projections, calendarized to December 31 for 1998, 1999 and 2000. In connection with these analyses, management of Dana provided Lehman Brothers with projections for estimated operating synergies and strategic benefits expected by Dana to result from the Merger; such projections were incorporated in Lehman Brothers' analyses. Using Dana First Call Estimates, Lehman Brothers concluded that the Merger would be dilutive to Dana's earnings for 1998 and accretive to Dana's earnings for 1999 and 2000.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Dana Board selected Lehman Brothers because of its expertise, reputation and familiarity with Dana and the automotive components industry generally and because its investment banking professionals have substantial experience in transactions comparable to the Merger.

     As compensation for its services in connection with the Merger, Dana agreed to pay Lehman Brothers a fee of $1,000,000 upon the announcement of the Merger. Dana also agreed to pay Lehman Brothers a fee of $10,500,000, contingent on the consummation of the Merger, against which fees previously paid will be credited. In addition, Dana agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Dana and the rendering of the Lehman Brothers Opinion.

     Lehman Brothers has previously rendered investment banking services to Dana and received customary fees for such services.

     In the ordinary course of its business, Lehman Brothers may actively trade in the debt or equity securities of Echlin and Dana for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF ECHLIN'S FINANCIAL ADVISOR

     At the meeting of the Echlin Board held on May 3, 1998, Salomon Smith Barney delivered its opinion to the Board (the "Salomon Smith Barney Opinion") that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Echlin Common Stock other than SPX and its affiliates or Dana and its affiliates. No limitations were imposed by the Echlin Board upon Salomon Smith Barney with respect to the investigation made or the procedures followed by Salomon Smith Barney in rendering its opinion. Salomon Smith Barney was not asked to and did not formally solicit other proposals to acquire Echlin. The

Salomon Smith Barney Opinion was for the use and benefit of the Echlin Board in connection with its consideration of the Merger.

     THE FULL TEXT OF THE OF THE SALOMON SMITH BARNEY OPINION IS SET FORTH AS APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SALOMON SMITH BARNEY. HOLDERS OF ECHLIN COMMON STOCK ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, WHICH IS INCORPORATED HEREIN BY REFERENCE.

     The Salomon Smith Barney Opinion is necessarily based upon conditions as they existed and could be evaluated on the date thereof and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date thereof. The Salomon Smith Barney Opinion does not imply any conclusion as to the likely trading range for Dana Common Stock following the consummation of the Merger or at any other time in the future, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The Salomon Smith Barney Opinion does not address Echlin's underlying business decision whether or not to effect the Merger and Salomon Smith Barney expressed no view on the effect on Echlin of the Merger and related transactions. In arriving at its opinion Salomon Smith Barney did not ascribe a specific consolidated range of values to either Echlin or Dana. The Salomon Smith Barney Opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Echlin Common Stock, other than SPX and its affiliates or Dana and its affiliates and does not constitute a recommendation concerning how stockholders of Echlin should vote with respect to the Merger or related transactions. Salomon Smith Barney was not requested to and did not make any recommendations to the Echlin Board as to the form or amount of consideration to be provided in the Merger, which was determined through arm's length negotiations between Echlin and Dana.

     In connection with rendering its opinion, Salomon Smith Barney reviewed and analyzed, among other things, the following: (i) a draft of the Agreement; (ii) the Tender Offer Statement on Schedule 14D-1 dated April 30, 1998 filed by SPX that sets forth an alternative proposal to acquire all outstanding Echlin Common Stock; (iii) certain publicly available information concerning Echlin and certain other financial information concerning the business and operations of Echlin, including financial forecasts, prepared by Echlin's management and furnished to Salomon Smith Barney by Echlin for purposes of Salomon Smith Barney's analysis; (iv) certain publicly available information concerning Dana and certain other financial information concerning the business and operations of Dana, including financial forecasts, prepared by Dana's management and furnished to Salomon Smith Barney by Dana for purposes of Salomon Smith Barney's analysis; (v) certain publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to Echlin or Dana; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry. Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also met with certain officers and employees of Echlin and Dana to discuss past and current business operations, financial condition and prospects of Echlin and Dana and the proposed combined entity as well as other matters it believed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to Salomon Smith Barney or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. With respect to the financial projections and forecasts, including the forecasted amount and timing of synergies of the Merger, Salomon Smith Barney was advised by the management of Echlin and Dana, and assumed, that such projections and forecasts were reasonably prepared and reflect the best currently available estimates and judgment of Echlin's or Dana's management, as the case may be, as to the future financial performance of Echlin or Dana, as the case may be. Salomon Smith Barney relied upon such projections and forecasts in arriving at its opinion and expressed no opinion with respect to such projections and forecasts or the assumptions on which they are based. In rendering its opinion, Salomon Smith
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

Barney noted its understanding that the Merger will be accounted for as a "pooling of interests" in accordance with GAAP as described in Accounting Principles Board Opinion No. 16. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Echlin or Dana in connection with this transaction, nor did Salomon Smith Barney make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including such properties or facilities or businesses or liabilities of Echlin or Dana), nor was Salomon Smith Barney furnished with any such evaluations or appraisals.

     In connection with its opinion, Salomon Smith Barney performed certain financial analyses, which it discussed with the Echlin Board on May 3, 1998. The material portions of the analyses performed by Salomon Smith Barney in connection with the rendering of its opinion dated as of May 3, 1998 are summarized below.

     Comparable Company Analysis. Salomon Smith Barney performed an analysis examining Echlin's and Dana's performance relative to a group of publicly traded peers. Salomon Smith Barney compared certain publicly available financial and operating data, projections of future financial performance and market statistics (based upon closing stock prices on May 1, 1998) of Arvin Industries, Inc., Dana, Delco Remy International, Inc., Echlin, Federal-Mogul Corporation, Lucas Varity plc; and Standard Motor Products, Inc. (collectively, the "Selected Comparable Companies"). Historical financial information used in connection with the analysis provided below with respect to the Selected Comparable Companies was as of the date of the most recent financial statements publicly available for each company. Salomon Smith Barney compared (i) the closing stock prices as a multiple of estimated 1998 and 1999 earnings per share ("EPS") based on First Call consensus estimates and (ii) the firm value (consisting of market capitalization plus total debt less cash and marketable securities) as a multiple of LTM, Revenue, EBITDA and EBIT (based on public filings made with the Commission).

     Using the financial information and forecasts provided by management of Echlin and First Call consensus estimates, Salomon Smith Barney derived an implied equity value range per share of Echlin Common Stock upon application of financial multiples from the Selected Comparable Companies. This analysis indicated that the implied equity value of Echlin ranged from $40.00 to $48.00 per share for fully diluted Echlin Common Stock when considering management forecasts. When considering First Call consensus estimates, this analysis indicated that the implied equity value of Echlin ranged from $36.00 to $42.00, per share of fully diluted Echlin Common Stock. Salomon Smith Barney performed a similar analysis for Dana.

     No company utilized as a comparison in the comparable companies analysis is identical to Echlin or Dana. In evaluating the Selected Comparable Companies, Salomon Smith Barney made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Echlin or Dana, such as the impact of competition on Echlin or Dana and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Echlin or Dana or the industry, or in the financial markets in general.

     Comparable Transaction Analysis. Using publicly available information, Salomon Smith Barney performed an analysis of selected business combination transactions (collectively, the "Echlin Comparable Transactions") from 1995 to 1998. For each transaction, Salomon Smith Barney calculated the firm value of the consideration paid in the transaction as a multiple of EBITDA for the preceding twelve months. Using the financial information and forecasts provided by management of Echlin and First Call consensus estimates, Salomon Smith Barney derived an implied equity value range for Echlin upon application of the financial multiples from the Echlin Comparable Transactions. This analysis indicated that the implied equity value of Echlin ranged from $45.00 to $55.00 per share for fully diluted Echlin Common Stock when considering management forecasts. When considering First Call consensus estimates, this analysis indicated that the implied equity value of Echlin ranged from $40.00 to $48.00 per share for fully diluted Echlin Common Stock.

     No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Salomon Smith Barney made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Echlin, such as the impact of competition on Echlin and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Echlin or the industry, or in the financial markets in general.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow analysis of Echlin for the fiscal years ended 1998 through 2002 to estimate the present value of the stand-alone unlevered free cash flows that Echlin would be expected to generate if Echlin performed in accordance with certain financial forecasts. The discounted cash flow analysis for Echlin was based upon certain discussions with management of Echlin as well as upon certain financial forecasts prepared by management of Echlin. Unlevered free cash flows of Echlin were calculated as net income plus depreciation and amortization, deferred tax, other noncash expenses and after-tax net interest expense, less investment in working capital, capital expenditures and other noncash income. Salomon Smith Barney calculated terminal values for Echlin by applying a range of EBITDA multiples of 7.0x to 8.0x in fiscal year 2002. The unlevered free cash flow amounts and terminal values were then discounted to the present using a range of discount rates from 10.5% to 11.5%. The discount rate ranges were selected based upon an analysis of the weighted average cost of capital of Echlin. Using the financial information and forecasts provided by management of Echlin, Salomon Smith Barney derived an implied equity value range for Echlin. This analysis, which does not consider any benefits derived from combining Echlin and Dana, indicated that the implied equity value of Echlin ranged from $50.00 to $58.00 per share for fully diluted Echlin Common Stock. Salomon Smith Barney performed a similar analysis of the proposed combined entity for the fiscal years ended 1998 through 2002 as part of its assessment of the appreciation potential for the combined entity.

     Historical Market Price Ratio Analysis. Salomon Smith Barney analyzed the historical ratios between the market prices per share of Echlin Common Stock and per share of Dana Common Stock ("Historical Exchange Ratios"). The Historical Exchange Ratios were analyzed from April 23, 1995 to May 1, 1998. During this period, the Historical Exchange Ratios ranged from 65.1% to 156.7%. On May 1, 1998, the ratio of the market price for Echlin Common Stock to the market price for Dana Common Stock was 80.4%.

     Pro Forma Analysis of the Merger. Salomon Smith Barney analyzed certain pro forma effects of the Merger based upon the Exchange Ratio, including the impact of the Merger on the EPS of Dana in fiscal years 1999 through 2002. Such analyses were based on earnings estimates and a range of base synergy projections provided by the management of Dana and Echlin for the fiscal years ended 1998 though 2002. Salomon Smith Barney observed that, if the Merger were treated as a pooling of interests for accounting purposes, and if the estimated synergies were realized in the time frame anticipated by management, the issuance of Dana Common Stock in the Merger would have an accretive effect on pro forma EPS in each year between 1999 and 2002 (excluding, in some cases, one-time integration charges of Dana).

     Summary Contribution Analysis. Salomon Smith Barney analyzed and compared the respective historical and projected contribution by Echlin and Dana to the pro forma total net income and funds from operations (net income plus depreciation, deferred taxes, and amortization) of Dana in 1998 through 2001. The analysis indicated that in 1998, 1999, 2000 and 2001 Echlin would contribute 28.7%, 30.9%, 31.8%, and 31.2%, respectively, to combined net income and 32.2%, 33.7%, 35.1%, and 34.9%, respectively, to combined funds from operations. In comparison, following the Merger, Echlin stockholders will own approximately 36% of the combined entity based on the .9293 Exchange Ratio.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Salomon Smith Barney considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portions of Salomon Smith Barney's analyses, without considering all analyses, would create an incomplete view of the process underlying Salomon Smith Barney's opinion. In addition, Salomon Smith Barney may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Salomon Smith Barney's view of the actual value of Echlin.

     In performing its analysis, Salomon Smith Barney made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Echlin or Dana. The analyses which Salomon Smith Barney performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness, from a financial point of view, of the Exchange Ratio to holders of Echlin Common Stock, other than SPX and its affiliates or Dana and its affiliates. The analyses do not purport to be appraisals or to reflect the prices at which a company or any of its businesses might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, the Salomon Smith Barney Opinion and presentation to the Echlin Board were among the many factors taken into consideration by the Echlin Board in making its determination to approve the Merger.

     Pursuant to the terms of an engagement letter dated February 17, 1998, Echlin agreed to pay Salomon Smith Barney the following fees for its financial advisory and investment banking services:

          (i) a quarterly retainer fee of $250,000, payable on the first day of each three-month period during which Salomon Smith Barney provides such services;

          (ii) a fee of $1,000,000, payable upon the rendering of an opinion by Salomon Smith Barney as to the adequacy of the consideration to be paid to Echlin shareholders pursuant to the SPX Offer, the sale of 20% or more of Echlin Common Stock or assets of Echlin or certain other specified transactions (an "Alternative Transaction");

          (iii) a fee of $10,000,000 (less any fees under (i) and (ii)), payable on February 11, 1999, if (a) members of the Echlin Board as of December 31, 1997 (the "Current Board"), together with any new members who were elected by and recommended for nomination by the Current Board, constitute a majority of the Echlin Board or (b) no third party has acquired more than 20% of the Echlin Common Stock;

          (iv) additional fees equal to 0.350% of the aggregate consideration paid in connection with any transaction relating to the sale of more than 20% of the Echlin Common Stock or assets of Echlin up to $48.00 per share of Echlin Common Stock, plus 0.750% of the aggregate consideration paid in excess of $48.00 per share of Echlin Common Stock (less any fees paid under (i), (ii) and (iii)), contingent upon the consummation of such transaction; and

          (v) additional fees, customary under the circumstances, upon which Echlin and Salomon Smith Barney shall agree from time to time, in connection with any Alternative Transaction.

     Echlin agreed to reimburse Salomon Smith Barney for reasonable out-of-pocket expenses arising from the engagement, including legal fees and expenses. Echlin will also indemnify Salomon Smith Barney against certain liabilities, including liabilities under the federal securities laws.

     Salomon Smith Barney is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon Smith Barney regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other purposes. In the past, Salomon Smith Barney has rendered certain investment banking and financial advisory services to Echlin for which Salomon Smith Barney received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney may actively trade the securities of Echlin and Dana for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Travelers Group Inc.) may have other business relationships with Dana and Echlin. The Echlin Board retained Salomon Smith Barney based on Salomon Smith Barney's expertise in the valuation of companies as well as its substantial experience in transactions such as the Merger.

THE EFFECTIVE TIME

     Subject to the satisfaction or waiver of certain conditions contained in the Agreement, the parties will cause the Effective Time to occur on (i) the third business day after the last to occur of the satisfaction or waiver of the conditions described under "-- Conditions to the Merger," including, without limitation: (a) the receipt of the required stockholder approvals of Dana and Echlin, (b) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Agreement, and (c) the listing on the NYSE of the Dana Common Stock to be issued in the Merger; or (ii) such other date to which the parties may agree in writing.

     At the Effective Time, holders of Echlin Common Stock will cease to be, and will have no rights as stockholders of Echlin, other than to receive (i) any dividend or other distribution with respect to such Echlin Common Stock with a record date occurring prior to the Effective Time and (ii) the Merger Consideration. After the Effective Time, there will be no transfers on the stock transfer books of Echlin or the Surviving Corporation of shares of Echlin Common Stock.

EXCHANGE OF CERTIFICATES

     At or prior to the Effective Time, Dana will deposit, or will cause to be deposited, with the Exchange Agent, certificates representing the shares of Dana Common Stock (the "Dana Certificates").

     As promptly as practicable after the Effective Date, Dana will send or cause to be sent to each former holder of record of shares of Echlin Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing Echlin Common Stock (the "Echlin Certificates") for the Merger Consideration. Dana will cause such number of Dana Certificates and/or any check in respect of any fractional share interests or dividends or distributions which such person will be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Echlin Certificates (or indemnity reasonably satisfactory to Dana and the Exchange Agent, if any of such Echlin Certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid upon such delivery.

     ECHLIN STOCKHOLDERS SHOULD NOT SEND IN THEIR ECHLIN CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     No fractional shares of Dana Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Dana will pay to each holder of Echlin Certificates who would otherwise be entitled to a fractional share of Dana Common Stock (after taking into account all Echlin Certificates delivered by such Echlin stockholder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the sale prices of Dana Common Stock sold by the Exchange Agent at the prevailing prices on the NYSE. Such sales of shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. Dana will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sales. Until the net proceeds of such sales are distributed to the holders of Echlin Certificates, the Exchange Agent will hold such proceeds in trust for such former holders of Echlin Certificates. As soon as practicable after any determination of the amount of cash to be paid to holders of Echlin Certificates instead of any fractional interests, the Exchange Agent will make available in accordance with the Agreement such amounts to such holders of Echlin Certificates.

     No dividends or other distributions with respect to Dana Common Stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered Echlin Certificate until the holder thereof will surrender such Echlin Certificate in accordance with the terms of the Agreement. After the proper surrender of an Echlin Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Dana Common Stock represented by such Echlin Certificate.

     Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Agreement will be liable to any holder of Echlin Common Stock (or, if after the Effective Time, former holder of Echlin Common Stock) for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

     Prior to the Effective Time, except as expressly contemplated by the Agreement, (i) without the prior written consent of Dana (which consent will not be unreasonably withheld or delayed) Echlin will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of Echlin (which consent will not be unreasonably withheld or delayed) Dana will not, and will cause each of its subsidiaries not to: (a) conduct the business of it and its subsidiaries other than in the ordinary course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (1) adversely affect the ability of any party to obtain any necessary approvals of any governmental entities required for the transactions contemplated by the Agreement or (2) adversely affect its ability to perform any of its material obligations under the Agreement; (b) other than pursuant to the conversion or exchange of convertible or exchangeable securities or stock options or stock-based awards previously disclosed to the other party, the Stock Option Agreement, the Echlin Rights Agreement or the Dana Rights Agreement or in the case of Echlin, as otherwise previously disclosed to Dana, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any convertible, exchangeable or equity-linked securities, (2) enter into any agreement with respect to the foregoing, or (3) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights; (c) (1) make, declare or pay any dividend (other than (A) in the case of Echlin, (x) quarterly cash dividends on Echlin Common Stock at a rate not to exceed the most recently paid regular quarterly cash dividend on such Echlin Common Stock as of the date of the Agreement, (y) dividends from subsidiaries to Echlin or another wholly owned subsidiary of Echlin, as applicable, and (B) in the case of Dana, (x) regular quarterly cash dividends on Dana Common Stock at a quarterly rate of $0.29 as may be adjusted in the ordinary course consistent with past practice, and (y) dividends from subsidiaries to Dana or another wholly owned subsidiary of Dana, as applicable) on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (2) other than (A) as previously disclosed to the other party, or (B) in the ordinary course pursuant to employee benefit plans directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, (and after the date of the Agreement, each of Dana and Echlin will coordinate with the other the declaration of any dividends in respect of Dana Common Stock and Echlin Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Dana Common Stock or Echlin Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Dana Common Stock and/or Echlin Common Stock and any shares of Dana Common Stock any such holder receives in exchange therefor in the Merger); (d) in the case of Echlin and its subsidiaries, except as previously disclosed by Echlin, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (1) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, or (2) other changes as are provided for in the Agreement or as may be required by law or to satisfy contractual obligations existing as of the date of the Agreement or additional grants of awards to newly hired employees consistent with past practice; (e) in the case of Echlin and its subsidiaries, except as previously disclosed by Echlin, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date of the Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder or the funding of Echlin's Rabbi Trust; (f) in the case of Echlin, except as previously disclosed to Dana, dispose of or discontinue any portion of its assets, business or properties which is material to it and its subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its subsidiaries taken as a whole, and in the case of Dana, not, and not cause its subsidiaries to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by the Agreement; (g) amend its Certificate of Incorporation or By-laws or amend or waive any rights under the Echlin Rights Agreement, in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party; provided, however, that Dana will not be prevented from amending its Restated Articles of Incorporation to increase the number of authorized shares of capital stock; (h) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or Regulation S-X promulgated under the Exchange Act; (i) take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under GAAP, or knowingly take any action that is intended or is reasonably likely to result in
(1) any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (2) any of the conditions to the Merger not being satisfied or (3) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law; or (j) agree or commit to do anything prohibited by (a)-(i) above.

     The Agreement also contains certain other agreements relating to the conduct of the parties prior to the Effective Time, including those requiring the parties (i) to use their reasonable best efforts in good faith to take necessary actions to effect the Merger; (ii) to obtain all necessary stockholder approvals; (iii) to cooperate in the preparation of the Registration Statement and this Joint Proxy Statement-Prospectus; (iv) to refrain from issuing press releases without the other party's prior approval, which approval will not be unreasonably withheld, regarding the Merger (except as otherwise required by applicable law, regulation or NYSE rules); (v) to provide the other party with reasonable access to information regarding such party (except insofar as such access would violate or prejudice the rights of customers, jeopardize the attorney-client privilege or contravene certain legal or contractual obligations); (vi) with respect to Echlin, without the prior written consent of Dana, Echlin will not, will cause its subsidiaries not to, and will use best efforts to cause Echlin's and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, facilitate, solicit or encourage any inquiries or proposals, whether made prior to or after the date of the Agreement, with respect to, or engage in any negotiations concerning, or provide any information to, or have any discussions with, any person relating to, any Competing Transaction; provided, however, that the Echlin Board may, and may authorize and permit its officers, directors, employees or agents to, furnish information and participate in such discussions and negotiations if the Echlin Board, after having consulted with outside counsel, has reasonably determined that the failure to provide information or participate in negotiations and discussions in response to a proposed Competing Transaction which may be a Superior Proposal would constitute a breach by the Echlin Board of its fiduciary duties under applicable laws and upon such determination, Echlin will notify Dana of its taking of such actions within 8 hours thereof; (vii) to take steps necessary to ensure that the Agreement and the Merger will not trigger any special rights contained in the corporate governance documents of such party or pursuant to any contract; and (viii) to cooperate in preparing, filing and obtaining all necessary regulatory approvals.

     "Competing Transaction" is defined in the Agreement as (i) a merger or consolidation, or any similar transaction, involving Echlin or any of its significant subsidiaries, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of Echlin or any of its significant subsidiaries, (iii) a purchase or other acquisition (including by way of merger, consolidation, tender offer, exchange offer, share exchange or otherwise) of securities representing 20% or more of the voting power of Echlin or any of its significant subsidiaries of Echlin, or (iv) any substantially similar transaction; provided, however, that in no event will any merger, consolidation, purchase or similar transaction involving only Echlin and one or more of its wholly owned subsidiaries or involving only any two or more of such wholly owned subsidiaries, be deemed to be a Competing Transaction.

     "Superior Proposal" is defined in the Agreement as a bona fide written proposal from a third party for a Competing Transaction, which Echlin's financial advisor determines is reasonably capable of being financed, on terms which the Echlin Board reasonably determines to be more favorable than the Merger, in accordance with and having regard to the interests of the Echlin stockholders and the other interests required to be considered by the Echlin Board under Section 33-756(d) of the CBCA. A proposal does not constitute a Superior Proposal unless, in the written opinion (with only customary qualifications) of Echlin's independent financial advisors, the value of the consideration provided for in such proposal is more favorable to Echlin stockholders from a financial point of view to that offered in the Merger. References in this definition to the "Merger" refer, as applicable, to any proposed alteration of the terms of the Agreement by Dana pursuant to the Agreement.

     In addition, Dana has agreed to provide indemnification to the officers, directors and employees of Echlin to the full extent permitted by law and to maintain for six years following the Effective Time directors' and officers' liability insurance for the officers and directors of Echlin. Dana has also covenanted to list the shares of Dana Common Stock to be issued in the Merger on the NYSE.

     The Dana Board and the Echlin Board have each agreed to recommend that their stockholders approve the Agreement and the transactions contemplated thereby, and each of Dana and Echlin will take all reasonable lawful action to solicit such approval by its respective stockholders. Notwithstanding the previous sentence, the Echlin Board may withdraw or modify its approval or recommendation of the Agreement or the Merger if the Echlin Board, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the Echlin Board of its fiduciary duties under applicable laws, including its duties under Section 33-756(d) of the CBCA; provided, however, the Echlin Board may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of the Agreement or the Merger) a Competing Transaction unless such Competing Transaction is a Superior Proposal and unless it shall have first consulted with outside counsel, and have determined that the refusal to do so would constitute a breach by the Echlin Board of its fiduciary duties under applicable laws, including its duties under Section 33-756(d) of the CBCA. The Dana Board may withdraw or modify its approval or recommendation of this Agreement, the Merger or the issuance of shares of Dana Common Stock in the Merger if the Dana Board, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the Dana Board of their fiduciary duties under applicable laws.

     Prior to approving or recommending (and, in connection therewith, withdrawing or modifying its approval or recommendation of the Agreement or the Merger) a third party proposal as a Superior Proposal pursuant to the preceding paragraph, Echlin shall, unless to do so would constitute a breach by the Echlin Board of its fiduciary duties under applicable laws, including its duties under
Section 33-756(d) of the CBCA, first offer Dana and Merger Sub the right to propose alterations to the terms of the Agreement. If, after considering such proposed alterations, the Echlin Board determines that the third party proposal is a Superior Proposal and, after having consulted with outside counsel, that the failure to approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Agreement or the Merger) such Superior Proposal would constitute a breach by the Echlin Board of its fiduciary duties under applicable laws, including its duties under Section 33-756(d) of the CBCA, then the Echlin Board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Agreement or the Merger) such Superior Proposal; provided, however, that nothing contained in the Agreement will prohibit Echlin or the Echlin Board from taking and disclosing to Echlin stockholders a position pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such other disclosure to Echlin stockholders which, in the reasonable determination of the Echlin Board after consultation with outside counsel, may be required under applicable law.

     Dana has also agreed that, at and following the Effective Time, it will honor all obligations of Echlin or its subsidiaries under the severance plans, policies or agreements, and indemnification agreements of Echlin or its Subsidiaries disclosed to Dana. Dana has agreed to employ all key management employees of Echlin through October 31, 1998 and to employ certain employees of Echlin until January 31, 1999, and to give each employee at least one business day's notice of any termination of such employee's employment thereafter. Dana will, during the period commencing at the Effective Time and ending on the first anniversary thereof, provide or cause Echlin or its subsidiaries to provide the employees of Echlin and its subsidiaries with benefits under employee benefit plans (other than plans involving the issuance of stock-based awards) that are no less favorable in the aggregate than either those benefits currently provided by Echlin and its subsidiaries to such employees or provided by Dana and its subsidiaries to similarly situated employees of Dana and its subsidiaries.

     The parties have also agreed that, except as previously disclosed by Echlin, the Merger and the other transactions contemplated by the Agreement (including any stockholder approval of the Merger and the appointment and election of directors under the Agreement) will not be treated as a change in control under any compensation and benefit plan of Echlin or any of its subsidiaries. Echlin is also permitted to establish a retention pool in an amount not to exceed $8.7 million in the aggregate to be paid to key management employees of Echlin who are employed by Echlin at least through October 31, 1998. See "-- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

     The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following: (i) approval of the Agreement by the requisite vote of Echlin stockholders and of the Issuance by the requisite vote of Dana stockholders;
(ii) all regulatory approvals required for the consummation of the Merger, including the termination or expiration of the waiting period under the HSR Act, will have been obtained and will be in full force and effect, unless the failure to obtain any such approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Echlin or Dana; (iii) no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law, statute or regulation will have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the Agreement, provided that each of Dana and Echlin will have used its best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered; (iv) with respect to the obligations of each party, the representations and warranties of the other party contained in the Agreement will be true and correct at the Effective Time, except for representations and warranties made as of a specified date, which will be true and correct as of such date, other than any inaccuracies which would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial conditions, results of operations or business of the party and its subsidiaries, taken as a whole, by whom such representations and warranties were made and the covenants of the other party will have been performed or complied with in all material respects; (v) no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission or any other regulatory authority; (vi) in the case of Dana, Dana shall have received from Wachtell, Lipton, Rosen & Katz, its counsel, and, in the case of Echlin, Echlin shall have received from Davis Polk & Wardwell, its counsel, an opinion, in each case dated as of the Effective Time, as described under "-- Certain Federal Income Tax Consequences"; (vii) the shares of Dana Common Stock issuable pursuant to the Agreement will have been approved for listing on the NYSE, subject to official notice of issuance; (viii) with respect to Dana's obligations to consummate the Merger, the Echlin Rights will not have been triggered; and (ix) each of Dana and Echlin will have received from Price Waterhouse LLP, independent accountants for both Dana and Echlin, a letter stating its concurrence with management's conclusion that the Merger will qualify for "pooling of interests" accounting treatment.

     No assurance can be provided as to if or when the regulatory approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before December 31, 1998, the Agreement may be terminated by either Dana or Echlin, except to the extent the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe its covenants and agreements set forth therein.

TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger may be abandoned: (i) at any time prior to the Effective Time, by the mutual written consent of the parties, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors; (ii) at any time prior to the Effective Time, by either party if its Board of Directors so determines by vote of a majority of the members of its entire

Board of Directors, in the event of either a material breach by the other party of any of its representations or warranties contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or a material breach by the other party of any of its covenants or agreements contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not itself in material breach of the Agreement); (iii) at any time prior to the Effective Time, by either party, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by December 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate the Agreement to perform or observe its covenants and agreements set forth in the Agreement; (iv) by either party, if its Board of Directors so determines by a vote of a majority of its members, in the event (a) the approval of any governmental entity of competent jurisdiction has issued a final non-appealable order enjoining the Merger, or (b) any required stockholder approval is not obtained (1) at the Echlin Special Meeting, or (2) the Dana Special Meeting; (v) by either Dana or Echlin, if the Board of Directors of the other party to the Agreement has not recommended or has withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of, the Agreement and the transactions contemplated thereby; (vi) by Dana, if the Echlin Board approves, recommends or fails to take a position that is adverse to any proposed Competing Transaction; and (vii) by Echlin, if the Echlin Board, to the extent permitted by the Agreement, approves or recommends any Superior Proposal.

     Provided that neither Dana nor Merger Sub is in material breach of their representations, warranties and agreements under the Agreement, (w) if the Agreement is terminated by the Echlin Board pursuant to clause (vii) of the preceding paragraph, (x) if the Agreement is terminated by the Dana Board pursuant to clauses (v) or (vi) of the preceding paragraph and any Competing Transaction has been proposed or announced on or after the date of the Agreement, (y) if the Agreement is terminated by Dana pursuant to clause
(iv)(b)(1) of the preceding paragraph and any Competing Transaction has been proposed or announced on or after the date of the Agreement, or (z) if within 12 months of the termination of the Agreement by Dana pursuant to clauses (ii),
(iii), (iv)(b)(1), (v) or (vi) of the preceding paragraph, any Competing Transaction is entered into, agreed to or consummated by Echlin (any such event specified in clauses (w)-(z) of this paragraph, a "Triggering Event"), then Echlin will pay to Dana (or to any subsidiary of Dana designated in writing by Dana to Echlin) $87,500,000 (the "Termination Fee") (less any Expense Fee that may previously have been paid or is payable in the same circumstances). In no event shall more than one Termination Fee be payable under the Agreement.

     If the Agreement is terminated by either Echlin or Dana for any reason pursuant to clauses (ii), (v) or (vi), then the non-terminating party will pay to the terminating party (or to any subsidiary of the terminating party designated in writing to the other party) $5,000,000 (the "Expense Fee").

WAIVER, AMENDMENT, EXPENSES

     Prior to the Effective Time, and subject to compliance with applicable law, any provision of the Agreement may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as the Agreement; provided that after the adoption of the Agreement by Echlin stockholders, no such amendment will, without the further approval of such stockholders, reduce or change the amount or kind of consideration to be received by Echlin stockholders in the Merger. In addition, the Agreement permits Dana at any time to change the method of effecting the combination with Echlin if and to the extent that Dana deems such change desirable. In any event, no such change may alter or change the Merger Consideration, adversely affect the tax treatment of Echlin stockholders as a result of receiving the Merger Consideration, materially impede or delay consummation of the Merger or otherwise adversely affect Echlin or its stockholders. Pursuant to the foregoing, Dana has specified that the Merger be effected as described under "-- Description of the Merger."

     Except as described under "-- Termination of the Agreement," each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby, except that printing expenses, Commission registration fees and filing fees under the HSR Act will be shared equally between Echlin and Dana.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to holders of Echlin Common Stock who hold such stock as a capital asset. This summary is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to stockholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Echlin Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders of Echlin Common Stock exercising dissenters' rights and holders who hold Echlin Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. HOLDERS OF ECHLIN COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     In connection with the Merger and at the Effective Time, Wachtell, Lipton, Rosen & Katz will deliver to Dana its opinion and Davis Polk & Wardwell will deliver to Echlin its opinion, each subject to the qualifications discussed in the following paragraph (each, a "Tax Opinion"), dated as of the Effective Time, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and accordingly (other than in the case of the opinion of Davis Polk & Wardwell which shall not address (i)):

          (i) No gain or loss will be recognized by Dana, Merger Sub or Echlin as a result of the Merger;

          (ii) No gain or loss will be recognized by the holders of Echlin Common Stock who exchange all of their Echlin Common Stock solely for Dana Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Dana Common Stock); and

          (iii) The aggregate tax basis of the Dana Common Stock received by holders of Echlin Common Stock who exchange all of their Echlin Common Stock solely for Dana Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Echlin Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in Dana Common Stock for which cash is received).

     Dana's obligation to consummate the Merger is conditioned upon the receipt by Dana of its respective Tax Opinion in form and substance reasonably satisfactory to Dana and Echlin's obligation to consummate the Merger is conditioned upon the receipt by Echlin of its respective Tax Opinion in form and substance reasonably satisfactory to Echlin. Each of Wachtell, Lipton, Rosen & Katz and Davis Polk & Wardwell will render its respective Tax Opinion on the basis of facts, representations and assumptions set forth or referred to in such opinion. In rendering the Tax Opinions, each such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Dana, Merger Sub, Echlin and others, reasonably satisfactory in form and substance to such counsel. The Tax Opinions are not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge such opinions' conclusions or that a court will not sustain such challenge.

     Cash received by a holder of Echlin Common Stock in lieu of a fractional share interest in Dana Common Stock will be treated as received in a sale of such fractional share interest, and an Echlin stockholder will recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Echlin Common Stock allocable to such fractional share interest. In certain circumstances, holders of Echlin Common Stock that are individuals, estates, or certain trusts may be taxed at preferential capital gains rates, depending on the period for which such holders held their Echlin Common Stock as a capital asset. The holding period of a share of Dana Common Stock received in the Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the Echlin Common Stock surrendered in exchange therefor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     As of the Record Date, the persons serving as executive officers of Echlin beneficially owned and were entitled to vote approximately 1,161,020 shares of Echlin Common Stock, representing less than 2% of the Echlin Common Stock outstanding as of the Record Date. Each such executive officer has indicated his present intention to vote or direct the vote of the shares of Echlin Common Stock so owned by him or over which he has voting control for the approval and adoption of the Agreement.

     Severance. Echlin has adopted a Change In Control Severance Policy which provides for certain severance benefits if, within two years after a "Qualified Change of Control" (as determined by the Echlin Board), the participating employee is laid off, the employee's employment is involuntarily terminated without "cause" (as defined in the Policy) or such employee terminates employment for "good reason" (as defined in the Policy). Severance benefits will consist of a lump sum payment generally equivalent to the sum of the employee's monthly base salary and 1/12 of the employee's most recent annual bonus, if applicable, multiplied by a factor of from 7.5 to 36 depending upon the employee's employment level. The factor for executive officer payments is 24 or
36. In some cases, severance payments are increased to compensate for any applicable excise taxes. The Echlin Board has declared that the Merger will be a Qualified Change of Control for purposes of the Policy.

     Echlin has entered into Severance and Indemnification Agreements with certain of its executive officers which provide for certain severance benefits if, within two years after a Qualified Change of Control, the officer is laid off, the officer's employment is involuntarily terminated without "cause" (defined in the same way as in the Policy) or the officer terminates employment for "good reason" (defined in the same way as in the Policy). In certain Severance Agreements, the Board must make a determination that a particular event will constitute a Qualified Change of Control and in other cases, the occurrence of certain events will automatically constitute a Qualified Change of Control triggering rights under the Severance Agreement. The benefits provided by the Severance Agreements are intended to accrue only to the extent that such benefits exceed benefits otherwise provided under the Policy or any other plan or arrangement of Echlin. Severance benefits consist of a lump sum payment equivalent to either two or three times (depending upon the officer) the sum of the officer's annual base salary and the greater of his most recent paid or targeted annual executive bonus. Messrs. McCurdy, Leckerling, Onorato, Makoski and Tobey would each receive three times base salary and bonus, and Mr. Toole would receive two times base salary and bonus. Messrs. McCurdy, Leckerling, Onorato, Makoski and Tobey may also terminate employment for any reason during the 30-day period following the first anniversary of the Merger and receive severance. The Echlin Board has declared that Merger will be a Qualified Change of Control for purposes of the Severance Agreements.

     SERP. Participants in the SERP will vest in plan benefits on the date of a Qualified Change of Control. If, within two years after the Qualified Change of Control, a SERP participant's employment is involuntarily terminated without cause or the participant terminates employment for good reason, the participant's SERP benefit becomes immediately payable in a lump sum. The Echlin Board has declared that the Merger will be a Qualified Change of Control for purposes of the SERP.

     Echlin has adopted an irrevocable grantor trust for the purpose of satisfying certain of Echlin's employee benefit obligations, including deferred compensation, and to ensure payment of certain expenses incurred in the payment of such benefits. The trust has been funded with approximately $9.3 million of assets.

     Options. At the Effective Time, all Echlin Employee Stock Options which are then outstanding and unexercised will be assumed by Dana and converted into options to purchase shares of Dana Common Stock. From and after the Effective Time, the number of shares of Dana Common Stock purchasable upon exercise of an Echlin Employee Stock Option shall be equal to the number of shares of Echlin Common Stock that were purchasable under such Echlin Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share and (ii) the per share exercise price under each such Echlin Employee Stock Option shall be adjusted by dividing the per share exercise price of each such Echlin Employee Stock Option by the Exchange Ratio, and rounding down to the nearest cent.

     Indemnification. Dana has agreed that from and after the Effective Time, it shall indemnify, defend and hold harmless the present and former directors and officers of Echlin, in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent permitted by applicable law. Dana has further agreed to use best efforts to cause Echlin or Dana to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance for Echlin directors and officers, subject to certain limitations.

     Echlin has entered into indemnification agreements with the non-management directors of Echlin, pursuant to which Echlin has agreed, subject to certain limitations, to indemnify each such director indemnitee for all liability which any such director may incur by reason of the fact that such director is or was a director of Echlin or of any subsidiary of Echlin. The Severance Agreements also provide for indemnification for the executive officers equivalent to what is provided for such directors.

     Under the Agreement, four non-management directors of Echlin will continue as directors of the Surviving Corporation for a period of time after the Merger.

     Stay-Bonus Program. The Agreement provides that Echlin may implement a stay-bonus or similar program providing for payments in an aggregate amount not to exceed $8.7 million for key management employees of Echlin who are employed by Echlin at least through October 31, 1998.

     Employment. Dana has agreed to continue the employment of certain of the executive officers of Echlin until January 31, 1999.

STOCK OPTION AGREEMENT

     Concurrently with the execution of the Agreement, Echlin executed and delivered the Stock Option Agreement, pursuant to which Echlin granted to Dana the Echlin Option. Echlin approved and entered into the Stock Option Agreement as an inducement to Dana to enter into the Agreement.

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement. Consequently, certain aspects of the Stock Option Agreement may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in Echlin from considering or proposing such an acquisition, even if such persons were prepared to offer to pay consideration to Echlin stockholders which had a higher current market price than the shares of Dana Common Stock to be received per share of Echlin Common Stock pursuant to the Agreement. The existence of the Echlin Option could significantly increase the cost to a potential acquiror of acquiring Echlin compared to its cost had the Stock Option Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Echlin than it might otherwise have proposed to pay. The exercise or repurchase of the Echlin Option is likely to prevent any other acquiror of Echlin from accounting for an acquisition using the "pooling of interests" accounting method for a period of two years.

     The Stock Option Agreement provides for the purchase by Dana of 12,655,345 shares (the "Echlin Option Shares") of Echlin Common Stock at an exercise price of $55 per share, payable in cash. The Echlin Option Shares, if issued pursuant to the Stock Option Agreement, will in no event exceed 19.9% of the Echlin Common Stock issued and outstanding without giving effect to the issuance of any Echlin Common Stock subject to the Echlin Option.

     The number of shares of Echlin Common Stock subject to the Echlin Option will be increased or decreased, as appropriate, to the extent that additional shares of Echlin Common Stock are either (i) issued or otherwise become outstanding (other than pursuant to the Stock Option Agreement or as permitted under the Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after May 3, 1998, such that, after such issuance, the number of Echlin Option Shares will continue to equal 19.9% of the Echlin Common Stock then issued and outstanding, without giving effect to the issuance of any stock subject to the Echlin Option. In the event of any change in, or distributions in respect of, the number of shares of Echlin Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of Echlin Common Stock that would be prohibited by the Agreement, or similar transaction, the type and number of Echlin Option Shares purchasable upon exercise of the Echlin Option, and the Echlin Option price will also be adjusted in such a manner as will fully preserve the economic benefits of the Echlin Option.

     The Stock Option Agreement provides that Dana or any other holder or holders of the Echlin Option (as used in this section, collectively, the "Holder") may exercise the Echlin Option, in whole or in part, subject to regulatory approval, if a Triggering Event has occurred prior to the occurrence of an Exercise Termination Event (as defined herein); provided that the Holder has sent to Echlin written notice of such exercise within 60 days following such Triggering Event (subject to extension as provided in the Stock Option Agreement). Any exercise of the Echlin Option will be deemed to occur on the date such notice is sent.

     The Echlin Option will expire upon the occurrence of an "Exercise Termination Event," which includes: (i) the Effective Time of the Merger; or
(ii) the passage of 12 months after the termination of the Agreement.

     As of the date of this Joint Proxy Statement-Prospectus, to the best knowledge of Dana and Echlin, no Triggering Event has occurred.

     Dana may in no event obtain Total Profit or Notional Total Profit (as defined herein) in excess of $35 million. "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount received by Dana pursuant to Echlin's repurchase of Echlin's Option (or any portion thereof), (ii) (a) the amount received by Dana pursuant to Echlin's repurchase of Echlin Option Shares, less (b) the purchase price for such Echlin Option Shares, (iii) (a) the net cash amounts received by Dana pursuant to the sale of Echlin Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (b) Dana's purchase price of such Echlin Option Shares, (iv) any amounts received by Dana on the transfer of the Echlin Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to any option into which the Echlin Option was converted or exchanged. "Notional Total Profit" with respect to any number of shares as to which Dana may propose to exercise the Echlin Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Echlin Option were exercised on such date for such number of shares and assuming that such shares, together with all other Echlin Option Shares held by Dana and its affiliates as of such date, were sold for cash at the closing market price for Echlin Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     Within 60 days after the occurrence of a Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Stock Option Agreement), Dana may request Echlin to prepare, file and keep current with respect to the Echlin Option Shares, a registration statement with the Commission. Echlin is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 120 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Echlin Option Shares. Dana has the right to demand two such registrations.

AMENDMENT TO ECHLIN RIGHTS AGREEMENT

     Each share of Echlin Common Stock has attached to it an Echlin Right issued pursuant to the Echlin Rights Agreement. In connection with the execution of the Agreement, Echlin amended the Echlin Rights Agreement to provide, among other things, that (i) the entering into of the Agreement and the Stock Option Agreement and consummation of the transactions contemplated thereby will not cause the Echlin Rights to become exercisable, or cause the Echlin Rights to be separated from the shares of Echlin Common Stock to which they are attached, and
(ii) the Echlin Rights Agreement will expire at the Effective Time. In addition, Echlin amended the Echlin Rights Agreement to reduce to 9.9% the threshold at which the acquisition of shares of Echlin Common Stock would cause the Echlin Rights to be separated from the shares of Echlin Common Stock to which they are attached. See "COMPARATIVE RIGHTS OF STOCKHOLDERS OF DANA AND ECHLIN -- Rights Plan."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling of interests" under GAAP and the receipt of letters from each of Dana's and Echlin's independent accountants concurring with management's conclusion that the Merger will qualify for such accounting treatment is a condition to the parties' obligations to consummate the Merger. The unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus reflects the Merger using the "pooling of interests" method of accounting. See "UNAUDITED COMPARATIVE PER SHARE DATA," "SELECTED HISTORICAL FINANCIAL DATA OF DANA," "SELECTED HISTORICAL FINANCIAL DATA OF ECHLIN" and "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION."

REGULATORY MATTERS; LITIGATION

     Under the HSR Act, and the rules and regulations promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have expired or been terminated. On May 11, 1998, Dana and Echlin filed a Premerger Notification and Report Form pursuant to the HSR Act with the United States Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). Under the HSR Act, the Merger may not be consummated until 30 days (unless early termination of this waiting period is granted) after the initial filing, or if the DOJ or FTC issues a Request for Documents and Other Additional Information (a "second request"), 20 days after Dana and Echlin have substantially complied with such a second request (unless this period is shortened pursuant to a grant of early termination). As a result of the Merger, Dana or Echlin, as the case may be, may be required to notify or obtain the consent of certain regulatory authorities in other countries where Dana and/or Echlin conduct business pursuant to certain antitrust and foreign investment laws and the regulations governing conduct of business in such countries.

     Dana and Echlin have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Agreement provides that the obligation of each of Dana and Echlin to consummate the Merger is conditioned upon the receipt of all requisite material regulatory approvals, including the approvals under the HSR Act. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the DOJ or FTC, if such a challenge is made, the result thereof.

     On or about February 18, 1998, Geoffrey and Jordana Miller filed a complaint (the "Miller Complaint") in the Superior Court of Connecticut, Judicial District of New Haven, against Echlin and certain directors of Echlin. The Miller Complaint is brought on behalf of a purported class of all Echlin stockholders and alleges that Echlin and the director defendants have breached their fiduciary duties to Echlin stockholders by failing to negotiate with SPX concerning its acquisition overtures and failing to take steps to maximize stockholder value and Echlin's attractiveness as a potential acquisition candidate. The Miller Complaint seeks to enjoin defendants from taking any action that does not maximize the stockholder value of Echlin and unspecified monetary damages. The defendants' response to the Miller Complaint was filed on June 1.

     On or about February 19, 1998, Park East, Inc. filed a complaint in the United States District Court for the District of Connecticut against Echlin and certain directors of Echlin. On or about April 24, 1998, Park East filed an amended complaint in that action (the "Park East Complaint"). The Park East Complaint is brought on behalf of a purported class of all Echlin stockholders and alleges the same fiduciary duty claims as are alleged in the Miller Complaint, as well as claims that the director defendants have breached their fiduciary duties to Echlin stockholders by failing to count stockholder demands for a special meeting of Echlin stockholders and that the Connecticut Anti-Takeover Statutes are unconstitutional. The Park East Complaint seeks to order the defendants to cooperate fully with any entity proposing a transaction, as well as unspecified monetary damages and a declaration that the Connecticut Anti-Takeover Statutes are unconstitutional. On May 22, 1998, all defendants filed a motion to dismiss the Park East Complaint.

     On or about May 18, 1998, Adolph Feuerstein filed a complaint (the "Feuerstein Complaint") in the Superior Court of Connecticut, Judicial District of New Haven, against Echlin and certain directors of Echlin. The Feuerstein Complaint is brought on behalf of a purported class of all stockholders of Echlin and alleges that Echlin and the director defendants have breached their fiduciary duties to Echlin's stockholders by approving the Merger Agreement and failing to take steps to maximize stockholder value and Echlin's attractiveness as a potential acquisition candidate. The Feuerstein Complaint seeks injunctive relief temporarily and permanently enjoining the Merger, ordering the director defendants to expose Echlin to the marketplace in an effort to create an active auction for Echlin, invalidating any breakup fee agreed to by the Company and seeks certain other related relief.

     Echlin believes that the allegations in the Miller Complaint, the Park East Complaint and the Feuerstein Complaint are without merit.

     Dana and Echlin are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, Dana and Echlin currently contemplate that such approval or action would be sought.

     See "-- The Effective Time," "-- Conditions to the Merger" and "-- Termination of the Agreement."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of Dana Common Stock issuable to Echlin stockholders upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Dana or Echlin, as that term is defined in the rules promulgated under the Securities Act.

     Shares of Dana Common Stock received by those Echlin stockholders who are deemed to be "affiliates" of Echlin at the time of the Echlin Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the "pooling of interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

     Each of Dana and Echlin has agreed in the Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act (in the case of Echlin affiliates) and to preserve the ability of the Merger to be accounted for as a "pooling of interests."

     Dana has agreed in the Agreement to use its best efforts to publish, not later than 45 days after the end of the first full calendar month commencing after the Effective Time occurs, financial results covering at least 30 days of post-Merger combined operations, as contemplated by and in accordance with the terms of Accounting Series Release No. 135 issued by the Commission.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Echlin, as the Surviving Corporation in the Merger, will operate the businesses acquired as a result of the Merger. To assist with transitional issues, Dana will establish a Board of Directors of the Surviving Corporation consisting of nine persons, and will cause four of the current directors of Echlin to become directors of the Surviving Corporation. Richard E. Dauch, John
E. Echlin, Jr., Donald C. Jensen, and William P. Nusbaum will hold office, commencing on the Effective Date, for a term of unspecified duration, until their respective successors are duly elected or appointed and qualified.

     Dana, which currently is organized into six Strategic Business Units ("SBUs"), plans to form a seventh SBU, consisting of the current Echlin operations that are oriented toward the aftermarket. This new SBU will also have marketing and sales responsibility for Dana's existing automotive aftermarket products in order to fully capitalize on the synergistic opportunities afforded by the combination of the two companies. Mr. McCurdy, who has extensive experience in the automotive aftermarket, will be the president of the Echlin SBU and in this capacity he will have overall responsibility for Dana's aftermarket activities. The main office of the Echlin SBU of Dana will be located in Branford, Connecticut.

     Echlin Automotive, that portion of Echlin's operations which is focused on the original equipment ("OE") market, will become a part of Dana's Engine Components SBU. This will permit Echlin Automotive to realize the full potential of marketing synergies in this market where Dana is relatively stronger than Echlin.

     Echlin previously announced repositioning initiatives in September 1997 and March 1998 to improve its cost structure and financial performance. These programs, which Dana and Echlin anticipate will generate significant cost savings, have already begun to contribute positively to Echlin's financial performance. The first phase of these initiatives consists of a reorganized and simplified corporate structure, adoption of economic value added ("EVA") principles, an extensive cost-reduction program and divestiture of underperforming and non-core assets. Through the first six months of Echlin's fiscal 1998 (ending February 28), Echlin has already achieved a $29 million reduction in annualized costs as a result of these initiatives. The second phase of these cost savings initiatives consists of a worldwide sourcing program and a comprehensive realignment of Echlin's North American distribution operations. Based upon a detailed review of Echlin's repositioning initiatives, the actual progress Echlin has made to date on instituting programs and attaining specified cost savings targets, as well as Echlin's specific plans pertaining to the implementation of additional initiatives, Dana believes that the expected cost savings benefits from the Echlin repositioning program will be achieved.

     In addition to the stand-alone cost savings initiatives discussed above, Dana expects to realize significant operating synergies and strategic benefits as a result of the Merger. Assuming the Effective Time occurs prior to September 30, 1998, Dana and Echlin estimate that the combined company will achieve synergies of $75 million in 1999 and approximately $200 million per year thereafter, primarily from manufacturing productivity improvements and planned elimination of duplicate functions. The $200 million is currently expected to come 45% from manufacturing productivity improvements (including plant rationalization and workforce realignment), 30% from the elimination of duplicate functions in aftermarket sales and marketing and the consolidation of distribution infrastructure, 15% from the elimination of redundant corporate expenses and the consolidation of shared administrative services, and 10% from the consolidation of OE marketing and engineering efforts.

     Dana also expects to achieve significant revenue enhancements over time stemming from its ability to leverage the respective strengths of the two companies including aftermarket distribution (Echlin) and strong relationships with global OE customers (Dana). For example, Dana intends to capitalize on Echlin's premier position in the U.S. aftermarket by accelerating efforts to grow its customer base and product offering in the lucrative and expanding international markets. Echlin's Quinton Hazell unit is a respected name in the European automotive aftermarket, and provides opportunities for expanded sales penetration with filtration products, chassis parts and engine components manufactured by Dana. In addition, Dana's South American distribution operations could source a wider variety of Echlin-manufactured products, providing growth opportunities throughout the region. In the United States, Echlin's Beck/Arnley Worldparts business provides a wide offering of products for the repair of imported vehicles. Sourcing Dana-manufactured piston rings, filtration, and sealing products would enable the combined company to leverage its European and Japanese

OE capabilities by providing these products in the U.S. import aftermarket. Another opportunity in the United States is with the so-called "retail" customers, where Echlin has a growing presence. Numerous Dana products, including engine components and chassis parts, could be sold to and through such retail customers.

     In the OE markets, Echlin's demonstrated capabilities in brake system components, combined with Dana's OE customer relationships, should provide the combined company with solid growth opportunities as a "Tier 2" supplier, such as providing brake system components for axles and axle modules and for corner modules and complete rolling chassis (like the chassis being built by Dana in Brazil for the Dodge Dakota). Dana's global OEM relationships should also open up significant opportunities to grow Echlin's sales of vehicular fluid handling systems, whether directly to OEMs or to Dana for use on modular systems such as a light truck rolling chassis.

     After the Merger is consummated, restructuring charges to operations may be required as a result of rationalizing and integrating operations. These costs may include severance and related employee benefit costs, costs to consolidate manufacturing and distribution facilities, facility rearrangement costs, relocation and moving costs, training costs, and debt extinguishment costs, among others. At this time, the amount of any such charges cannot be determined. See "RISK FACTORS -- Uncertainties in Integrating Business Operations and Achieving Synergies."

     For additional information regarding management and operations of the combined company, see "INFORMATION ABOUT DANA" and "INFORMATION ABOUT ECHLIN."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

     Dana Common Stock is listed on the NYSE and the PSE under the trading symbol "DCN." Dana Common Stock is also listed on the LSE. The following table sets forth the high and low closing sale prices of Dana Common Stock as reported on the NYSE Composite Transactions Tape and the cash dividends declared for the periods indicated.

                                                                  DANA           CASH DIVIDENDS
                                                              SALES PRICES          DECLARED
                                                              -------------      --------------
                                                              HIGH      LOW
                                                              ----      ---
YEAR ENDED DECEMBER 31, 1996:
  First Quarter.............................................  $34 1/8   $27 3/4       $.23
  Second Quarter............................................   35 1/2    30 1/8        .25
  Third Quarter.............................................   31 1/8    27 1/4        .25
  Fourth Quarter............................................   33 1/8    29 3/8        .25
YEAR ENDED DECEMBER 31, 1997:
  First Quarter.............................................   34 5/8    30 5/8        .25
  Second Quarter............................................   39 1/2    30 5/8        .25
  Third Quarter.............................................   49 1/2    36 7/8        .27
  Fourth Quarter............................................   54 3/8    43            .27
YEAR ENDED DECEMBER 31, 1998:
  First Quarter.............................................   59        48            .27
  Second Quarter (through June 1, 1998).....................   61 1/2    51 1/16       .29

     Echlin Common Stock is listed on the NYSE and the PSE under the symbol "ECH." Echlin Common Stock is also listed on the LSE. The following table sets forth the high and low sale prices for Echlin Common Stock as reported by the NYSE Composite Transactions Tape and the cash dividends declared for the periods indicated.

                                                                 ECHLIN           CASH DIVIDENDS
                                                              SALES PRICES           DECLARED
                                                             --------------       --------------
                                                             HIGH       LOW
                                                             ----       ---
YEAR ENDED AUGUST 31, 1996:
  First Quarter............................................  $39 1/2    $33 7/8       $.205
  Second Quarter...........................................   38 3/4     33 5/8        .205
  Third Quarter............................................   36 7/8     32 5/8        .22
  Fourth Quarter...........................................   37 7/8     30            .22
YEAR ENDED AUGUST 31, 1997:
  First Quarter............................................   34 1/4     29 3/4        .22
  Second Quarter...........................................   35 1/4     29 1/2        .22
  Third Quarter............................................   35         31 1/8        .225
  Fourth Quarter...........................................   38 9/16    32            .225
YEAR ENDED AUGUST 31, 1998:
  First Quarter............................................   38 1/4     29 13/16      .225
  Second Quarter...........................................   52 3/4     31 3/4        .225
  Third Quarter............................................   52 11/16   45 9/16       .225
  Fourth Quarter (through June 1, 1998)....................   47 15/16   47 3/16

                             INFORMATION ABOUT DANA

GENERAL

     Dana, founded in 1904 as the first supplier of universal joints to the automotive industry, is today an international leader in the design, manufacture and marketing of a broad range of products for the worldwide vehicular and industrial markets, with 1997 sales totaling $8.3 billion. Dana's products include automotive components (drivetrain components such as axles, driveshafts and structural components); heavy truck components (including axles, brakes, driveshafts and power take-off units); off-highway components (including axles, brakes, transaxles, power-shift transmissions, and pumps, motors and control valves); engine components (including gaskets, seals, piston rings and filters); and industrial products (including electrical and mechanical brakes and clutches, drives and motion control devices). Dana's products are manufactured and marketed globally to OEMs and to distributors of parts for highway and mobile off-highway vehicles and industrial machinery. Dana also provides leasing and other commercial financial services in selected markets.

     To serve its global markets, Dana has six SBUs for Automotive Components, Engine Components, Heavy Truck Components, Industrial Components, Off-Highway Components and Leasing Services, in addition to regional operating organizations for North America, Europe, South America and Asia/Pacific. Dana operates over 300 manufacturing and distribution facilities around the world (including more than 140 facilities located in 29 countries outside of the United States) and average worldwide employment in 1997 was 49,100 people. Dana's international sales (including exports from the United States) were approximately 36% of net sales in 1997.

     Dana's principal executive offices are located at 4500 Dorr Street, Toledo, Ohio 43615, telephone number (419) 535-4500.

BUSINESS SEGMENTS AND MARKETS

     Dana operates in three principal business segments: Vehicular, Industrial and Lease Financing.

     In the Vehicular segment, Dana sells components and assemblies used in light, medium and heavy trucks, sport utility vehicles, trailers, vans and automobiles. These products include drivetrain components (axles, driveshafts and structural components), engine parts (gaskets and sealing systems, piston rings and filtration products), structural components (vehicle frames, engine cradles and rails), and chassis products (steering and suspension components).

     In the Industrial segment, Dana sells products for off-highway vehicle and stationary equipment applications. Such products include components for industrial power transmission products (electrical and mechanical brakes and clutches, drives and motion control devices) and components for fluid power systems (pumps, cylinders and control valves).

     In the Lease Financing segment, Dana Credit Corporation ("DCC"), an indirect, wholly-owned subsidiary of Dana, offers lease financing services in the form of specialized capital markets lease transactions worldwide and customized equipment financing programs in the U.S., Canada, the United Kingdom and continental Europe.

     During the past three years, Dana's sales in the Vehicular and Industrial segments were as follows:

                          SALES BY BUSINESS SEGMENT(1)

                                                                 PERCENTAGE OF
                                                               CONSOLIDATED SALES
                                                              --------------------
                                                              1995    1996    1997
                                                              ----    ----    ----
Vehicular Products --
  OEMs......................................................   58%     58%     58%
  Service Parts.............................................   22%     22%     18%
                                                               --      --      --
          Total.............................................   80%     80%     76%
Industrial Products --
  OEMs......................................................   10%     10%     14%
  Service Parts.............................................   10%     10%     10%
                                                               --      --      --
          Total.............................................   20%     20%     24%

---------------
(1) End use of products is not always identifiable, but these are reasonable estimates derived from expected customer usages.

     Revenue from the Lease Financing segment is not included as a component of sales.

     The major product groups within the Vehicular segment are as follows:

                   MAJOR PRODUCT GROUPS -- VEHICULAR SEGMENT

                                                                 PERCENTAGE OF
                                                               CONSOLIDATED SALES
                                                              --------------------
                     TYPES OF PRODUCTS                        1995    1996    1997
                     -----------------                        ----    ----    ----
Products for highway vehicles, primarily trucks
  Front and rear axles......................................   30%     30%     29%
  Engine parts and accessories..............................   13%     12%     15%
  Driveshafts and universal joints..........................   10%     11%     12%
  Frames and other structural components....................    8%      9%     10%
Other Vehicular products....................................   19%     18%     10%
                                                               --      --      --
          Total.............................................   80%     80%     76%

     No product or product group within the Industrial segment exceeded 10% of Dana's consolidated sales during these periods.

SELECTED INTERNATIONAL INFORMATION

     Dana's international subsidiaries and affiliates manufacture and sell a number of vehicular and industrial products which are similar to those produced by Dana in the United States. To support the SBUs on a global basis, Dana has administrative organizations in each major economic region -- North America, Europe, South America and Asia/Pacific -- to facilitate financial and statutory reporting and tax compliance on a worldwide basis.

     In 1997, international sales (including $697 million in exports from the U.S.) were $3.0 billion or 36% of Dana's consolidated sales, international operating income was $109 million or 17% of Dana's consolidated operating income and earnings from international affiliates was $27 million.

STRATEGIC INITIATIVES

     During the past year, Dana has taken a number of steps to focus on and strengthen its core products and businesses. Dana completed major strategic acquisitions with annualized sales of $1.3 billion (including Clark-

Hurth Components, the Sealed Power Division of SPX and the heavy axle and brake business of Eaton Corporation) and initiated significant restructuring and rationalization plans (including the sale of Dana's European distribution activities, clutch business, and various other operations which did not hold leadership positions in their global markets or did not meet Dana's financial goals).

     These actions were also in line with two goals which Dana has been pursuing for some time. The first is to reduce the proportion of Dana's sales represented by highway vehicle OEM production. Dana's long-term goal is to obtain a 50-50 balance between sales to highway vehicle OEM customers (58% of Dana's net sales in 1997) and sales to the distribution, off-highway, service and industrial markets (42% of 1997 net sales). Dana seeks to expand its off-highway and distribution businesses by increasing market penetration and broadening its product offerings through internal growth and acquisition.

     The second goal is to obtain a greater balance between U.S. and international sales. In 1997, international sales (including exports from the U.S.) were 36% of Dana's consolidated sales. Dana's long-term goal is to obtain 50% of its sales (including exports) from customers outside the U.S. By broadening its sales base, Dana believes that it will be better able to withstand economic downturns in particular countries, source materials from the areas of the world which offer the lowest cost and access markets which have the greatest growth potential. The three acquisitions referred to above furthered this strategy. In addition, Dana is focusing on meeting its OEM customers' needs in each of the local markets in which they operate, both through exports and by locating manufacturing or assembly facilities in markets where key OEM customers have assembly plants.

     During 1997, Dana reorganized its operations into the following six market-focused SBUs to better serve its global customers.

     Automotive Components Group -- With 91 facilities and nearly 20,000 people in 22 countries, the Automotive Components Group serves the world's light truck and passenger car markets with Spicer(R) light duty axles and driveshafts, Parish(R) structural components (such as engine cradles and frames), transfer cases and integrated modules and systems that provide innovative solutions to the needs of Dana's customers. Paced by continued strength in the light truck market, 1997 was a record year for the operations that comprise the Group, with sales reaching $3.9 billion. The Group's three largest customers in 1997 were Ford, Chrysler, and General Motors Corporation ("General Motors").

     Heavy Truck Components Group -- The Heavy Truck Components Group became a major global supplier to the medium and heavy truck markets on completion of the acquisition of Eaton Corporation's heavy axle and brake business in early 1998. The acquisition provides the Group with global depth in products, engineering, purchasing, manufacturing and marketing, and gives Dana the opportunity to be the most diverse and technologically advanced independent manufacturer of heavy axles and brakes in the world. The acquired operations had 1997 sales of approximately $660 million, compared to $710 million in sales that the Group achieved in 1997. Now operating 25 facilities in nine countries, the Group produces Spicer(R) heavy axles and brakes, trailer products and medium and heavy duty driveshafts and Chelsea(R) power take-off units and assembles modules and systems for heavy trucks. Navistar International Transportation Corp., Ford and Mack Trucks, Inc. were the Group's three largest customers in 1997.

     Off-Highway Components Group -- With 17 manufacturing operations in seven countries, the Off-Highway Components Group serves 700 customer locations in 30 nations. Serving the construction, agriculture, mining, specialty chassis, outdoor power, materials handling, forestry and leisure utility equipment markets, the Group produces Spicer(R) Clark-Hurth(TM) axles and brakes, transaxles, power-shift transmissions, torque converters and electronic controls and Gresen(R) hydraulic pumps, motors, valves, filters and electronic components. Since its establishment in 1985, the Group has grown, through internal growth and acquisitions, to a leadership position in the majority of its eight primary markets, increasing sales to $890 million in 1997. Dana's 1997 purchase of Clark-Hurth Components significantly broadened the Group's manufacturing base for off-highway components and brought new technologies, products and international reach to the Group. Agco Corporation, OmniQuip International, Inc. and Tamrock Corp. were the Group's three largest customers in 1997.

     Engine Components Group -- Dana's second-largest SBU, the Engine Components Group had $1.8 billion in sales during 1997. Capitalizing on the combined strengths of its Victor Reinz(R) sealing products, Wix(R) filtration products and Perfect Circle(R) engine parts operations, the Group serves the automotive, heavy truck, agricultural, construction, mining, aeronautical, marine, railway, motor cycle and industrial markets, including virtually every major OEM engine manufacturer in the world, as well as the related aftermarket. A technological leader, the Group is a leading worldwide manufacturer of graphite and multi-layer steel gaskets and is active in the development of advanced filtration products and composite-based engine components. The recently acquired Sealed Power(R) piston ring and cylinder liner assets, combined with the Perfect Circle engine components, gives the Engine Components Group a major presence in the global engine marketplace. National Automotive Parts Association ("NAPA"), Carquest Corporation, and General Motors were the Group's three largest customers in 1997.

     Industrial Components Group -- Serving nearly 10,000 customers in 56 countries around the world, Dana's Industrial Components Group develops, manufactures and markets products and systems that drive and control motion. The Group manufactures Warner Electric(R) clutches, brakes, linear actuators, motors and controls; Boston(R) hose products; and Weatherhead(R) couplings. Dana's most diverse core business, with 1997 sales of $750 million, the Industrial Components Group serves global markets, including the industrial machinery, processing equipment, machine tool, business machine, communication, information processing, transportation, agriculture, construction, mining, chemical, petroleum and automotive industries. NAPA, Ford and Motion Industries, Inc. were the Group's three largest customers in 1997.

     Leasing Services -- DCC provides leasing services to selected markets in the U.S., Canada, the United Kingdom and continental Europe. DCC's products include small, middle ticket and capital market leasing and finance products, asset and real property management and technology management. With a record $1.1 billion in new business volume in 1997, an all-time high $31 million in operating profits and assets owned or under management totaling more than $5.2 billion in original asset cost, DCC continues to strengthen its position in the international commercial leasing industry.

COMPETITION

     In the Vehicular and Industrial segments, Dana competes worldwide with a number of other manufacturers and distributors which produce and sell similar products, including vertically-integrated units of Dana's major OEM vehicular customers and a large number of independent domestic and international suppliers. The competitive environment in these segments has changed in the past few years as Dana's traditional United States OEM customers, faced with intense international competition, have expanded their worldwide sourcing of components with the stated objective of better competing with lower-cost imports. As a result, Dana has experienced competition from suppliers in other parts of the world which enjoy such economic advantages as lower labor and health care costs, and, in some cases, export and/or raw materials subsidies.

     In the Lease Financing segment, Dana's competitors include various international, national and regional leasing and finance organizations.

CUSTOMERS

     Dana has thousands of customers worldwide and enjoys long-standing business relationships with many of these customers. Dana's attention to price, quality, delivery and service has been recognized by numerous customers who have awarded supplier quality awards to Dana and its facilities. Only two customers, Ford and Chrysler (including their global subsidiaries and affiliates), accounted for more than 10% of Dana's consolidated net sales in 1997. Sales to Ford were 17% of Dana's consolidated sales in 1995, 16% in 1996 and 17% in 1997, while sales to Chrysler were 13%, 14% and 14% of Dana's consolidated sales in these periods. Loss of all or a substantial portion of Dana's sales to these customers or other large vehicle manufacturers would have a significant adverse effect on Dana's financial results until the lost sales volume could be replaced.

RESEARCH AND DEVELOPMENT

     Dana's objective is to be the leader in low cost, advanced technology, superior quality products and systems for its vehicular and industrial products customers. To enhance quality and reduce costs, Dana uses statistical process control, cellular manufacturing, flexible regional production and assembly, global sourcing and extensive employee training.

     In addition, Dana engages in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of existing products and to design and develop new products for both existing and new applications. Dana's spending on engineering, research and development, and quality control programs was $149 million in 1995, $164 million in 1996 and $193 million in 1997. Dana currently has technology centers dedicated to engineering and product development activities for local markets throughout the world. To promote efficiency, reduce development costs and enhance customer relationships, Dana's research and engineering people work closely with OEM customers on special product and system designs.

MANUFACTURING, FACILITIES AND EMPLOYMENT

     Dana has over 300 manufacturing, distribution and service branch or office facilities worldwide, located by region as shown in the following table. The majority of Dana's manufacturing and larger distribution facilities for vehicular and industrial products are owned. A few manufacturing facilities and most of the smaller distribution outlets and financial services branches and offices are leased.

                                                     FACILITIES BY REGION AT DECEMBER 31, 1997
                                               -----------------------------------------------------
                                                NORTH                SOUTH
              TYPE OF FACILITY                 AMERICA    EUROPE    AMERICA    ASIA/PACIFIC    TOTAL
              ----------------                 -------    ------    -------    ------------    -----
Manufacturing................................    110        56         23            9          198
Distribution.................................     25         2          9           22           58
Service, Branches, Offices...................     46         9          5           13           73
                                                 ---        --        ---           --          ---
          Total..............................    181        67         37           44          329
                                                 ===        ==        ===           ==          ===

     Worldwide, Dana's average employment during 1997 was 49,100 people. Upon completion of the acquisition of the heavy axle and brake business of Eaton Corporation in January 1998, worldwide employment exceeded 51,000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Dana is incorporated by reference or set forth in the Dana Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. Stockholders of Dana and Echlin desiring copies of such documents may contact Dana at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

MERGER SUB

     Merger Sub is a wholly owned subsidiary of Dana formed in connection with the Merger and is not engaged in any business activity other than that associated with the Merger.

                            INFORMATION ABOUT ECHLIN

GENERAL

     Echlin, a corporation founded in 1924 and incorporated in the State of Connecticut in 1959, is a worldwide supplier of products to maintain or improve the efficiency and safety of motor vehicles.

PRODUCTS AND MARKETS

     Echlin's principal products can be classified into the following categories: brake system, engine system, vehicle parts manufactured primarily for OEMs, other vehicle parts. Brake system parts include hydraulic brake master cylinders, brake shoes and remanufactured brake shoes, drums, brake cables, hose assemblies, hardware and wheel cylinders for drum brake systems, disc pads, rotors and calipers for disc brake systems, electric brake controllers, brake block and antilock brake systems. Engine system parts include condensers, contacts, complete distributors, distributor caps, ignition coils, rotors, control modules, sensors, actuators, electronic voltage regulators, wire and cable products, carburetor and emission control parts, fuel pumps, lines and rails, water pumps, oil pumps, gaskets, heating and air-conditioning coupled hose assemblies, oil coolers, electronic fuel injection systems, oxygen sensors and EGR and PCV valves. Vehicle parts manufactured primarily for OEMs include power steering pumps, power steering, coupled hose assemblies, transmission oil coolers, heavy duty windshield wiper systems, HVAC controls and window lift systems. Other vehicle parts include new and remanufactured clutches, slave cylinders, bell housings, timing gears and chains, engine mounts, airhorns, shifters and linkage, shock absorbers, ball pins, track rod ends, king pins, tie-rods, rubber bushings and mounts, louvers, lug nuts and wheel and chrome accessories, mirrors, lights, trailer hitches, electrical connectors, body paints and finishes and cleaners for the high performance market. Non-vehicular products include marine and power equipment parts.

     At February 28, 1998, Echlin had total assets of $2.4 billion, sales of $1.7 billion for the six month period ended February 28, 1998 and stockholders' equity of $0.9 billion. The principal executive offices of Echlin are located at 100 Double Beach Road, Branford, Connecticut 06405 and its telephone number is
(203) 481-5751.

     Sales by product class for the last three fiscal years ended August 31 were as follows:

                    PRODUCT CLASS                        1995        1996        1997
                    -------------                      --------    --------    --------
                                                           (IN MILLIONS OF DOLLARS)
Brake System Parts...................................  $1,181.2    $1,253.3    $1,357.6
Engine System Parts..................................     848.6       969.5     1,176.9
Other Vehicle Parts..................................     576.1       736.2       868.8
Non-Vehicular Products...............................     112.0       169.7       165.3
                                                       --------    --------    --------
          Total......................................  $2,717.9    $3,128.7    $3,568.6
                                                       ========    ========    ========

     Echlin's products are sold primarily as replacement products for use by professional technicians and by car and truck owners. Sales are made to automotive warehouse distributors, retailers, other parts manufacturers and parts remanufacturers. The company also sells its products to OEMs in both the automotive and heavy-duty markets.

COMPETITION

     As Echlin sells different product lines in various global markets, there is no one company which serves as its major competitor. There are a number of large independent manufacturers of parts and supplies and the leading original equipment manufacturers also supply virtually every part sold by Echlin. In addition, the company faces competition in domestic markets from foreign manufacturers.

     Competition in all markets served by Echlin is based on product quality, delivery, warranty, customer service and price. Echlin believes that its products command good acceptance, and that it is one of the leading manufacturers in the industry.

CUSTOMERS

     Echlin does not have any one customer which represents 10 percent or more of consolidated net sales.

RESEARCH AND DEVELOPMENT

     Echlin's basic parts and supplies business does not require it to make substantial expenditures on research and development activities. However, Echlin has developed several new products and continues to make expenditures for the modification and improvement of existing products and services. In addition, as a result of recent acquisitions, the company is developing new products for use by original equipment manufacturers in the United States, Europe and South America. For the years ended August 31, 1995, 1996 and 1997, Echlin spent $34,652,000, $44,711,000 and $51,844,000, respectively, on research and developmental efforts, substantially all of which were sponsored by Echlin.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

     For information relating to Echlin's foreign and domestic operations for fiscal 1995, 1996 and 1997, see Note 11 to the consolidated financial statements appearing in the Echlin Annual Report on Form 10-K for the year ended August 31, 1997, which is incorporated herein by reference. Export sales represent less than 10% of Echlin's consolidated net sales.

FACILITIES AND EMPLOYMENT

     Echlin has almost 200 manufacturing, distribution and office facilities worldwide, located by region as shown in the following table. The majority of Echlin's manufacturing and larger distribution facilities are owned. A few manufacturing facilities and most of the smaller distribution outlets and offices are leased.

                                                   FACILITIES BY REGION AT AUGUST 31, 1997
                                                   ---------------------------------------
                                                    NORTH                SOUTH      ASIA/
                TYPE OF FACILITY                   AMERICA    EUROPE    AMERICA    PACIFIC    TOTAL
                ----------------                   -------    ------    -------    -------    -----
Manufacturing....................................     81        19          6         3        109
Distribution.....................................     40        13          4         4         61
Offices..........................................     17         5         --         5         27
                                                     ---        --        ---        --        ---
          Total..................................    138        37         10        12        197
                                                     ===        ==        ===        ==        ===

     Worldwide, Echlin's average employment during 1997 was 31,300 people. Employment within the United States totalled approximately 15,600, of which approximately 3,700 were unionized.

MANAGEMENT AND ADDITIONAL INFORMATION

     The following table summarizes the annual and long-term compensation for services to Echlin for the fiscal years ending on August 31st of 1997, 1996 and 1995 paid to the "named executive officers" as such term is defined in Item 402(a)(3) of Regulation S-K (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                              -------------------------------------
                                             ANNUAL COMPENSATION                AWARDS      PAYOUTS
                                  -----------------------------------------   ----------   ---------
                                                                                           LONG-TERM
                                                                              SECURITIES   INCENTIVE
                                                               OTHER ANNUAL   UNDERLYING     PLAN       ALL OTHER
                                  FISCAL   SALARY     BONUS    COMPENSATION    OPTIONS      PAYOUTS    COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR      ($)     (A)($)       (B)($)        (#)(C)      ($)(D)        (E)($)
  ---------------------------     ------   -------   -------   ------------   ----------   ---------   ------------
L.W. McCurdy(*).................   1997    283,330   300,000    3,200,000(1)    100,000           0            0
  President and Chief Executive
  Officer
T.O. Jones(**)..................   1997    869,900(2)       0                   110,850(3)        0            0
  Chairman and Interim Chief
  Executive Officer
F.J. Mancheski(***).............   1997    360,577         0                     12,975           0      248,600(4)
  Chairman and Chief               1996    700,000   264,000        1,446(5)     50,000     788,163          900
  Executive Officer (retired)      1995    625,000   600,000                     57,000   1,702,575        2,610
J.P. Leckerling.................   1997    202,500    58,300                      1,700           0        1,146
  Executive Vice President         1996    172,500    34,700          131(5)      3,000      72,443        1,445
  Administration, General          1995    164,000    65,000                      6,300     192,465        2,612
  Counsel
  and Corporate Secretary
J.A. Onorato....................   1997    184,000    53,700                      1,775           0        1,148
  Vice President and Chief         1996    152,500    37,200                      3,000      72,443        1,538
  Financial Officer                1995    145,000    65,000                      6,300     192,465        2,610
M.J. Makoski....................   1997    178,000    38,200                      1,700           0        1,046
  Vice President--Human            1996    164,100    34,700                      3,000      79,770        1,445
  Resources                        1995    157,000    65,000                      6,300     211,995        2,612
E.D. Toole......................   1997    158,200    32,300                      1,250           0          938
  Vice President, Associate        1996    150,700    32,700                      1,400      47,282        1,608
  General
  Counsel and Assistant            1995    143,500    39,200                      2,050     131,040        2,624
  Secretary

---------------
* Mr. McCurdy was elected President and Chief Executive Officer of Echlin on March 7, 1997.

** Mr. Jones was elected Chairman and Interim Chief Executive Officer of Echlin on February 20, 1997. He became Non-Executive Chairman of Echlin upon the election of Mr. McCurdy as President and Chief Executive Officer of Echlin.

*** Mr. Mancheski retired as Chairman and Chief Executive Officer of Echlin on February 20, 1997.

(A) Annual bonuses received under Echlin's Executive Bonus Plan are reported in the year earned, although paid in the subsequent year.

(B) Except as noted, no amounts of "Other Annual Compensation" were paid to each Named Executive Officer of Echlin, except for perquisites and other personal benefits, securities or properties which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual's salary plus bonus.

(C) Options may have stock appreciation rights ("SARs") attached in accordance with the provisions of the employee stock option plans.

(D) Long-term incentive payouts received for three-year performance periods under Echlin's Performance Unit Plan are reported in the last year of the performance period during which they were earned, although paid in the subsequent year. Performance unit payouts may be accelerated in accordance with the provisions of such plan.

(E) Except as noted, Echlin contribution under the Echlin Incentive and Savings Investment Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code).

(1) Includes amount awarded to Mr. McCurdy to replace unvested long-term compensation benefits forfeited with his prior employer when he joined Echlin as President and Chief Executive Officer of Echlin in March 1997 which was deferred by Mr. McCurdy under Echlin's Deferred Compensation Plan until the year 2001 and thereafter, and $200,000 paid in lieu of Mr. McCurdy's participation in Echlin's Performance Unit Plan during Fiscal Year 1997.

(2) Includes $179,900 in Echlin Board fees earned by Mr. Jones from September 1, 1996 through February 20, 1997; $630,000 in Echlin Chairman and Interim Chief Executive Officer's fees paid February 20, 1997 through June 30, 1997; and $60,000 Non-Executive Chairman's fees paid July 1, 1997 through August 31, 1997.

(3) Includes 100,000 options granted in March 1997 under the Echlin 1992 Stock Option Plan when Mr. Jones became Chairman of the Echlin Board and Interim Chief Executive Officer of Echlin and 10,850 options granted in December 1996 under the Echlin 1996 Non-Executive Director Stock Option Plan.

(4) Includes $247,000 paid to Mr. Mancheski under the SERP and the Supplemental Senior Executive Retirement Plan.

(5) Under Echlin's Deferred Compensation Plan, as amended, directors can defer up to 100 percent of their directors' fees and designated officers and key executives can defer up to 25 percent of their salary and bonus and up to 100 percent of their performance unit plan award payment each year. Interest is accrued on deferred accounts at the greater of the average rate of interest paid by Echlin on its commercial paper borrowings or Echlin's return on assets. The amount shown is the interest accrued on deferred compensation accounts equal to Echlin's return on assets but in excess of 120 percent of the Federal long-term interest rate on December 31, 1995 (5.982 percent).

     Security Ownership of Certain Beneficial Owners and Management. The following stockholders are the only persons known to Echlin to be beneficial owners of more than five percent (5%) of the Echlin Common Stock as of May 8, 1998. Echlin has no other class of equity security outstanding:

                                                                   AMOUNT AND
                                                                   NATURE OF          PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     OF CLASS
            ------------------------------------              --------------------    ----------
Scudder Kemper Investments, Inc.............................       4,579,317(1)          7.24%
  Two International Place
  Boston, MA 02110-4103
McKay-Shields Financial Corporation.........................       4,349,380(2)          6.88%
Investment Advisors
  9 West 57th Street
  New York, New York 10019

---------------
(1) Scudder Kemper Investments, Inc., has sole voting power with respect to 969,650 shares, shares voting power with respect to 3,358,544, has sole dispositive power with respect to 4,549,973 and shares dispositive power with respect to 29,344 shares as reported on Schedule 13G filed with the Commission on February 12, 1998.

(2) McKay-Shields Financial Corporation, Investment Advisors, has shared voting and shared dispositive power with respect to 4,349,380 shares as reported on
    Schedule 13F filed with the Commission on February 13, 1998.

     The following table sets forth information with respect to beneficial ownership of Echlin Common Stock as of May 29, 1998 by Echlin's current directors who own shares, by the Named Executive Officers who own shares and by all directors and current executive officers as a group, together with the percentage of the outstanding Echlin Common Stock which such ownership represents. Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that authority is shared by spouses under applicable law.

                                                              NUMBER OF SHARES OF
                                                                 COMMON STOCK        PERCENTAGE OF
                            NAME                              BENEFICIALLY OWNED         CLASS
                            ----                              -------------------    -------------
John F. Creamer, Jr.(1).....................................      21,750 shares
Richard E. Dauch............................................       1,135 shares          *
Milton P. DeVane(2).........................................      13,600 shares          *
John E. Echlin, Jr.(3)......................................     634,392 shares        1.00%
Donald C. Jensen(4).........................................       9,050 shares          *
Trevor O. Jones(5)..........................................     118,350 shares          *
Jon P. Leckerling(6)........................................      34,587 shares          *
Milton J. Makoski(7)........................................      41,394 shares          *
Larry W. McCurdy(8).........................................     108,000 shares          *
William P. Nusbaum..........................................       3,000 shares          *
Joseph A. Onorato(9)........................................      40,874 shares          *
Jerome G. Rivard(10)........................................       6,800 shares          *
Edward D. Toole(11).........................................      27,260 shares          *
All directors and current executive officers as a group (20
  persons)..................................................   1,161,020 shares        1.84%

---------------
  *  Less than 1 percent of class.

 (1) Includes 6,750 shares exercisable currently or within 60 days of May 29, 1998, under the Echlin 1996 Non-Executive Director Stock Option Plan.

 (2) Includes 12,600 shares exercisable currently or within 60 days of May 29, 1998, under the Echlin 1996 Non-Executive Director Stock Option Plan.

 (3) Includes 125,200 shares held in an irrevocable charitable foundation of which Mr. Echlin is a trustee with shared voting rights over such shares and 61,907 shares owned by Mrs. John E. Echlin, Jr. and 12,900 shares exercisable currently or within 60 days of May 29, 1998 under the Echlin 1996 Non-Executive Director Stock Option Plan.

 (4) Shares held indirectly by the Donald C. Jensen Revocable Living Trust dated September 6, 1990. Includes 6,050 shares exercisable currently or within 60 days of May 29, 1998 under the Echlin 1996 Non-Executive Director Stock Option Plan.

 (5) Includes 100,000 shares exercisable within 60 days of May 8, 1998 under the Echlin 1992 Stock Option Plan and 10,850 shares exercisable currently or within 60 days of May 29, 1998 under the Echlin 1996 Non-Executive Director Stock Option Plan.

 (6) Includes 22,527 shares either exercisable currently or within 60 days of May 29, 1998 under the Echlin 1992 Stock Option Plan or credited to Mr. Leckerling's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

 (7) Includes 35,041 shares either exercisable currently or within 60 days of May 29, 1998 under the Echlin 1992 Stock Option Plan or credited to Mr. Makoski's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

 (8) Includes 100,000 shares either exercisable currently or within 60 days of May 29, 1998 under the Echlin 1992 Stock Option Plan.

 (9) Includes 32,774 shares either exercisable currently or within 60 days of May 29, 1998 under the Echlin 1992 Stock Option Plan or credited to Mr. Onorato's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

(10) Includes 3,800 shares exercisable currently or within 60 days of May 29, 1998 under the Echlin 1996 Non-Executive Director Stock Option Plan.

(11) Includes 21,810 shares either exercisable currently or within 60 days of May 29, 1998 under the Echlin 1992 Stock Option Plan or credited to Mr. Toole's account in the Echlin Incentive Savings and Investment Plan as of August 31, 1997.

     As of May 29, 1998, the directors and executive officers of Echlin as a group owned beneficially approximately 1,161,020 Common Shares or approximately
1.84 percent thereof. Such shares include 441,010 shares either exercisable currently or within 60 days of May 29, 1998 under the 1992 Stock Option Plan and the Echlin 1996 Non-Executive Director Stock Option Plan or, with respect to officers of Echlin, held in their respective accounts in the Echlin Incentive Savings and Investment Plan as of May 29, 1998.

     Certain information relating to executive compensation, various benefit plans (including stock option plans), certain relationships and related transactions and other related matters as to Echlin is incorporated by reference or set forth in Echlin Annual Report on Form 10-K for the year ended August 31, 1997, incorporated herein by reference. Stockholders of Echlin and Dana desiring copies of such documents may contact Echlin at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                               DANA CAPITAL STOCK

     The following descriptions of Dana's capital stock do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Dana Articles and By-laws, and, with respect to the Preferred Share Purchase Rights, the Dana Rights Agreement, copies of which previously have been filed by Dana with the Commission.

DANA COMMON STOCK

     Under the Dana Articles, Dana is authorized to issue 240,000,000 shares of Dana Common Stock. As of June 1, 1998, there were 105,769,673 shares of Dana Common Stock issued and outstanding and approximately 13,500,000 shares reserved in the aggregate for issuance under the several employee and director stock plans maintained by Dana. Dana Common Stock is listed on the NYSE, PSE and LSE under the symbol "DCN." The shares of Common Stock currently outstanding are fully paid and non-assessable and any such shares offered under this Joint Proxy Statement-Prospectus, upon issuance against full consideration therefor, will also be fully paid and non-assessable.

     Dividends. Holders of Dana Common Stock are entitled to receive dividends out of funds legally available for payment thereof in such amounts per share as may be declared by the Dana Board.

     Voting Rights. Holders of Dana Common Stock are entitled to one vote per share held on all matters submitted to a vote of Dana stockholders. Dana Common Stock is the only voting class of Dana's capital stock of which shares are currently issued and outstanding. The shares do not carry cumulative voting rights in electing directors, which means that, if there is a quorum present or represented at a meeting at which directors are to be elected, the holders of more than 50% of the shares voting will elect all of the directors and the holders of less than 50% of the shares voting will not elect any directors.

     Liquidation and Other Rights. Upon any liquidation or dissolution of Dana, voluntary or involuntary, holders of Dana Common Stock will receive equal shares of the assets of Dana which are available for distribution to the holders of Dana Common Stock after payment of all liabilities of Dana and of any liquidation preferences granted to holders of Dana's preferred stock.

     Dana Common Stock is not convertible, does not have any sinking fund, preemptive or other subscription rights, and is not subject to redemption.

DANA PREFERRED STOCK

     Under the Dana Articles, Dana is authorized to issue up to 5,000,000 shares of preferred stock ("Dana Preferred Stock"), none of which are currently outstanding. The Dana Board has the authority to issue any Dana Preferred Stock in one or more series; to fix the number of shares of each series, its particular designation, its liquidation preference, and the rate of dividends to be paid; and to determine whether dividends will be cumulative, whether shares of the series will have voting rights and/or be redeemable, and whether the particular series will be entitled to a sinking fund and/or to conversion rights. If Dana Preferred

Stock is issued, the amount of funds available for the payment of dividends on Dana Common Stock will be reduced by any dividend obligation that the Dana Board may fix for Dana Preferred Stock. Holders of Dana Preferred Stock will also have preferential treatment over holders of Dana Common Stock in the event of liquidation of Dana. In connection with the issuance of Dana Preferred Stock, the Dana Board may grant voting rights to the holders of Dana Preferred Stock which may dilute the voting power of the holders of Dana Common Stock.

JUNIOR PREFERRED STOCK AND PREFERRED SHARE PURCHASE RIGHTS

     In connection with the Dana Rights Agreement, the Dana Board authorized the creation of a Series A Junior Participating Preferred Stock ("Dana Junior Preferred Stock").

     The number of shares constituting the series of Dana Junior Preferred Stock is 1,000,000. Shares of Dana Junior Preferred Stock are issuable only upon the exercise of Preferred Share Purchase Rights (the "Dana Purchase Rights"), in the amount of one Dana Purchase Right for each share of Dana Common Stock outstanding on July 25, 1996, or which become outstanding after that date but prior to July 25, 2006, or the date of certain earlier events. Each Dana Purchase Right entitles its holder, subject to the provisions of the Dana Rights Agreement, until the earlier of July 25, 2006, or the redemption of the Dana Purchase Rights, to buy one 1/1000th of a share of Dana Junior Preferred Stock at an exercise price of $110, subject to adjustment. The Dana Purchase Rights are redeemable at a price of $0.01 each at any time prior to the acquisition by any person or entity of beneficial ownership of 15% or more of the outstanding Dana Common Stock. If any person (or entity) announces that he (or it) has acquired beneficial ownership of 15% or more of Dana Common Stock or commences, or announces an intention to commence, an offer the consummation of which would result in his (or its) beneficially owning 15% or more of Dana Common Stock, separate certificates for the Dana Purchase Rights will be mailed to the holders of Dana Common Stock and the Dana Purchase Rights will become exercisable and transferable apart from Dana Common Stock.

     If Dana is acquired in a merger or similar transaction or if 50% of its assets or earning power are transferred to another company, in either case without the approval of the Dana Board, the holder of each Dana Purchase Right may purchase a number of shares of the acquiring company's common stock having a market price equal to twice the current exercise price of the Dana Purchase Right. If 15% (but less than 50%) of the outstanding Dana Common Stock is acquired by any person or entity, the Dana Board may exchange each Dana Purchase Right for one share of Dana Common Stock. In these situations, the Dana Purchase Rights owned by any person or entity holding 15% or more of Dana Common Stock become void and cannot be exercised.

     The Dana Junior Preferred Stock, if issued, will be entitled to a cumulative preferential quarterly dividend per share equal to the greater of $10 or 100 times the dividend declared on shares of the Dana Common Stock. The Dana Junior Preferred Stock is redeemable in whole at Dana's option at a cash price per share of the greater of $100 or 100 times the Current Market Price (as defined in the Dana Rights Agreement) of Dana Common Stock. In the event of liquidation, the holders of the Dana Junior Preferred Stock will be entitled to receive an amount equal to accrued and unpaid dividends plus an amount per share equal to the greater of $100 or 100 times the payment made per share to holders of Dana Common Stock. Each share of Dana Junior Preferred Stock will be entitled to 100 votes, voting together with the holders of Dana Common Stock on all matters submitted to the vote of stockholders. In the event of any merger, consolidation or other transaction in which Dana Common Stock is exchanged, the holder of each share of Dana Junior Preferred Stock will be entitled to receive 100 times the amount and type of consideration paid per share of Dana Common Stock. The rights of the holders of Dana Junior Preferred Stock as to dividends and liquidations, their voting rights, and their rights in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

     The Dana Purchase Rights have certain anti-takeover effects. Among other things, the Dana Purchase Rights may cause substantial dilution to a person or group that attempts to acquire Dana on terms not approved by the Dana Board, except pursuant to an offer conditioned on a substantial number of Dana Purchase Rights being acquired. The Dana Purchase Rights should not interfere with any merger or other business combination approved by the Dana Board prior to the time that any person or entity has acquired beneficial ownership of 15% or more of Dana Common Stock.

        PROPOSED INCREASE IN THE AUTHORIZED SHARES OF DANA COMMON STOCK

     The Dana Articles currently provide that Dana's authorized capital stock consists, in part, of 240,000,000 shares of Dana Common Stock. See "DANA CAPITAL STOCK." The Dana Board has recommended that the Dana Articles be amended to increase the number of authorized shares of Dana Common Stock to 350,000,000. The additional shares of Dana Common Stock will have all the rights and privileges that the presently outstanding shares of Dana Common Stock possess. The form of the proposed amendment to Dana's Restated Articles of Incorporation is attached as Appendix E to this Joint Proxy Statement-Prospectus.

     As of the close of business on June 1, 1998, 105,769,673 shares of Dana Common Stock were outstanding and approximately 13,500,000 shares were reserved for issuance upon the exercise of options or other rights to acquire Dana Common Stock under the several employee and director benefit plans maintained by Dana. In connection with the Merger up to 59,098,555 shares of Dana Common Stock will be issued and up to 2,477,501 shares of Dana Common Stock will be reserved for issuance upon the exercise of Echlin options. As a result, after giving effect to the Merger and such reservation of shares, approximately 59,000,000 shares of Dana Common Stock would remain available for issuance for other purposes.

     The proposed increase in authorized shares will enable Dana to issue Dana Common Stock without the delay and expense of further stockholder action at such times and for such proper corporate purposes as the Dana Board may deem advisable in the future. The availability of the additional shares will give Dana flexibility to take advantage of opportunities to issue Dana Common Stock to obtain capital, as consideration for possible acquisitions and for other purposes.

     While Dana's officers and other employees have engaged, from time to time, in preliminary discussions about potential acquisitions, there are at present no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Dana Common Stock, except for the shares to be issued pursuant the Merger and shares reserved for issuance under Dana's employee and director benefit plans or as otherwise described herein. If any plans, understandings, arrangements or agreements are made concerning the issuance of any such shares, holders of the then outstanding shares of Dana Common Stock may or may not be given the opportunity to vote thereon, depending on the nature of any such transaction, the law applicable thereto, the policy of the NYSE and the judgment of the Dana Board regarding the submission thereof to stockholders.

     THE DANA BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS A VOTE "FOR" THE ARTICLES AMENDMENT.

                       COMPARATIVE RIGHTS OF STOCKHOLDERS
                               OF DANA AND ECHLIN

     Dana is a Virginia corporation subject to the provisions of the VSCA. Echlin is a Connecticut corporation subject to the provisions of the CBCA. Echlin stockholders, whose rights are governed by Echlin's Certificate of Incorporation, by Echlin's By-laws, and by the CBCA, will, upon consummation of the Merger, become stockholders of Dana. As stockholders of Dana, their rights will then be governed by the Dana Articles, by Dana's By-laws and by the VSCA.

     Set forth below are the material differences between the rights of Echlin stockholders under Echlin's Certificate of Incorporation, By-laws and the CBCA, on the one hand, and the rights of Dana stockholders under the Dana Articles, By-laws and the VSCA, on the other hand.

SPECIAL MEETINGS OF STOCKHOLDERS

     Dana's By-laws provide for the call of a special meeting of stockholders only by the Dana Board, the Chairman of the Dana Board or the President of Dana.

     Under the CBCA, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or By-laws. Under the CBCA, a corporation that has a class of voting stock registered pursuant to Section 12 of the Exchange Act is required to call a special meeting of stockholders upon the written request of the holders of not less than 35% of the voting power of all shares entitled to vote on the matter at the meeting. If notice of the special meeting is not given within 30 days after the date the demand is delivered to the corporation's secretary or if the special meeting is not held in accordance with the notice, the superior court for the judicial district where the corporation's principal office is located may summarily order a meeting to be held. Echlin's By-laws provide that the Chairman of the Echlin Board, the President of Echlin, or the Echlin Board may, and, upon the written request of at least 35% of the voting power of all shares entitled to vote at the meeting, the President of Echlin shall, call a special meeting of stockholders for such purposes as may be designated in the notice thereof.

CORPORATE ACTION WITHOUT A STOCKHOLDERS' MEETING

     Under the VSCA, stockholders may act without a meeting only by the unanimous written consent by all stockholders entitled to vote on such action.

     Under the CBCA, actions which would otherwise require stockholder approval at a meeting of stockholders may be taken without a stockholder meeting (1) by written consent of all persons entitled to vote on the action, or (2) if the certificate of incorporation so provides, and the action to be taken is not an election of directors, by the written consent of persons holding shares sufficient under the certificate of incorporation to approve the action (but in no case less than a majority of all shares entitled to vote). Echlin's Certificate of Incorporation does not provide for action by written consent. Echlin's By-laws provide that any action which may be taken at a meeting of stockholders may be taken without a meeting by consent in writing, setting forth the action so taken or to be taken, signed by all persons who would be entitled to vote upon such action at a meeting.

REMOVAL OF DIRECTORS

     Under the VSCA, the stockholders may remove directors with or without cause, unless the articles of incorporation provide that they may be removed only for cause. Under the VSCA, assuming a quorum is present, a director can be removed if the majority of the outstanding shares entitled to in the election of directors is cast in favor of removal. The Dana Articles are silent on the issue of removal of directors.

     Under the CBCA, unless the certificate of incorporation provides that directors may be removed only for cause, the stockholders may remove one or more directors with or without cause only at a meeting called for that purpose. Under the CBCA, assuming a quorum is present, a director can be removed if the number of votes in favor of removal is greater than the number of votes against removal. In addition, the superior court for the judicial district where a corporation's principal office is located may, in certain circumstances, remove a director in a proceeding commenced either by the corporation or by its stockholders holding at least 10% of the outstanding shares. Echlin's Certificate of Incorporation is silent on the issue of removal of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Under the VSCA, unless the articles of incorporation provide otherwise, vacancies may be filled by the stockholders or the board of directors, even though less than a quorum. Dana's By-laws provide that the Dana Board will fill all vacancies, including those resulting from an increase in the number of directors, by a majority vote of the remaining directors, whether or not such number constitutes a quorum.

     Under the CBCA, unless the certificate of incorporation provides otherwise, vacancies may be filled by the stockholders or the board of directors, even though less than a quorum. Echlin's By-laws provide that the stockholders may at any time elect directors to fill any vacancy not filled by the directors, and may elect additional directors at a meeting at which an amendment of the By-laws is approved authorizing an increase in the number of directors.

AMENDMENT OF ARTICLES OF INCORPORATION

     Under the VSCA, with limited exceptions, the board must recommend an amendment of the articles of incorporation to the stockholders and, unless the articles of incorporation provide otherwise, such amendment must be approved by more than two-thirds of the outstanding shares of each voting group entitled to vote. The Dana Articles provide that they may be amended by approval of a majority of the votes entitled to be cast by each voting group that is entitled to vote.

     Under the CBCA, with limited exceptions, for an amendment to the certificate of incorporation to be adopted, the board must recommend the amendment to the stockholders, and the stockholders must approve the amendment by a majority of the votes entitled to be cast on the amendment.

ADVANCE NOTICE OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

     Under Dana's By-laws, nominations for the election of directors or proposals for other business to be presented at any stockholder meeting must comply with the requirements of the VSCA and the Exchange Act, as well as be delivered to the Secretary of Dana at Dana's principal business address at least 90 days prior to any annual meeting, in the case of election of directors, and at least 120 days in advance of the date of Dana's proxy statement in connection with its preceding annual meeting, in the case of proposals for other business.

     Under Echlin's By-laws, for a matter to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice described below and on the record date for the determination of stockholders entitled to vote at such annual meeting. The stockholder must give timely notice thereof in writing to the Secretary of Echlin not less than 120 days prior to the anniversary of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the day on which such notice of the date of the annual meeting is mailed or publicized, whichever first occurs. A stockholder's notice must state as to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the matter desired to be brought and the reasons for conducting such business at the annual meeting, (2) the name and record address of the stockholder, (3) the class and number of shares of the corporation which are owned beneficially or of record by the stockholder, (4) any material interest of the stockholder in such business and a description of all arrangements or understandings between such stockholder and any other person in connection with the proposal or in connection with the acquisition, holding, voting or disposing of Echlin's shares, and (5) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     Under Echlin's By-laws, nominations of persons for election to the Echlin Board may be made at any meeting by or at the direction of the Echlin Board (or any duly authorized committee thereof) or by any stockholder who is a stockholder of record on the date of the giving of notice described below and on the record date for the determination of stockholders entitled to vote at such annual meeting. Stockholders may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of Echlin not later than 120 days prior to the anniversary of the immediately preceding annual meeting. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or publicized, whichever first occurs. Each such notice must set forth: (a) the name, age, and business and residence addresses of the person to be nominated, and the name and address of the stockholder making the nomination,

(b) the shares of stock of Echlin which are owned beneficially or of record by the nominee and the stockholder making the nomination, (c) the principal occupation or employment of the nominee, (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person, (e) a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made by the stockholder, (f) such other information regarding each nominee or stockholder making the nomination as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, and (g) the consent of each nominee to serve as a director if elected.

INDEMNIFICATION

     Under the VSCA, a corporation has the power to indemnify directors, officers, employees and agents for actions taken in good faith and, in the case of conduct in such person's official capacity with the corporation, in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, when such person had no reasonable cause to believe that the conduct was unlawful. The VSCA further provides that a corporation may advance reasonable expenses of defense (upon receipt of a written undertaking from the person seeking the advance to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant, unless limited by its articles of incorporation, for expenses, including attorneys' fees, actually and reasonably incurred. The VSCA permits a corporation to purchase and maintain liability insurance for its directors and officers.

     The Dana Articles provide that directors and officers of Dana will be indemnified by Dana with respect to any proceeding, including any proceeding brought by a stockholder in the right of Dana or brought by or on behalf of Dana stockholders, by reason of the fact that such person was or is a director or officer of Dana, unless such person engaged in willful misconduct or a knowing violation of the criminal law. If approved by a majority vote of the Dana Board,
(i) the indemnification described above may extend to any employee, or agent of Dana, and (ii) the indemnification right includes the right to be paid by Dana the expenses incurred in defending any proceeding in advance of its final disposition. The Dana Articles provide that the indemnification rights conferred thereby are not exclusive of any other right to which persons seeking indemnification may be entitled, including any right under policies of insurance that may be purchased by Dana or others. Dana's By-laws provide that the following persons will be indemnified: any director, officer, employee who was, is or may become a party to a proceeding by reason of the fact that he or she is or was serving at Dana's request as a director, officer, employee or agent of another corporate entity or any and employee of Dana who becomes a party to a proceeding by reason of the fact that such person is or was an employee of Dana to the same extent as if such person were specified as one to be indemnified under the Dana Articles.

     Under the CBCA, unless the certificate of incorporation provides otherwise, a corporation formed prior to January 1, 1997 shall indemnify its directors, officers, employees and agents for actions taken in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in the best interests of the corporation, provided, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The CBCA also provides that a corporation may advance reasonable expenses of defense (upon receipt of written undertaking from the person seeking the advance to reimburse the corporation if indemnification is not appropriate and a written affirmation of his good faith belief that he or she has met the relevant standard of conduct or where liability for such conduct has been eliminated in the certificate of incorporation) and must, unless limited by the certificate of incorporation, reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors, officers, employees and agents. Unless the certificate of incorporation provides otherwise, a corporation must also provide indemnification and the reimbursement of expenses if a court, upon application, determines, among other things, that it is fair and reasonable to indemnify and reimburse such person.

     Echlin's Certificate of Incorporation is silent on these issues. Echlin's By-laws state that Echlin will provide for the indemnification and advancement of expenses of Directors and others to the extent properly permitted by law.

LIMITATION OF LIABILITY

     The VSCA allows a corporation to include in its articles of incorporation a provision limiting personal liability for a director or officer to the corporation or its stockholders for monetary damages for such person's conduct as director or officer, provided that such provision does not eliminate or limit the liability of a director or officer who engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

     The Dana Articles provide that, in any proceeding brought by a stockholder of Dana in the right of Dana or brought by or on behalf of the stockholders of Dana, no director or officer of Dana will be liable to Dana or its stockholders for monetary damages in excess of $50,000 with respect to any transaction, occurrence or course of conduct except as required by law.

     Under the CBCA, a corporation can include in its certificate of incorporation a provision limiting personal liability for a director to the corporation or its stockholders for monetary damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and culpable violation of law by the director, (b) enable the director or an associate to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (e) create liability under Section 33-757 of the CBCA concerning improper distributions. Such provision does not limit or preclude the liability of a director for any act or omission occurring prior to the effective date of such provision.

     Echlin's Certificate of Incorporation contains such a provision.

BUSINESS COMBINATION STATUTES

     As a Virginia corporation, Dana is subject to Virginia's Affiliated Transactions statute which provides that if a person acquires 10% or more of the stock of a Virginia corporation without the approval of its board of directors (an "interested shareholder"), such person may not engage in certain transactions with the corporation (including a merger and purchase or sale of greater than 5% of the corporation's assets or voting stock) for a period of three years, and then only with the specified supermajority stockholder vote, disinterested director approval or fair price and procedural protections. Virginia's statute includes certain exceptions to this prohibition; for example, if a majority of disinterested directors approved the acquisition of stock that made such person an interested shareholder prior to the time that the person became an interested shareholder, or if the affiliated transaction is approved by a majority of disinterested directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested shareholder, the prohibition does not apply.

     In addition, under the Virginia Control Share Acquisition statute, a person (the "acquiror") who makes a bona fide offer to acquire, or acquires, shares of stock of a Virginia corporation that when combined with shares already owned, would increase the acquiror's ownership to at least 20%, 33 1/3%, or a majority of the voting stock of the corporation, must obtain the approval of a majority in interest of the shares held by all stockholders (except the acquiror and officers and inside directors of the corporation) in order to vote the shares acquired. The statute does not apply to mergers pursuant to a merger or plan of share exchange effected in compliance with the relevant provisions of the VSCA. The Control Share Acquisition statute permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws, and does not apply to companies with less than 300 stockholders. Dana has elected to opt out of the Control Share Acquisition statute in its By-laws.

     Under the CBCA, a corporation may not engage in any business combination with any Interested Stockholder (defined as the beneficial owner of 10% or more of the voting power of a corporation) for a period of five years following the date that such stockholder became an interested shareholder (the "Stock

Acquisition Date"), unless, prior to the Stock Acquisition Date, the board of directors of the corporation and a majority of the non-employee directors (of which there shall be at least two) approved either the business combination or the transaction which resulted in the stockholder becoming an interested shareholder. A corporation may opt out of the above provision through an amendment to the corporation's certificate of incorporation or By-laws approved through the affirmative vote of the holders of two-thirds of the voting power of the outstanding voting stock excluding interested shareholders and their affiliates and associates. However, no such amendment shall be effective until 18 months after such stockholder vote and shall not apply to any business combination with an interested shareholder whose Stock Acquisition Date is on or prior to the effective date of such amendment.

     Neither Echlin's Certificate of Incorporation nor its By-laws exclude Echlin from the restrictions imposed thereunder.

     The CBCA also provides that any business combination with an interested shareholder that was not approved by the board of directors prior to the Stock Acquisition Date, must be approved by the board of directors, 80% of the voting power and two-thirds of the voting power not controlled by the interested shareholder or meet certain conditions regarding minimum price and type of consideration.

RIGHTS PLANS

     For a description of the material aspects of the Dana Rights Plan see "DANA CAPITAL STOCK -- Junior Preferred Stock and Preferred Share Purchase Rights."

     Under the Echlin Rights Agreement, the Echlin Board declared a dividend of one Echlin Right for each outstanding share of Echlin Common Stock held of record on June 30, 1989. Echlin has reserved 600,000 shares of preferred stock, without par value ("Echlin Preferred Stock"), for issuance under the Echlin Rights Agreement.

     Each Echlin Right entitles its holder to purchase, upon the occurrence of certain specified events, one one-hundredth of a share of Echlin's Series A Cumulative Participating Preferred Stock, no par value (the "Echlin Series A Preferred Stock"), at an exercise price of $65 per one one-hundredth share, subject to adjustment. At no time do the Echlin Rights have any voting rights. The Echlin Rights will no longer be exercisable after the earlier of (i) June 30, 1999, (ii) the redemption of the Echlin Rights or (iii) the exchange of the Echlin Rights for Echlin Common Stock. The description and terms of the Echlin Rights are set forth in the Echlin Rights Agreement.

     In general, pursuant to the Echlin Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than Echlin or any of its subsidiaries) of the beneficial ownership of securities representing 9.9% or more of the outstanding Echlin Common Stock without the prior approval of the Echlin Board, each holder of an Echlin Right will have the right to receive, upon exercise of the Echlin Right, that amount of Echlin Common Stock having a market value equal to two times the exercise price of the Echlin Right. The Echlin Rights Agreement further provides that if Echlin is acquired in a merger or other business combination or Echlin sells more than 50% of its assets and such transaction is not approved by the Echlin Board, Echlin stockholders will have the right to receive, with respect to each Echlin Right, common stock of the acquiring company having a market value equal to two times the exercise price of the Echlin Right.

     Under certain circumstances, Echlin may redeem the Echlin Rights for a redemption price of $.01 per Right.

CONSIDERATION OF NON-STOCKHOLDER CONSTITUENCIES

     Under Virginia law, a board of directors may consider the impact of its decisions on constituencies other than stockholders. Such constituencies may include creditors, customers, employees, and perhaps the community generally. However, the interests of stockholders are superior to those other constituencies.

     Under the CBCA, a director of a corporation must consider, in determining what he or she reasonably believes to be in the best interests of the corporation in connection with, among other things, a plan of merger or share exchange, (1) the long-term as well as the short-term interests of the corporation, (2) the interests of the stockholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the corporation, (3) the interests of the corporation's employees, customers, creditors and suppliers, and (4) community and societal considerations, including those of any community in which any office or other facility of the corporation is located. A director may also consider any other factors he or she reasonably considers appropriate in determining what he or she reasonably believes to be in the best interests of the corporation.

                               DISSENTERS' RIGHTS

     In accordance with the provisions of Sections 33-855 to 33-872 of the CBCA, a copy of which is set forth in Appendix D to this Joint Proxy Statement-Prospectus, each Echlin stockholder is entitled to dissent from, and obtain payment of the fair value of, all shares of Echlin Common Stock owned by such stockholder in the event of consummation of the Merger. As provided in CBCA
Section 33-861(a), any Echlin stockholder who wishes to assert dissenters' rights (i) must deliver to Echlin before the vote is taken on the Merger Proposal written notice of such stockholder's intent to demand payment for such stockholder's shares if the Merger is consummated and (ii) must not vote such shares for the Merger Proposal. Such notice may be addressed to Echlin's registered agent at its registered office or to Echlin or its Secretary at the following address: 100 Double Beach Road, Branford, Connecticut 06405. The right of a holder of shares of Echlin Common Stock to be paid the value of his shares pursuant to Sections 33-855 to 33-872 of the CBCA is his exclusive remedy as a holder of such shares with respect to the Merger, whether or not he proceeds as provided in such sections.

     As provided in CBCA Section 33-862, if the Merger Proposal is approved and the Merger is consummated, no later than ten days after such consummation, Echlin shall deliver a written dissenters' notice to all stockholders who have satisfied the above described requirements of CBCA Section 33-861(a). Such dissenters' notice shall (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the Agreement and requires that each stockholder asserting dissenters' rights certify whether or not such stockholder acquired beneficial ownership of the shares before that date; (iv) set a date by which Echlin must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date that the written dissenters' notice is delivered by Echlin; and (vi) be accompanied by a copy of CBCA Sections 33-855 to 33-872.

     As provided in CBCA Section 33-863(a), a stockholder sent a dissenters' notice must (i) demand payment, (ii) certify whether such stockholder acquired beneficial ownership of such shares before the date of the first announcement to news media or to stockholders of the terms of the Agreement as set forth in the dissenters' notice and (iii) deposit the certificate or certificates representing such stockholder's shares in accordance with the terms of the dissenters' notice. A stockholder who does not demand payment or deposit his share certificates, each by the date set forth in the dissenters' notice, is not entitled to payment for his shares under CBCA Sections 33-855 to 33-872.

     Except as provided below, upon receipt of a payment demand, Echlin shall pay each stockholder who makes a proper demand for payment pursuant to CBCA
Section 33-863(a) the amount Echlin estimates to be the fair value of such stockholder's shares, plus accrued interest, as provided in CBCA Section 33-865(a). Such payment shall be accompanied by: (i) Echlin's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year and a statement of changes in stockholders' equity for that year, and the latest available interim financial statements, if any; (ii) a statement of Echlin's estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the stockholder's right to demand payment under CBCA Sections 33-860; and (v) a copy of CBCA Sections 33-855 to 33-872.

     Pursuant to CBCA Section 33-868, a dissenting stockholder may notify Echlin in writing of such stockholder's own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment by Echlin under CBCA Section 33-865, if: (i) such stockholder believes that the amount paid under CBCA Section 33-865 is less than the fair value of such stockholder's shares or that the interest due is incorrectly calculated; or
(ii) Echlin fails to make payment under CBCA Section 33-865 within 60 days after the date set for demanding payment. A dissenting stockholder waives his right to demand payment under CBCA Section 33-868 unless he notifies Echlin of his demand in writing within 30 days after Echlin makes payment for such stockholder's shares.

     Pursuant to CBCA Section 33-871(a) and (b), if a dissenting stockholder's demand for payment under CBCA Section 33-868 remains unsettled, Echlin shall commence a proceeding within 60 days after receipt of such stockholder's demand for payment and petition the superior court for the judicial district where Echlin's principal office is located to determine the fair value of such stockholder's shares and accrued interest. If Echlin fails to timely commence such proceeding, Echlin shall pay each dissenting stockholder whose demand remains unsettled the amount demanded. All dissenting stockholders making such demand for payment as described above, whose demands remain unsettled, wherever residing, shall be made parties to the proceeding and all parties must be served with a copy of the petition. Dissenting stockholders not resident in Connecticut may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. Each Echlin stockholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such stockholder's shares, plus interest, exceeds the amount paid by Echlin. The costs and expenses, including the reasonable compensation and expenses of court-appointed appraisers, of any such proceeding shall be determined by the court and shall be assessed against Echlin, except that the court may assess costs against all or some dissenting stockholders, in amounts the court finds equitable, to the extent the court finds that they acted arbitrarily, vexatiously or not in good faith in demanding payment under CBCA
Section 33-868. The court may also assess the fees and expenses of counsel and experts employed by any party, in amounts the court finds equitable: (i) against Echlin in favor of any or all dissenting stockholders if the court finds that Echlin failed to substantially comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or (ii) against either Echlin or a dissenting stockholder in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive. If the court finds that the services of counsel for any dissenting stockholder were of substantial benefit to other dissenting stockholders similarly situated, and that such fees should not be assessed against Echlin, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenting stockholders who were benefitted.

     The foregoing is only a summary of the dissenters' rights of holders of Echlin Common Stock. Any holder of Echlin Common Stock who intends to exercise dissenters' rights should carefully review the text of the applicable provisions of the CBCA set forth in Appendix D to this Joint Proxy Statement-Prospectus and should also consult with such holder's attorney. The failure of a holder of Echlin Common Stock to follow precisely the procedures summarized above and set forth in Appendix D may result in loss of dissenters' rights. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of Echlin Common Stock, except as otherwise required by law. Dana stockholders will not have appraisal rights under the VSCA or any other statute, with respect to the Merger.

                                 LEGAL OPINION

     The legality of the Dana Common Stock to be issued in connection with the Merger will be passed upon by Hunton & Williams.

                                    EXPERTS

     The consolidated financial statements of Dana incorporated in this Joint Proxy Statement-Prospectus by reference to the Dana Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Echlin incorporated in this Joint Proxy Statement-Prospectus by reference to the Echlin Annual Report on Form 10-K for the year ended August 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Representatives of Price Waterhouse LLP are expected to be present at the Dana Special Meeting and Echlin Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholders of Dana may submit proposals to be considered for stockholder action at the 1999 Annual Meeting of Stockholders of Dana if they do so in accordance with applicable requirements in Dana's By-laws and regulations of the Commission. Any such proposals must be submitted to the Secretary of Dana no later than November 28, 1998, in order to be considered for inclusion in the Dana 1999 proxy materials.

     Echlin will hold a 1998 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of stockholders intended to be presented at the 1998 Annual Meeting must be received by the Secretary of Echlin no later than July 17, 1998 in order to be considered for inclusion in the Echlin 1998 proxy materials.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement-Prospectus, the Echlin Board and the Dana Board know of no matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Echlin and Dana.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma combined condensed statements of income and combined condensed balance sheet give effect to the proposed merger of Dana and Echlin as a "pooling of interests." The unaudited pro forma combined condensed statements of income assume that the Merger occurred as of the beginning of the periods presented and combine the results of operations of Dana for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1998 (unaudited) with the results of operations of Echlin for the years ended August 31, 1995, 1996 and 1997 and the three months ended February 28, 1998 (unaudited), respectively. As permitted by regulations of the Commission, Echlin's three-month period ended November 30, 1997 has been omitted from the unaudited pro forma combined condensed statements of income. Echlin's sales and income from continuing operations during this period were $889.5 million and $59.2 million, respectively. The unaudited pro forma combined condensed balance sheet assumes the Merger took place on March 31, 1998 with regard to Dana and February 28, 1998 with regard to Echlin.

     The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Dana and Echlin been a combined company during the specified periods. The unaudited pro forma combined condensed financial information, including the notes thereto, should be read in conjunction with the historical financial statements of Dana and Echlin incorporated by reference in this Joint Proxy Statement-Prospectus.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                                      YEAR ENDED
                                              ----------------------------------------------------------
                                              DECEMBER 31,    AUGUST 31,             PRO FORMA
                                                  1995           1995       ----------------------------
                                                DANA(1)       ECHLIN(1)     ADJUSTMENTS(2)     COMBINED
                                              ------------    ----------    --------------     ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales...................................    $7,597.7       $2,717.9         $(11.2)(3)     $10,304.4
Revenue from lease financing and other
  income....................................       196.8           15.7                            212.5
                                                --------       --------         ------         ---------
                                                 7,794.5        2,733.6          (11.2)         10,516.9
                                                --------       --------         ------         ---------
Cost of sales...............................     6,449.7        1,932.5          (11.2)(3)       8,371.0
Selling, general and administrative
  expense...................................       685.2          531.3                          1,216.5
Interest expense............................       146.4           39.3                            185.7
                                                --------       --------         ------         ---------
                                                 7,281.3        2,503.1          (11.2)          9,773.2
                                                --------       --------         ------         ---------
Income before income taxes..................       513.2          230.5             --             743.7
Estimated taxes on income...................       181.2           76.1                            257.3
                                                --------       --------         ------         ---------
Income before minority interest and equity
  in earnings of affiliates.................       332.0          154.4             --             486.4
Minority interest and equity in earnings of
  affiliates (net)..........................       (43.9)                                          (43.9)
                                                --------       --------         ------         ---------
Net income..................................    $  288.1       $  154.4         $   --         $   442.5
                                                ========       ========         ======         =========
Net income per common share
  Basic.....................................    $   2.84       $   2.60                        $    2.76
                                                ========       ========                        =========
  Diluted...................................    $   2.83       $   2.57                        $    2.73
                                                ========       ========                        =========
Average shares outstanding
  Basic.....................................       101.3                          59.0(4)          160.3
                                                ========                        ======         =========
  Diluted...................................       101.7                          60.2(4)          161.9
                                                ========                        ======         =========

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                                      YEAR ENDED
                                                -------------------------------------------------------
                                                DECEMBER 31,   AUGUST 31,            PRO FORMA
                                                    1996          1996      ---------------------------
                                                  DANA(1)      ECHLIN(1)    ADJUSTMENTS(2)    COMBINED
                                                ------------   ----------   --------------    ---------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.....................................    $7,686.3      $3,128.7        $(10.7)(3)    $10,804.3
Revenue from lease financing and other
  income......................................       204.4          11.0                          215.4
                                                  --------      --------        ------        ---------
                                                   7,890.7       3,139.7         (10.7)        11,019.7
                                                  --------      --------        ------        ---------
Cost of sales.................................     6,525.2       2,309.0         (10.7)(3)      8,823.5
Selling, general and administrative expense...       714.8         574.6                        1,289.4
Interest expense..............................       159.0          43.9                          202.9
                                                  --------      --------        ------        ---------
                                                   7,399.0       2,927.5         (10.7)        10,315.8
                                                  --------      --------        ------        ---------
Income before income taxes....................       491.7         212.2            --            703.9
Estimated taxes on income.....................       166.3          70.0                          236.3
                                                  --------      --------        ------        ---------
Income before minority interest and equity in
  earnings of affiliates......................       325.4         142.2            --            467.6
Minority interest and equity in earnings of
  affiliates (net)............................       (19.4)                                       (19.4)
                                                  --------      --------        ------        ---------
Net income....................................    $  306.0      $  142.2        $   --        $   448.2
                                                  ========      ========        ======        =========
Net income per common share
  Basic.......................................    $   3.01      $   2.30                      $    2.79
                                                  ========      ========                      =========
  Diluted.....................................    $   2.99      $   2.27                      $    2.76
                                                  ========      ========                      =========
Average shares outstanding
  Basic.......................................       101.8                        59.0(4)         160.8
                                                  ========                      ======        =========
  Diluted.....................................       102.4                        60.2(4)         162.6
                                                  ========                      ======        =========

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                                   YEAR ENDED
                                          -------------------------------------------------------------
                                          DECEMBER 31,    AUGUST 31,               PRO FORMA
                                              1997           1997       -------------------------------
                                            DANA(1)      ECHLIN(1)(2)   ADJUSTMENTS(3)        COMBINED
                                          ------------   ------------   --------------        ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales...............................    $8,290.8       $3,568.6        $  (9.2)(4)        $11,850.2
Revenue from lease financing and other
  income................................       479.5           40.9            0.8(6)             521.2
                                            --------       --------        -------            ---------
                                             8,770.3        3,609.5           (8.4)            12,371.4
                                            --------       --------        -------            ---------
Cost of sales...........................     7,180.4        2,747.9         (119.3)(4)(6)       9,809.0
Selling, general and administrative
  expense...............................       739.7          640.1           (3.4)(6)          1,376.4
Restructuring and other special
  charges...............................                      213.3          114.3(6)             327.6
Interest expense........................       196.1           52.9                               249.0
                                            --------       --------        -------            ---------
                                             8,116.2        3,654.2           (8.4)            11,762.0
                                            --------       --------        -------            ---------
Income (loss) before income taxes.......       654.1          (44.7)            --                609.4
Estimated taxes on income...............       293.6            2.2                               295.8
                                            --------       --------        -------            ---------
Income (loss) before minority interest
  and equity in earnings of
  affiliates............................       360.5          (46.9)            --                313.6
Minority interest and equity in earnings
  of affiliates (net)...................         8.6                                                8.6
                                            --------       --------        -------            ---------
Net income (loss).......................    $  369.1       $  (46.9)       $    --            $   322.2
                                            ========       ========        =======            =========
Net income (loss) per common share
  Basic.................................    $   3.54       $  (0.75)                          $    1.97
                                            ========       ========                           =========
  Diluted...............................    $   3.49       $  (0.75)                          $    1.94
                                            ========       ========                           =========
Average shares outstanding
  Basic.................................       104.3                          59.0(5)             163.3
                                            ========                       =======            =========
  Diluted...............................       105.8                          60.2(5)             166.0
                                            ========                       =======            =========

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                                                  THREE MONTHS ENDED
                                                ------------------------------------------------------
                                                MARCH 31,   FEBRUARY 28,            PRO FORMA
                                                  1998          1998       ---------------------------
                                                 DANA(1)     ECHLIN(1)     ADJUSTMENTS(2)    COMBINED
                                                ---------   ------------   --------------    ---------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.....................................  $2,350.2       $835.7          $ (2.5)(3)    $ 3,183.4
Revenue from lease financing and other
  income......................................      64.2          3.7                             67.9
                                                ---------      ------          ------        ---------
                                                 2,414.4        839.4            (2.5)         3,251.3
                                                ---------      ------          ------        ---------
Cost of sales.................................   1,985.0        632.2            (2.5)(3)      2,614.7
Selling, general and administrative expense...     199.1        153.3                            352.4
Interest expense..............................      57.6         13.1                             70.7
                                                ---------      ------          ------        ---------
                                                 2,241.7        798.6            (2.5)         3,037.8
                                                ---------      ------          ------        ---------
Income before income taxes....................     172.7         40.8              --            213.5
Estimated taxes on income.....................      71.4         13.9                             85.3
                                                ---------      ------          ------        ---------
Income before minority interest and equity in
  earnings of affiliates......................     101.3         26.9              --            128.2
Minority interest and equity in earnings of
  affiliates (net)............................       6.3                                           6.3
                                                ---------      ------          ------        ---------
Net income....................................  $  107.6       $ 26.9          $   --        $   134.5
                                                =========      ======          ======        =========
Net income per common share
  Basic.......................................  $   1.02       $ 0.42                        $    0.82
                                                =========      ======                        =========
  Diluted.....................................  $   1.00       $ 0.42                        $    0.80
                                                =========      ======                        =========
Average shares outstanding
  Basic.......................................     105.4                         59.0(4)         164.4
                                                =========                      ======        =========
  Diluted.....................................     107.2                         60.2(4)         167.4
                                                =========                      ======        =========

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 (IN MILLIONS)

                                     ASSETS

                                               MARCH 31,    FEBRUARY 28,           PRO FORMA
                                                 1998           1998        ------------------------
                                                DANA(1)      ECHLIN(1)      ADJUSTMENTS    COMBINED
                                               ---------    ------------    -----------    ---------
Cash and cash equivalents....................  $   214.7      $    4.6        $ (30.0)(2)  $   189.3
Accounts receivable
  Trade......................................    1,341.1         443.3                       1,784.4
  Other......................................      176.8                                       176.8
Inventories
  Raw materials..............................      303.9         198.5                         502.4
  Work in process and finished goods.........      715.1         511.8                       1,226.9
Lease financing..............................    1,359.4                                     1,359.4
Investments and other assets.................    1,344.1         493.6          (76.8)(7)    1,760.9
Property, plant and equipment................    4,180.9       1,390.4                       5,571.3
Accumulated depreciation.....................   (1,960.2)       (660.3)                     (2,620.5)
                                               ---------      --------        -------      ---------
          Total assets.......................  $ 7,675.8      $2,381.9        $(106.8)     $ 9,950.9
                                               =========      ========        =======      =========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and other liabilities.......  $ 1,847.5      $  634.6        $ (76.8)(7)  $ 2,405.3
Short-term debt..............................      455.0          55.3                         510.3
Long-term debt...............................    2,387.5         746.5                       3,134.0
Deferred employee benefits...................    1,054.4                                     1,054.4
Minority interest............................      157.1                                       157.1
Stockholders' equity.........................    1,774.3         945.5          (30.0)(2)    2,689.8
                                               ---------      --------        -------      ---------
          Total liabilities and stockholders'
            equity...........................  $ 7,675.8      $2,381.9        $(106.8)     $ 9,950.9
                                               =========      ========        =======      =========

     The accompanying notes are an integral part of the unaudited pro forma combined condensed financial statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(1) The unaudited pro forma combined condensed statements of income assume that the Merger occurred as of the beginning of the periods presented and combine Dana's consolidated statement of income data for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 (unaudited) with Echlin's consolidated statement of income data for the years ended August 31, 1995, 1996 and 1997 and the three months ended February 28, 1998 (unaudited), respectively. As permitted by regulations of the Commission, Echlin's three-month period ended November 30, 1997 has been omitted from the unaudited pro forma combined condensed statements of income. Echlin's sales and income from continuing operations for this period were $889.5 million and $59.2 million, respectively. The unaudited pro forma combined condensed balance sheet assumes that the Merger took place on March 31, 1998 with regard to Dana and February 28, 1998 with regard to Echlin.

(2) Includes the reclassification of $40.8 million relating to inventory rationalization from restructuring and other special charges to cost of sales.

(3) Dana and Echlin estimate that they will incur direct transaction costs of approximately $30.0 million associated with the Merger, consisting primarily of investment banking, legal, accounting, financial printing and other related fees and costs and regulatory filing fees. Dana and Echlin will each record its share of such costs as an expense when incurred. The unaudited pro forma combined condensed balance sheet gives effect to such expenses as if they had been incurred as of March 31, 1998 for Dana and February 28, 1998 for Echlin. These charges are not reflected in the unaudited pro forma combined condensed statements of income or the unaudited pro forma combined per share data.

(4) Adjustment to eliminate the sales and related cost of sales between Dana and Echlin.

(5) Computed based upon the number of shares of Echlin Common Stock outstanding at February 28, 1998 (63.5 million) and the number of dilutive Echlin shares at February 28, 1998 (1.3 million), using the treasury stock method, multiplied by .9293 (the Exchange Ratio).

(6) Adjustment to reclassify restructuring and rationalization charges, including $110.1 million primarily relating to employee termination expenses and asset impairments in cost of sales, recorded by Dana in 1997, to conform to Echlin's presentation.

(7) Included in revenue from lease financing and other income for 1997 on a pro forma combined basis, are pre-tax gains of $227.0 million for Dana and $28.6 million for Echlin relating to the sales of operations.

(8) Adjustment to reclassify Echlin's deferred tax liability to reflect the fact that the combined entity has a net deferred tax asset.

                                                                      APPENDIX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                DANA CORPORATION

                             ECHO ACQUISITION CORP.
                 A WHOLLY OWNED SUBSIDIARY OF DANA CORPORATION

                                      AND

                                  ECHLIN INC.

                    AMENDED AND RESTATED AS OF MAY 29, 1998

================================================================================

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                  ----
ARTICLE I           CERTAIN DEFINITIONS.........................................     1
  Section 1.1.      Certain Definitions.........................................     1

ARTICLE II          THE MERGER; EFFECTS OF THE MERGER...........................     4
  Section 2.1.      The Merger..................................................     4
  Section 2.2.      Effective Date and Effective Time...........................     5
  Section 2.3.      Directors...................................................     5
  Section 2.4.      Officers....................................................     5
  Section 2.5.      Tax Consequences............................................     5
  Section 2.6.      Accounting Treatment........................................     5

ARTICLE III         MERGER CONSIDERATION; EXCHANGE PROCEDURES...................     5
  Section 3.1.      Merger Consideration........................................     5
  Section 3.2.      Rights as Stockholders; Stock Transfers.....................     5
  Section 3.3.      Fractional Shares...........................................     6
  Section 3.4.      Exchange Procedures.........................................     6
  Section 3.5.      Anti-Dilution Provisions....................................     7
  Section 3.6.      Treasury Shares.............................................     7
  Section 3.7.      Options.....................................................     7
  Section 3.8.      Performance Units...........................................     7
  Section 3.9.      Dissenters' Rights..........................................     7

ARTICLE IV          ACTIONS PENDING MERGER......................................     8
  Section 4.1.      Ordinary Course.............................................     8
  Section 4.2.      Capital Stock...............................................     8
  Section 4.3.      Dividends, Etc..............................................     8
  Section 4.4.      Compensation; Employment Agreements; Etc....................     9
  Section 4.5.      Benefit Plans...............................................     9
  Section 4.6.      Acquisitions and Dispositions...............................     9
  Section 4.7.      Amendments..................................................     9
  Section 4.8.      Accounting Methods..........................................     9
  Section 4.9.      Adverse Actions.............................................     9
  Section 4.10.     Agreements..................................................     9

ARTICLE V           REPRESENTATIONS AND WARRANTIES..............................     9
  Section 5.1.      Disclosure Schedules........................................     9
  Section 5.2.      Standard....................................................    10
  Section 5.3.      Representations and Warranties..............................    10

ARTICLE VI          COVENANTS...................................................    15
  Section 6.1.      Best Efforts................................................    15
  Section 6.2.      Stockholder Approvals.......................................    16
  Section 6.3.      Registration Statement......................................    16
  Section 6.4.      Press Releases..............................................    17
  Section 6.5.      Access; Information.........................................    18
  Section 6.6.      Acquisition Proposals.......................................    18
  Section 6.7.      Affiliate Agreements........................................    18
  Section 6.8.      Takeover Laws...............................................    19
  Section 6.9.      No Rights Triggered.........................................    19
  Section 6.10.     Shares Listed...............................................    19

                                                                                  PAGE
                                                                                  ----
  Section 6.11.     Regulatory Applications.....................................    19
  Section 6.12.     Indemnification; Directors' and Officers' Insurance.........    19
  Section 6.13.     Benefits Plans..............................................    20
  Section 6.14.     Notification of Certain Matters.............................    20

ARTICLE VII         CONDITIONS TO CONSUMMATION OF THE MERGER....................    20
  Section 7.1.      Shareholder Vote............................................    20
  Section 7.2.      Regulatory Approvals........................................    20
  Section 7.3.      No Injunction, Etc..........................................    20
  Section 7.4.      Representations, Warranties and Covenants of Dana...........    21
  Section 7.5.      Representations, Warranties and Covenants of the Company....    21
  Section 7.6.      Effective Registration Statement............................    21
  Section 7.7.      Tax Opinion.................................................    21
  Section 7.8.      Exchange Listing............................................    21
  Section 7.9.      Company Rights Agreement....................................    21
  Section 7.10.     Accounting Treatment........................................    22

ARTICLE VIII        TERMINATION.................................................    22
  Section 8.1.      Termination.................................................    22
  Section 8.2.      Effect of Termination and Abandonment.......................    22
  Section 8.3.      Break-up Expenses...........................................    23

ARTICLE IX          MISCELLANEOUS...............................................    23
  Section 9.1.      Survival....................................................    23
  Section 9.2.      Waiver; Amendment...........................................    23
  Section 9.3.      Counterparts................................................    24
  Section 9.4.      Governing Law...............................................    24
  Section 9.5.      Expenses....................................................    24
  Section 9.6.      Confidentiality.............................................    24
  Section 9.7.      Notices.....................................................    24
  Section 9.8.      Understanding; No Third Party Beneficiaries.................    25
  Section 9.9.      Interpretation; Absence of Presumption......................    25
  Section 9.10.     Headings....................................................    25
  Section 9.11.     Severability................................................    25
  Section 9.12.     Specific Performance........................................    26
  Section 9.13.     Successors and Assigns......................................    26
EXHIBIT A           Form of Stock Option Agreement With Respect to Option Issued
                    by Echlin Inc.
EXHIBIT B           Form of Affiliate Letter Addressed to Echlin Inc.
EXHIBIT C           Form of Affiliate Letter Addressed to Dana Corporation

     AGREEMENT AND PLAN OF MERGER, amended and restated as of May 29, 1998 (this "Agreement"), by and among Dana Corporation, a Virginia corporation ("Dana"), Echo Acquisition Corp., a Connecticut corporation and a wholly owned subsidiary of Dana ("Merger Sub"), and Echlin Inc., a Connecticut corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Dana, Merger Sub and the Company deem it advisable and in the best interests of their respective companies and their stockholders that Merger Sub merge with and into the Company (the "Merger"), subject to the terms and conditions set forth herein, so that the Company is the surviving corporation in the Merger and becomes a wholly owned subsidiary of Dana;

     WHEREAS, the Board of Directors of the Company has further determined that the Merger is consistent with the long-term business strategy of the Company and in the best interests of the employees, customers, creditors, suppliers and communities of the Company;

     WHEREAS, in connection with the execution of this Agreement, Dana and the Company will enter into a stock option agreement, with the Company as issuer and Dana as grantee (the "Stock Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" shall have the meaning set forth in Section 6.7(a).

     "Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "CBCA" shall mean the Connecticut Business Corporation Act.

     "Certificate of Merger" shall have the meaning set forth in Section 2.1(c).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the recitals to this Agreement.

     "Company Common Stock" shall have the meaning set forth in Section 3.1(a).

     "Company Meeting" shall have the meaning set forth in Section 6.2.

     "Company Preferred Stock" shall have the meaning set forth in Section
5.3(b).

     "Company Right" shall have the meaning set forth in Section 3.1(a).

     "Company Rights Agreement" shall have the meaning set forth in Section 3.1(a).

     "Company Stock" shall mean Company Common Stock and Company Preferred
Stock.

     "Company Stock Option" shall have the meaning set forth in Section 3.7.

     "Company Stock Option Plans" shall have the meaning set forth in Section
3.7.

     "Compensation and Benefit Plans" shall have the meaning set forth in
Section 5.3(m).

     "Competing Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the Company or any Significant Subsidiary of the Company, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of the Company or any Significant Subsidiary of the Company, (iii) a purchase or other acquisition (including by way of merger, consolidation, tender offer, exchange offer, share exchange or otherwise) of securities representing 20% or more of the voting power of the Company or any Significant Subsidiary of the Company, or (iv) any substantially similar transaction; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only the Company and one or more of its wholly owned Subsidiaries or involving only any two or more of such wholly owned Subsidiaries, be deemed to be a Competing Transaction.

     "Confidentiality Agreement" shall mean the Confidentiality and Standstill Agreement, dated April 23, 1998, between the Company and Dana.

     "Dana" shall have the meaning set forth in the recitals to this Agreement.

     "Dana Common Stock" shall have the meaning set forth in Section 3.1(a).

     "Dana Meeting" shall have the meaning set forth in Section 6.2.

     "Dana Preferred Stock" shall have the meaning set forth in Section 5.3(b).

     "Dana Rights Agreement" shall have the meaning set forth in Section 3.1(a).

     "Disclosure Schedule" shall have the meaning set forth in Section 5.1.

     "Dissenting Shares" shall have the meaning set forth in Section 3.1(a).

     "Dissenting Stockholders" shall have the meaning set forth in Section
3.1(a).

     "Effective Date" shall have the meaning set forth in Section 2.2.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "Environmental Laws" shall have the meaning set forth in Section 5.3(p).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 5.3(m)(v).

     "Excess Shares" shall have the meaning set forth in Section 3.3.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 3.4(a).

     "Exchange Fund" shall have the meaning set forth in Section 3.4(a).

     "Exchange Ratio" shall have the meaning set forth in Section 3.1(a).

     "Expense Fee" shall have the meaning set forth in Section 8.3(b).

     "Governmental Entity" shall mean any court, administrative agency, commission or other governmental authority or instrumentality, whether local, state, federal or foreign.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "International Stock Exchanges" shall mean stock exchanges located outside of the U.S. on which Dana Common Stock is listed as of the Effective Time.

     "Joint Proxy Statement" shall have the meaning set forth in Section 6.3.

     "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" shall mean with respect to the Company or Dana, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of the Company and its Subsidiaries taken as a whole, or Dana and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of the Company or Dana, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall be deemed not to include the impact of (a) changes in laws of general applicability or interpretations thereof by Governmental Entities, (b) changes in generally accepted accounting principles, (c) actions or omissions of the Company or Dana taken with the prior written consent of the Company or Dana, as applicable, in connection with the transactions contemplated hereby, (d) circumstances affecting the automotive or automotive parts industries generally, and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the business, financial condition or results of operations of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

     "Meeting" shall have the meaning set forth in Section 6.2.

     "Merger" shall have the meaning set forth in the recitals to this Agreement.

     "Merger Consideration" shall have the meaning set forth in Section 2.1.

     "Merger Sub" shall have the meaning set forth in the Recitals to this Agreement.

     "Multiemployer Plans" shall have the meaning set forth in Section
5.3(m)(iv).

     "New Certificates" shall have the meaning set forth in Section 3.4(a).

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "Old Certificates" shall have the meaning set forth in Section 3.4(a).

     "Pension Plan" shall have the meaning set forth in Section 5.3(m)(iv).

     "Person" or "person" shall mean any individual, corporation, partnership, association, joint-stock company, business trust, limited liability entity, or unincorporated organization.

     "Plans" shall have the meaning set forth in Section 5.3(m)(iv).

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule or in its SEC Documents filed prior to the date hereof.

     "PSE" shall mean the Pacific Exchange.

     "Registration Statement" shall have the meaning set forth in Section 6.3.

     "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall have the meaning set forth in Section 5.3(h).

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Stock Option Agreement" shall have the meaning set forth in the recitals.

     "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Superior Proposal" shall mean a bona fide written proposal from a third party for a Competing Transaction, which the Company's financial advisor determines is reasonably capable of being financed, on terms which the Board of Directors of the Company reasonably determines to be more favorable than the

Merger, in accordance with and having regard to the interests of the Company's stockholders and the other interests required to be considered by the Board of Directors under Section 33-756(d) of the CBCA. A proposal shall not constitute a Superior Proposal unless, in the written opinion (with only customary qualifications) of the Company's independent financial advisors, the value of the consideration provided for in such proposal is more favorable to the stockholders of the Company from a financial point of view to that offered in the Merger. References in this definition to the "Merger" shall refer, as applicable, to any proposed alteration of the terms of this Agreement by Dana pursuant to Sections 6.2(c).

     "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

     "Takeover Laws" shall have the meaning set forth in Section 5.3(o).

     "Tax Returns" shall have the meaning set forth in Section 5.3(q).

     "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     "Termination Fee" shall have the meaning set forth in Section 8.3(a).

     "Treasury Shares" shall have the meaning set forth in Section 3.1(a).

     "Triggering Event" shall have the meaning set forth in Section 8.3(a).

                                   ARTICLE II

                       THE MERGER; EFFECTS OF THE MERGER

     2.1. The Merger. (a) The Surviving Corporation. Upon the terms and subject to the conditions set forth herein, and in accordance with the CBCA, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a Connecticut corporation (the Company, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Dana may at any time in its sole discretion change the method of effecting the combination with the Company (including the provisions of this Article II) if and to the extent it deems such change to be desirable, including to provide for a merger of the Company into Dana or any other Subsidiary of Dana; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of the Company or the Company's stockholders as a result of receiving the Merger Consideration, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) otherwise adversely affect the Company or its stockholders.

     (b) Closing. The closing of the Merger will take place at 10:00 a.m. on the Effective Date, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

     (c) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of Connecticut of a certificate of merger (the "Certificate of Merger"), or such later date and time as may be set forth in the Certificate of Merger, in accordance with Section 33-819 of the CBCA. The Merger shall have the effects prescribed in Section 33-820 of the CBCA.

     (d) Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Echlin Inc.

     2.2. Effective Date and Effective Time. Subject to the satisfaction or waiver of each of the conditions set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the third business day to occur after the last of the conditions set forth in Sections 7.1, 7.2 and 7.8 shall have been satisfied or waived in accordance with the terms of this Agreement, or (2) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

     2.3. Directors. The directors of Merger Sub immediately prior to the Effective Time and the four directors of the Company set forth on Section 2.3 of the Company Disclosure Schedule shall be the directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.

     2.4. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and by-laws of the Surviving Corporation, or as otherwise provided by the CBCA.

     2.5. Tax Consequences. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that the Agreement shall constitute a "plan of reorganization" for purposes of Section 354 of the Code.

     2.6. Accounting Treatment. It is intended that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles.

                                  ARTICLE III

                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

     3.1. Merger Consideration. Subject to the provisions of this Agreement (including Section 8.1(f)), at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

     (a) Outstanding Company Common Stock. Each share (excluding (i) shares held by the Company or any of its Subsidiaries or by Dana, Merger Sub or any of their Subsidiaries ("Treasury Shares"), or (ii) shares ("Dissenting Shares") that are held by stockholders ("Dissenting Stockholders") who satisfy all of the requirements to demand payment for such shares in accordance with Sections 33-855 through 33-872 of the CBCA) of the common stock, par value $1.00 per share, of the Company, including each attached right (a "Company Right") issued pursuant to the Rights Agreement, dated June 21, 1989, as amended prior to the date hereof or pursuant to Section 4.7 (the "Company Rights Agreement"), between the Company and the Rights Agent named therein (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof become and be converted into the right to receive 0.9293 of a share (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock, par value $1.00 per share of Dana (the "Dana Common Stock"), including attached rights, issued pursuant to the Rights Agreement, dated as of April 25, 1996, between Dana and the Rights Agent named therein (the "Dana Rights Agreement").

     (b) Merger Sub. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Dana.

     3.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Stock.

     3.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Dana Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of any such fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fraction of a share of Dana Common Stock upon surrender of an Old Certificate for exchange pursuant to Section 3.4 shall be paid, upon such surrender, cash (without interest) in an amount equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Dana Common Stock that would otherwise have been issued pursuant hereto. From time to time following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Dana Common Stock to be delivered by the Exchange Agent to holders of Old Certificates that have been delivered to the Exchange Agent over (ii) the sum of the number of full shares of Dana Common Stock to be distributed to such holders of Old Certificates (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Old Certificates, shall sell the Excess Shares at the prevailing prices on the NYSE. Such sales of Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Dana shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the holders of Old Certificates, the Exchange Agent will hold such proceeds in the Exchange Fund in trust for such former holders of Old Certificates. As soon as practicable after any determination of the amount of cash to be paid to holders of Old Certificates in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such holders of Old Certificates. The parties acknowledge that payment of cash in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional shares.

     3.4. Exchange Procedures. (a) At or prior to the Effective Time, Dana shall deposit, or shall cause to be deposited, with an exchange agent (the "Exchange Agent"), for the benefit of the holders of certificates representing the shares of Company Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Dana Common Stock ("New Certificates") (such New Certificates, together with any proceeds of sales of Excess Shares, and any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Company Stock.

     (b) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Dana, on a daily basis. Any interest and other income resulting from such investments shall be paid to Dana.

     (c) As promptly as practicable after the Effective Date, Dana shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares or Dissenting Shares) of Company Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Dana shall cause the New Certificates into which shares of a stockholder's Company Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Stock (or indemnity reasonably satisfactory to Dana and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

     (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) No dividends or other distributions with respect to Dana Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Stock converted in the Merger into shares of Dana Common Stock until the

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holder thereof shall surrender such Old Certificate in accordance with this
Article III. After the surrender of an Old Certificate in accordance with this
Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Dana Common Stock represented by such Old Certificate.

     (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to Dana. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Dana for payment of the shares of Dana Common Stock, cash in lieu of any fractional shares, cash for Dissenting Shares, and unpaid dividends and distributions on the Dana Common Stock deliverable in respect of each share of Company Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.5. Anti-Dilution Provisions. In the event Dana changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Dana Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Dana Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.6. Treasury Shares. Each of the shares of Company Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.7. Options. (a) At the Effective Time, all employee and director stock options to purchase shares of Company Common Stock (each, a "Company Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into options to purchase shares of Dana Common Stock, and Dana shall assume each such Company Stock Option subject to the terms of any of the stock option plans listed under "Stock Option Plans" in Section 5.3(m)(i) of the Company's Disclosure Schedule (collectively, the "Company Stock Option Plans"), and the agreements evidencing grants thereunder; provided, however, that from and after the Effective Time, (i) the number of shares of Dana Common Stock purchasable upon exercise of such Company Stock Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio, and rounding down to the nearest cent. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

     (b) Prior to the Effective Time, Dana shall reserve for issuance the number of shares of Dana Common Stock necessary to satisfy Dana's obligations under
Section 3.7(a). Promptly after the Effective Time, Dana shall file with the SEC a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the shares of Dana Common Stock subject to options to acquire Dana Common Stock issued pursuant to Section 3.7(a), and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

     3.8. Performance Units. As soon as practicable following the Effective Time, each performance unit under the Company's Performance Unit Plan shall be equitably adjusted by Dana.

     3.9. Dissenters' Rights. No Dissenting Stockholder shall be entitled to shares of Dana Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this Article III unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the CBCA, and any Dissenting Stockholder shall be entitled to

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

receive only the payment provided by Section 33-856 of the CBCA with respect to shares of Company Common Stock owned by such Dissenting Stockholder. Such payment shall be made from the Exchange Fund in accordance with Section 3.4. If any Person who would otherwise be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares shall thereupon be treated as though such shares had been converted into shares of Dana Common Stock pursuant to Section 3.3 and any cash in lieu of fractional shares, dividends or other distributions as provided in Section 3.4. The Company shall give Dana (i) prompt written notice of any dissenters' demands for payment, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by the Company relating to dissenters' rights and (ii) the opportunity to direct all negotiations with respect to dissenters under the CBCA. The Company shall not, without the prior written consent of Dana, voluntarily make any payment with respect to any demands for payment by Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of such demands.

                                   ARTICLE IV

                             ACTIONS PENDING MERGER

     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (i) without the prior written consent of Dana (which consent shall not be unreasonably withheld or delayed) the Company will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) Dana will not, and will cause each of its Subsidiaries not to:

     4.1. Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Governmental Entities required for the transactions contemplated hereby, or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

     4.2. Capital Stock. Other than (i) pursuant to Rights or other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule,
(ii) pursuant to the Stock Option Agreement, (iii) pursuant to the Company Rights Agreement or the Dana Rights Agreement (as the case may be), or (iv) in the case of the Company, as otherwise set forth on Section 6.13 of the Company Disclosure Schedule, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights, any Rights, or any other equity-linked securities, (y) enter into any agreement with respect to the foregoing, or (z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

     4.3. Dividends, Etc. (1) Make, declare or pay any dividend (other than (i) in the case of the Company, (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate most recently paid regular quarterly cash dividend on such Company Common Stock as of the date hereof, and
(B) dividends from Subsidiaries to the Company or a wholly owned Subsidiary of the Company, as applicable, and (ii) in the case of Dana, (A) regular quarterly cash dividends on Dana Common Stock at a quarterly rate of $0.29 as may be adjusted in the ordinary course consistent with past practice, and (B) dividends from Subsidiaries to Dana or a wholly owned Subsidiary of Dana, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock, or (2) other than (A) as Previously Disclosed in its Disclosure Schedule, or (B) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock. After the date of this Agreement, each of Dana and the Company shall coordinate with the other the declaration of any dividends in respect of Dana Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Dana Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single

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calendar quarter with respect to their shares of Dana Common Stock and/or
Company Common Stock and any shares of Dana Common Stock any such holder receives in exchange therefor in the Merger.

     4.4. Compensation; Employment Agreements; Etc. In the case of the Company and its Subsidiaries, except as set forth on Section 6.13 of the Company Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice.

     4.5. Benefit Plans. In the case of the Company and its Subsidiaries, except as set forth on Section 6.13 of the Company Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder or the funding of the Company's Rabbi Trust.

     4.6. Acquisitions and Dispositions. In the case of the Company, except as Previously Disclosed in its Disclosure Schedule, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole. In the case of Dana, not, and not cause its Subsidiaries to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

     4.7. Amendments. Amend its Certificate of Incorporation or By-laws or amend or waive any rights under the Company Rights Agreement, in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party; provided, however, that Dana shall not be prevented from amending its Restated Articles of Incorporation to increase the number of authorized shares of capital stock.

     4.8. Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or Regulation S-X promulgated under the Exchange Act.

     4.9. Adverse Actions. (1) Take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under generally accepted accounting principles, or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

     4.10. Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.9.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Disclosure Schedules. On or prior to the date hereof, Dana has delivered to the Company and the Company has delivered to Dana a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.2. Standard. No representation or warranty of Dana or the Company contained in Section 5.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with the existence of all other facts, circumstances or events inconsistent with any paragraph of
Section 5.3, has had or is reasonably expected to have a Material Adverse
Effect.

     5.3. Representations and Warranties. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed, the Company hereby represents and warrants to Dana, and Dana hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

     (a) Organization, Standing and Authority. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) Shares. (i) As of the date hereof, the authorized capital stock of the Company consists solely of 150,000,000 shares of Company Common Stock, of which, as of March 31, 1998, 63,594,700 shares were outstanding, and 1,000,000 shares of company preferred stock ("Company Preferred Stock"), of which, as of March 31, 1998, no shares were outstanding. As of the date hereof, the authorized capital stock of Dana consists solely of 240,000,000 shares of Dana Common Stock, of which, as of April 30, 1998, 105,758,992 shares were outstanding, and 5,000,000 shares of preferred stock (the "Dana Preferred Stock"), of which, as of the date hereof, no shares were outstanding. As of the date hereof, 270,264 shares of Company Common Stock and no shares of Dana Common Stock were held in treasury. The outstanding shares of such party's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). In the case of Dana, as of the date hereof, there are no shares of Dana's capital stock authorized and reserved for issuance except pursuant to plans or commitments Previously Disclosed, Dana does not have any Rights issued or outstanding with respect to its capital stock, and Dana does not have any commitment to authorize, issue or sell any such shares or Rights, except in each case pursuant to this Agreement, the Stock Option Agreement, and the Dana Rights Agreement, as the case may be. In the case of the Company, there are no shares of such party's capital stock authorized and reserved for issuance except pursuant to plans or commitments Previously Disclosed, the Company does not have any Rights issued or outstanding with respect to its capital stock, and the Company does not have any commitment to authorize, issue or sell any such shares or Rights, except in each case pursuant to this Agreement, the Stock Option Agreement, and the Company Rights Agreement, as the case may be. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable, and are owned by Dana free and clear of any Lien.

     (ii) The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed, and the number of shares of Dana Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of Dana Common Stock as of the date hereof are Previously Disclosed.

     (c) Subsidiaries. (i) (A) Such party has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly all of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

     (ii) In the case of the representations and warranties of the Company, the Company does not own (other than the equity securities of its Subsidiaries) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

     (iii) Each of such party's Significant Subsidiaries and Merger Sub, in the case of Dana, has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries and Merger Sub has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (d) Corporate Power. Such party and each of its Significant Subsidiaries and Merger Sub, in the case of Dana, has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

     (e) Corporate Authority. Subject in the case of this Agreement only to approval (i) by the holders of two-thirds of the shares of Company Common Stock entitled to vote thereon, and (ii) by the holders of a majority of the shares of Dana Common Stock casting votes at the Dana Meeting, provided that a majority of the shares of Dana Common Stock entitled to vote thereon vote, in person or by proxy at the Dana Meeting, each of this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby (including the election of the directors of Merger Sub as directors of the Surviving Corporation pursuant to Section 2.3) have been authorized by all necessary corporate action of each of the Company, Dana and Merger Sub, including by their respective Boards of Directors, as the case may be, and each of this Agreement and the Stock Option Agreement is a legal, valid and binding agreement of each of the Company, Dana and Merger Sub, as the case may be, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) Board Recommendation. In the case of Dana, the Board of Directors of Dana, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are fair to and in the best interests of Dana and the stockholders of Dana, and (ii) resolved to recommend that the stockholders of Dana approve and authorize the issuance of shares of Dana Common Stock in the Merger. In the case of the Company, the Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, taken together, are fair to and in the best interests of the stockholders of the Company, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

     (g) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 7.2, the required filings under federal and state securities laws and the approvals contemplated by Sections 7 and 9 of the Stock Option Agreement (in the case of the representations and warranties of the Company), the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Significant Subsidiaries or Merger Sub, in the case of Dana, or to which it or any of its Significant Subsidiaries or Merger Sub, in the case of Dana, or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (h) Financial Reports and SEC Documents. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, in the case of Dana, and August 31, 1997, in the case of the Company, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995, in the case of Dana, and August 31, 1995, in the case of the Company, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (i) Litigation; Regulatory Action. (i) There are no civil, criminal or administrative actions, suits, claims, hearings or proceedings pending or, to the best of its knowledge, threatened, or investigation pending, against it or any of its Subsidiaries.

     (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with any Governmental Entity.

     (iii) Neither it nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or similar arrangement.

     (j) Compliance with Laws.  It and each of its Subsidiaries:

     (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

     (ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

     (iii) has received, since December 31, 1995, in the case of Dana, and August 31, 1995 in the case of the Company, no notification or communication from any Governmental Entity (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Entity enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, or

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

(C) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

     (k) Defaults. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (l) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of the Company, fees to be paid to Salomon Smith Barney Inc. and, in the case of Dana, fees to be paid to Lehman Brothers Inc., in each case pursuant to letter agreements which have been heretofore disclosed to the other party.

     (m) Employee Benefit Plans. (i) Such Party's Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

     (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to the other party.

     (iii) Except as provided in Section 6.13 of the Company Disclosure Schedule, the Merger and the other transactions contemplated by this Agreement (including any stockholder approval of the Merger and the employment and election of the directors under Section 2.3) will not be treated as a "Change in Control" under any Compensation and Benefit Plan of the Company or its Subsidiaries.

     (iv) Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

     (v) No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

     (vi) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (vii) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

     (viii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by
Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (iv) benefits in the nature of severance pay.

     (ix) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (n) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

     (o) Takeover Laws; Rights Plans. (i) It has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of (i) the State of Connecticut in the case of the representations and warranties of the Company, including Sections 33-841 and 33-844 of the CBCA, and
(ii) the State of Virginia in the case of the representations and warranties of Dana, including Sections 13.1-725, 13.1-726 and 13.1-728 of the Virginia Stock Corporation Act.

     (ii) In the case of the representations and warranties of the Company, it has (A) duly entered into an appropriate amendment to the Company Rights Agreement which amendment has been provided to Dana and (B) taken all other action necessary or appropriate so that the entering into of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in the ability of any person to exercise any Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable and the Company Rights Agreement will expire immediately prior to the Effective Time, and the Company Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. Copies of such amendments to the Company Rights Agreement have been previously provided to Dana.

     (iii) In the case of the representations and warranties of the Company, no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Company Rights Plan) has occurred.

     (p) Environmental Matters. (i) As used in this Plan, "Environmental Laws" means all applicable local, state, federal and foreign environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property or any predecessor or previously owned or operated asset or Subsidiary of any of them that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (q) Tax Matters. (A) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired; (B) all Tax Returns filed by it are complete and accurate in all material respects; (C) all Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

     (r) Tax Treatment; Accounting Treatment. As of the date hereof, it is aware of no reason why the Merger will, and has not taken or agreed to take any action that would cause the Merger to (i) fail to qualify as a reorganization under Section 368(a) of the Code, or (ii) not be accounted for as a "pooling of interests" under generally accepted accounting principles.

     (s) Opinions of Financial Advisors. It has received the written opinion of its financial advisor, to the effect that, as of the date of this Agreement, the Exchange Ratio is (i) in the case of the Company, fair to its stockholders from a financial point of view, and (ii) in the case of Dana, fair to Dana from a financial point of view. It has heretofore provided copies of such opinions to the other party hereto and such opinion has not been withdrawn or revoked or modified in any material respect.

     (t) No Material Adverse Effect. Since December 31, 1997, in the case of Dana and since, August 31, 1997, in the case of the Company, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other existing facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                                   ARTICLE VI

                                   COVENANTS

     The Company hereby covenants to and agrees with Dana, and Dana hereby covenants to and agrees with the Company, that:

     6.1. Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including obtaining (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Dana or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

     6.2. Stockholder Approvals. (a) Each of them shall take, as soon as practicable, in accordance with applicable law, applicable stock exchange rules and their respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of Dana to consider and vote upon the approval of the issuance of shares of Dana Common Stock pursuant to this Agreement and any other matters required to be approved by Dana stockholders for consummation of the Merger (including any adjournment or postponement, the "Dana Meeting"), and an appropriate meeting of stockholders of the Company to consider and vote upon the approval of this Agreement, the Merger and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"; and each of the Dana Meeting and the Company Meeting, a "Meeting"), respectively, as promptly as practicable after the date hereof. The Board of Directors of each of Dana and the Company shall recommend such approval, and each of Dana and the Company shall take all reasonable lawful action to solicit such approval by its respective stockholders. Notwithstanding the previous sentence, the Company's Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger if the Board of Directors of the Company, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA; provided, however, the Company's Board of Directors may not approve or recommend (and in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a Competing Transaction unless such Competing Transaction is a Superior Proposal and unless it shall have first consulted with outside counsel, and have determined that the refusal to do so would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA. Dana's Board of Directors may withdraw or modify its approval or recommendation of this Agreement, the Merger or the issuance of shares of Dana Common Stock in the Merger if the Board of Directors of Dana, after having consulted with outside counsel, determines that the refusal to do so would constitute a breach by the Board of Directors of Dana of their fiduciary duties under applicable laws.

     (b) The Company shall promptly (within 8 hours) advise Dana orally and in writing of its receipt of any proposal or inquiry which may be or may result in a Superior Proposal, of the substance thereof, and of the identity of the person making such proposal or inquiry. The Company will keep Dana fully informed of the status and material details of any such proposal or inquiry or negotiations or discussions relating thereto.

     (c) Prior to approving or recommending (and, in connection therewith, withdrawing or modifying its approval or recommendation of this Agreement or the Merger) a third party proposal as a Superior Proposal pursuant to Section 6.2(a), the Company shall, unless to do so would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under Section 33-756(d) of the CBCA, first offer Dana and Merger Sub the right to propose alterations to the terms of the Merger Agreement. If after considering such proposed alterations, the Board of Directors of the Company determines that the third party proposal is a Superior Proposal and, after having consulted with outside counsel, that the failure to approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) such Superior Proposal would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws, including their duties under
Section 33-756(d) of the CBCA, then the Company's Board of Directors may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this

Agreement or the Merger) such Superior Proposal; provided, however, that nothing contained in Section 6.2(a) shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such other disclosure to the Company's stockholders which, in the reasonable determination of the Board of Directors of the Company after consultation with outside counsel, may be required under applicable law. Any such initial disclosure pursuant to Rules 14d-9 and 14e-2(a) shall be consistent with the recommendation of the Board of Directors of the Company in Section 6.2(a), and all disclosures pursuant to Rules 14d-9 and 14e-2(a) (initial or otherwise) shall be in a form that has been reviewed by Dana.

     6.3. Registration Statement. (a) Each of Dana and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Dana with the SEC in connection with the issuance of Dana Common Stock in the Merger (including the joint proxy statement, prospectus and other proxy solicitation materials of Dana and the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided the Company has cooperated as required above, Dana agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 30 days after the date of this Agreement. Each of the Company and Dana agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and to cause the Joint Proxy Statement to be mailed as promptly as practicable to the stockholders of the Company and Dana. Dana also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to Dana all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of the Company and Dana agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Dana Meeting and the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of the Company and Dana further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

     (c) In the case of Dana, Dana will advise the Company, promptly after Dana receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Dana Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.4. Press Releases. It will not, without the prior approval of the other party hereto, which approval shall not be unreasonably withheld or delayed, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE.

     6.5. Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws (other than reports or documents that Dana or the Company, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Dana nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

     (b) It will not use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will promptly destroy all information and documents obtained pursuant to this paragraph. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.6. Acquisition Proposals. Without the prior written consent of Dana, the Company shall not, shall cause its Subsidiaries not to, and shall use best efforts to cause the Company's and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, facilitate, solicit or encourage any inquiries or proposals, whether made prior to or after the date hereof, with respect to, or engage in any negotiations concerning, or provide any information to, or have any discussions with, any person relating to, any Competing Transaction; provided, however, that the Company's Board of Directors may, and may authorize and permit its officers, directors, employees or agents to, furnish information and participate in such discussions and negotiations if the Company's Board of Directors, after having consulted with outside counsel, has reasonably determined that the failure to provide information or participate in negotiations and discussions in response to a proposed Competing Transaction which may be a Superior Proposal would constitute a breach by the Board of Directors of the Company of their fiduciary duties under applicable laws. Upon such determination, the Company shall notify Dana of its taking of such actions within 8 hours thereof.

     6.7. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, the Company shall deliver to Dana and Dana shall deliver to the Company, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of the Company only, in Rule 145 under the Securities Act.

     (b) The Company and Dana shall use its respective reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company or Dana, as the case may be, to execute and deliver to the Company and Dana on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit B (in the case of affiliates of the Company) or Exhibit C (in the case of affiliates of Dana).

     (c) Dana shall use its reasonable best efforts to publish, not later than 45 days after the end of the first full calendar month commencing after the Effective Time occurs, financial results covering at least thirty (30) days of post-Merger combined operations as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.8. Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement and the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Sections 33-841 and 33-844 of the CBCA, Sections 13.1-725, 13.1-726 and 13.1-728
of the Virginia Stock Corporation Act and Takeover Laws of any other State that purport to apply to this Agreement, the Stock Option Agreement or the transactions contemplated hereby or thereby.

     6.9. No Rights Triggered. Each of Company and Dana shall use their respective reasonable best efforts to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under any material agreement to which it or any of its Subsidiaries is a party (including, in the case of the Company, the Company Rights Agreement), or (ii) in the case of the Company, to exercise or receive certificates for Rights, or acquire any property in respect of Rights, under the Company Rights Agreement.

     6.10. Shares Listed. In the case of Dana, Dana shall use its best efforts to list, prior to the Effective Date, on the NYSE, PSE and International Stock Exchanges, upon official notice of issuance, the shares of Dana Common Stock to be issued in the Merger.

     6.11. Regulatory Applications. Dana and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts
(i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of such permits, consents, approvals and authorizations and (ii) to cause the Merger to be consummated as expeditiously as practicable. Each of Dana and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Entities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     6.12. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, Dana shall indemnify, defend and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent permitted by applicable law, including with respect to taking all actions necessary to advance expenses to the extent permitted by applicable law.

     (b) Dana shall use its best efforts to cause the Surviving Corporation or Dana to obtain and maintain in effect for a period of six years after the Effective Time policies of directors' and officers' liability insurance at no cost to the beneficiaries thereof with respect to acts or omissions occurring on or prior to the Effective Time with substantially the same coverage and containing substantially similar terms and conditions as existing policies; provided, however, that neither the Surviving Corporation nor Dana shall be required to pay an annual premium for such insurance coverage in excess of 200% of the Company's current annual premium, but in such case shall purchase as much coverage as possible for such amount.

     (c) In the event Dana or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Dana shall assume the obligations set forth in this Section 6.12.

     (d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.13. Benefits Plans. (a) At and following the Effective Time, Dana agrees that it shall honor all obligations of the Company or its Subsidiaries under the severance plans, policies or agreements, and indemnification agreements of the Company or its Subsidiaries set forth on Section 5.3(m) of the Company Disclosure Schedule. Dana agrees to employ all key management employees of the Company through October 31, 1998 and to employ the employees of the Company set forth on Schedule 6.13(a) of the Company Disclosure Schedule until January 31, 1999, and to give each employee at least one business day's notice of any termination of such employee's employment thereafter.

     (b) Dana shall, during the period commencing at the Effective Time and ending on the first anniversary thereof, provide or cause the Company or its Subsidiaries to provide the employees of the Company and its Subsidiaries with benefits under employee benefit plans (other than plans involving the issuance of stock-based awards) that are no less favorable in the aggregate than either those benefits currently provided by the Company and its Subsidiaries to such employees or provided by Dana and its Subsidiaries to similarly situated employees of Dana and its Subsidiaries.

     (c) The parties hereto agree that, except as provided on Section 6.13(c) of the Company Disclosure Schedule, the Merger and the other transactions contemplated by this Agreement (including any stockholder approval of the Merger and the appointment and election of directors under Section 2.3) will not be treated as a Change in Control under any Compensation and Benefit Plan of the Company or any of its Subsidiaries.

     (d) The Company shall be permitted to establish a retention pool in an amount not to exceed $8.7 million in the aggregate to be paid to key management employees of the Company who are employed by the Company at least through October 31, 1998.

     6.14. Notification of Certain Matters. Each of the Company and Dana shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other existing facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction (or waiver by the party for whose benefit the applicable condition exists) of each of the following:

     7.1. Shareholder Vote. Approval of the Plan of Merger contained in this Agreement by the requisite votes of the stockholders of the Company and of Dana, respectively.

     7.2. Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the termination or expiration of the waiting period under the HSR Act, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than any such regulatory approvals the failure to obtain which are not reasonably likely, individually, in the aggregate or together with all other existing facts, events and circumstances, to result in any Material Adverse Effect with respect to the Company or Dana.

     7.3. No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby provided, however, that each of Dana and the Company shall have used its best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered.

     7.4. Representations, Warranties and Covenants of Dana. In the case of the Company's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of Dana shall be true and correct as of the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Dana to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) the Company shall have received a certificate signed by an executive officer of Dana, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.4.

     7.5. Representations, Warranties and Covenants of the Company. In the case of Dana's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of the Company shall be true and correct as of the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) Dana shall have received a certificate signed by an executive officer of the Company, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.5.

     7.6. Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

     7.7. Tax Opinion. In the case of Dana, Dana shall have received an opinion from Wachtell, Lipton, Rosen & Katz dated as of the Effective Time, and in the case of the Company, the Company shall have received an opinion from Davis Polk & Wardwell dated as of the Effective Time, each substantially to the effect that, on the basis of the facts, representations, covenants and assumptions set forth in such opinions or certificates of officers referred to below, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly (other than in the case of the opinion of Davis Polk & Wardwell, which shall not address (i)):

     (i) No gain or loss will be recognized by Dana, Merger Sub, or the Company as a result of the Merger;

     (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for Dana Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Dana Common Stock); and

     (iii) The aggregate tax basis of the Dana Common Stock received by stockholders who exchange all of their Company Common Stock solely for Dana Common Stock in the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Dana, the Company and others, reasonably satisfactory in form and substance to such counsel.

     7.8. Exchange Listing. The shares of Dana Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.9. Company Rights Agreement. Each of the representations and warranties of the Company contained in Section 5.3(o) shall be true and correct as of the Effective Time in all respects with the same effect as though such representations and warranties had been made at the Effective Time, without giving effect to the standard set forth in Section 5.2.

     7.10. Accounting Treatment. Dana and the Company shall have received from Price Waterhouse LLP, independent public accountants for Dana and the Company, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for "pooling of interests" accounting treatment.

     A failure to satisfy any of the conditions set forth in Section 7.5 or 7.9 shall only constitute conditions if asserted by Dana, and a failure to satisfy the condition set forth in Section 7.4 shall only constitute a condition if asserted by the Company, and a failure to satisfy the condition set forth in
Section 7.7 shall only constitute a condition if asserted by the party which has not received an opinion contemplated thereby to be delivered to such party.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination. This Agreement may be terminated, and the Merger may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Dana and the Company in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by Dana or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

     (c) Delay. At any time prior to the Effective Time, by Dana or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

     (d) No Approval. By the Company or Dana, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) any stockholder approval required by Section 7.1 herein is not obtained at (x) the Company Meeting or (y) the Dana Meeting.

     (e) Company Recommendation. By the Board of Directors of Dana if the Board of Directors of the Company shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Merger, this Agreement or any of the transactions contemplated hereby, (ii) modify such approval or recommendation in a manner adverse to Dana or Merger Sub, or (iii) approve, recommend or fail to take a position that is adverse to any proposed Competing Transaction.

     (f) Dana Recommendation. By the Board of Directors of the Company if the Board of Directors of Dana shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Merger, this Agreement or any of the transactions contemplated hereby, or (ii) modify such approval or recommendation in a manner adverse to the Company.

     (g) Competing Transaction. By the Board of Directors of the Company if to the extent permitted by Section 6.2, the Board of Directors of the Company approves or recommends any Superior Proposal.

     8.2. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in
Section 9.1, and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

     8.3. Break-up Expenses. (a) Provided that neither of Dana or Merger Sub is in material breach of their representations, warranties and agreements under this Agreement, (w) if this Agreement is terminated by the Board of Directors of the Company pursuant to Section 8.1(g), (x) if this Agreement is terminated by the Board of Directors of Dana pursuant to Section 8.1(e) and any Competing Transaction has been proposed or announced on or after the date hereof, (y) if this Agreement is terminated by Dana pursuant to Section 8.1(d)(ii)(x) and any Competing Transaction has been proposed or announced on or after the date hereof, or (z) if within 12 months of the termination of this Agreement by Dana pursuant to Section 8.1(b), 8.1(c), 8.1(d)(ii)(x) or 8.1(e), any Competing Transaction is entered into, agreed to or consummated by the Company (any such event specified in clauses (w)-(z) of this Section 8.3, a "Triggering Event"), then the Company shall pay to Dana (or to any Subsidiary of Dana designated in writing by Dana to the Company) $87,500,000 (the "Termination Fee") (less any Expense Fee that may previously have been paid or is payable in the same circumstances) in same-day funds, on the date of such termination, in the case of clause (w), (x), or (y), or on the earlier of the date an agreement is entered into with respect to a Competing Transaction or a Competing Transaction is consummated in the case of clause (z). In no event shall more than one Termination Fee be payable under this Agreement.

     (b) If this Agreement is terminated by either the Company or Dana for any reason pursuant to Section 8.1(b), 8.1(e) or 8.1(f), then the non-terminating party shall (notwithstanding Section 9.5), on the date of such termination, pay to the terminating party (or to any Subsidiary of the terminating party designated in writing to the other party) $5,000,000 (the "Expense Fee") representing the cash amount necessary to compensate the terminating party and its affiliates for all fees and expenses incurred at any time prior to such termination by any of them or on their behalf in connection with the Merger, the preparation of this Agreement and the transactions contemplated by this Agreement.

     (c) The parties acknowledge that the agreements contained in paragraphs (a) and (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, they would not enter into this Agreement; accordingly, if any party fails to pay promptly any amount due pursuant to this Section 8.3 and, in order to obtain such payment, any other party commences a suit that results in a judgment against any other party for any such amount, such first party shall pay to such other party its cost and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime or base rate of Citibank, N.A. from the date such payment was due under this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 3.4, 3.7, 6.7(c), 6.12, 6.13, 9.1, 9.4 and 9.8 shall survive the
Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, 9.1, 9.4, 9.5, 9.6,
9.7 and 9.8, shall survive such termination.

     9.2. Waiver; Amendment. (a) Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     9.3. Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which shall be deemed to constitute an original.

     9.4. Governing Law. (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law govern).

     (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Connecticut or any Connecticut state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.7 shall be deemed effective service of process on such party.

     (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     9.5. Expenses. Except as set forth in Section 8.3, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that the costs of printing, mailing and filing the Registration Statement with the SEC and the filings of the pre-merger notification and report forms under the HSR Act (including filing fees) shall be shared equally between the Company and Dana.

     9.6. Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement. From and after the date hereof, unless and until this Agreement shall have been terminated in accordance with the terms hereof (and including that any Expense Fee or Termination Fee shall have been paid to the extent payable in accordance with the terms hereof)
Section 10 of the Confidentiality Agreement shall no longer be of any force or effect.

     9.7. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Dana, to:

        Dana Corporation
        4500 Dorr Street
        Toledo, Ohio 43615
        Attention: Martin J. Strobel, Esq.
        Telecopier: (419) 535-4544

        With copies to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Adam O. Emmerich, Esq.
        Telecopier: (212) 403-2234

        If to the Company, to:

        Echlin Inc.
        100 Double Beach Road
        Branford, Connecticut 06405
        Attention: Jon P. Leckerling, Esq.
        Telecopier: (203) 481-3628

        With copies to:

        Davis Polk & Wardwell
        450 Lexington Avenue
        New York, New York 10017
        Attention: John J. McCarthy, Jr., Esq.
        Telecopier: (212) 450-4800

     9.8. Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement (which shall remain in effect; provided, however, that the provisions of Section 10 thereof will remain in effect as modified by
Section 9.6) and the Stock Option Agreements, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.9. Interpretation; Absence of Presumption. (a) For the purposes hereof,
(i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

     (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

     9.10. Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

     9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

     9.13. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          ECHLIN INC.

                                          By: /s/  LARRY W. MCCURDY
                                          --------------------------------------
                                              Name:  Larry W. McCurdy
                                              Title: Chairman, President and
                                                     Chief Executive Officer

                                          DANA CORPORATION

                                          By: /s/  SOUTHWOOD J. MORCOTT
                                          --------------------------------------
                                              Name:  Southwood J. Morcott
                                              Title: Chairman and Chief
                                                     Executive Officer

                                          ECHO ACQUISITION CORP.

                                          By: /s/  MARTIN J. STROBEL
                                          --------------------------------------
                                              Name:  Martin J. Strobel
                                              Title: Vice President

                                   APPENDIX B

                                LEHMAN BROTHERS

                                                                     May 3, 1998

Board of Directors
Dana Corporation
4500 Dorr Street
Toledo, OH 43615

Members of the Board:

     We understand that Dana Corporation, a Virginia corporation ("Dana" or the "Company"), Echo Acquisition Corp., a Connecticut corporation and a wholly owned subsidiary of Dana ("Merger Sub") and Echlin Inc., a Connecticut corporation ("Echlin"), are proposing to enter into an Agreement and Plan of Merger, to be dated as of May 3, 1998 (the "Agreement") which will provide for the merger (the "Merger" or the "Proposed Transaction") of Merger Sub with and into Echlin. Upon effectiveness of the Merger, each issued and outstanding share of Echlin's common stock ("Echlin Common Stock") will be converted into the right to receive
0.9293 shares (the "Exchange Ratio") of common stock of Dana ("Dana Common Stock"). The terms and conditions of the Proposed Transaction are set forth in the Agreement.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Echlin and the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of Echlin furnished to us by Echlin, (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (5) a trading history of Echlin Common Stock from April 30, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of Dana Common Stock from April 30, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of Echlin with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (9) published estimates of third party research analysts regarding the future financial performance of Dana and Echlin, (10) the potential pro forma impact of the Proposed Transaction, including the operating synergies and strategic benefits expected by management of the Company to result from a combination of the businesses of Dana and Echlin, and (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the managements of Echlin and the Company concerning their respective businesses, operations, assets, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Dana and Echlin that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Echlin, upon advice of Echlin, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of Echlin as to the future financial performance of Echlin and that Echlin will perform substantially in accordance with such projections. With respect to the future financial performance of the Company, the Company has directed us to rely on the publicly available estimates of research analysts, and certain adjustments thereto provided to us by the Company, in performing our analysis and has further advised us that such estimates and adjusted estimates are a reasonable basis upon which to evaluate and analyze the future financial performance of the Company, and we have relied upon such estimates and adjusted estimates in arriving at our opinion. With respect to the operating synergies and strategic benefits expected by the management of Dana to result from a combination of the businesses of Dana and Echlin, upon advice of the Company, we have assumed that such operating synergies and strategic benefits will be achieved substantially in accordance with such expectations. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Echlin or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Echlin and the Company. Upon advice of the Company, we have assumed that the Merger will qualify for pooling-of-interests accounting treatment. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we may trade in the debt and equity securities of Echlin and the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                   APPENDIX C

                      [LETTERHEAD OF SALOMON SMITH BARNEY]

May 3, 1998

Board of Directors
Echlin Inc.
100 Double Beach Road
Branford, Connecticut 06405

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share and the associated Series A Participating Cumulative Preferred stock purchase rights (together, "Company Common Stock"), of Echlin Inc. (the "Company"), a Connecticut corporation, other than SPX Corporation ("SPX"), a Delaware corporation and its affiliates or Dana Corporation ("Parent"), a Virginia corporation and its affiliates, of the consideration to be received by such holders in connection with the proposed merger (the "Merger") of the Company with Echo Acquisition Corp. ("Sub"), a Connecticut corporation and a wholly owned subsidiary of Parent. Upon the effectiveness of the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by Parent, any subsidiary of Parent, the Company or any subsidiary of the Company will be converted into and represent the right to receive .9293 (the "Exchange Ratio") shares of the common stock, par value $1.00 per share ("Parent Common Stock"), of Parent including attached rights issued pursuant to the Rights Agreement, dated as of April 25, 1996, between Parent and the Rights Agent named therein. We understand that the Merger will be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

     In connection with rendering our opinion, we have reviewed certain publicly available information concerning the Company and Parent and certain other financial information concerning the Company and Parent, including financial forecasts, that were provided to us by the Company and Parent, respectively. We have discussed the past and current business operations, financial condition and prospects of the Company and Parent and of the proposed combined entity with certain officers and employees of the Company and Parent, respectively. We have reviewed the Tender Offer Statement on Schedule 14D-1 dated April 30, 1998 filed by SPX that sets forth an alternative proposal to acquire all the outstanding Company Common Stock. We have reviewed a draft dated May 2, 1998 of the agreement and plan of merger among the Company, Parent and Sub. For purposes of this opinion, we have assumed the Company and Dana will enter into a definitive merger agreement with financial terms at least as favorable to the Company's stockholders as those in such draft agreement. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial forecasts of the Company and Parent, including the forecasted synergies of the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the respective managements of the Company and Parent, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not assumed any responsibility for any independent evaluation or appraisal of any of the assets (including properties and facilities) or liabilities of the Company or Parent. We were not asked to and did not formally solicit other proposals to acquire the Company.

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

     Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Parent Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision whether or not to effect the Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to holders of Company Common Stock other than SPX and its affiliates or Parent and its affiliates and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement or the Merger.

     We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services a portion of which is contingent upon the consummation of certain transactions or the occurrence of certain events. In the ordinary course of business, we and our affiliates may actively trade the securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates have previously rendered certain investment banking and financial advisory services to the Company for which we have received customary compensation. We and our affiliates (including Travelers Group Inc.) may have other business relationships with the Company or Parent in the ordinary course of their businesses.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock other than SPX and its affiliates or Parent and its affiliates.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY

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

                                   APPENDIX D

                         SECTIONS 33-855 THROUGH 33-872
                                     OF THE
                      CONNECTICUT BUSINESS CORPORATION ACT

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-855. DEFINITIONS.  As used in Sections 33-855 to 33-872, inclusive:

          (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 33-856 and who exercises that right when and in the manner required by sections 33-860 to 33-868, inclusive.

          (3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-856. RIGHT TO DISSENT. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 or the certificate of incorporation and the shareholder is entitled to vote on the merger or (B) if the corporation is a subsidiary that is merged with its parent under section 33-818;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the certificate of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
     (A) Alters or abolishes a preferential right of the shares; (B) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (C) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (D) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (E) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 33-668; or

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

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the certificate of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in sections 33-855 to 33-872, inclusive.

SECTION 33-857. DISSENT BY NOMINEES AND BENEFICIAL OWNERS. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if: (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and (2) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

SECTIONS 33-858 AND 33-859. RESERVED FOR FUTURE USE.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-860. NOTICE OF DISSENTERS' RIGHTS. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 33-855 to 33-872, inclusive, and be accompanied by a copy of said sections.

     (b) If corporate action creating dissenters' rights under section 33-856 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 33-862.

SECTION 33-861. NOTICE OF INTENT TO DEMAND PAYMENT. (a) If proposed corporate action creating dissenters' rights under section 33-856 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) shall not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SECTION 33-862. DISSENTERS' NOTICE. (a) If proposed corporate action creating dissenters' rights under section 33-856 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 33-861.

     (b) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) of this section notice is delivered; and

          (5) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-863. DUTY TO DEMAND PAYMENT. (a) A shareholder sent a dissenters' notice described in section 33-862 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (3) of subsection (b) of said section and deposit his certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under sections 33-855 to 33-872, inclusive.

SECTION 33-864. SHARE RESTRICTIONS. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 33-866.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SECTION 33-865. PAYMENT. (a) Except as provided in section 33-867, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 33-863 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (b) The payment shall be accompanied by: (1)The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any; (2) a statement of the corporation's estimate of the fair value of the shares; (3) an explanation of how the interest was calculated; (4) a statement of the dissenter's right to demand payment under section 33-860; and
(5) a copy of sections 33-855 to 33-872, inclusive.

SECTION 33-866. FAILURE TO TAKE ACTION. (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 33-862 and repeat the payment demand procedure.

SECTION 33-867. AFTER-ACQUIRED SHARES. (a) A corporation may elect to withhold payment required by section 33-865 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under section 33-868.

SECTION 33-868. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER. (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate, less any payment under section 33-865, or reject the corporation's offer under section 33-867 and demand payment of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under section 33-865 or offered under section 33-867 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under section 33-865 within sixty days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty days after the corporation made or offered payment for his shares.

                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-871. COURT ACTION. (a) If a demand for payment under section 33-868 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under section 33-867.

SECTION 33-872. COURT COSTS AND COUNSEL FEES. (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 33-868.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                   APPENDIX E

                         FORM OF ARTICLES OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                DANA CORPORATION

       PURSUANT TO SECTION 13.1-701 OF THE VIRGINIA STOCK CORPORATION ACT

                              *  *  *  *  *  *  *

     FIRST.  The name of the corporation (the "Corporation") is DANA
CORPORATION.

     SECOND. The first sentence of Article THIRD of the Restated Articles of Incorporation of the Corporation shall be amended and restated (the "Amendment") to read in its entirety as follows:

        "THIRD. The maximum number of shares of stock that may be issued by the Corporation shall be 350,000,000 shares of Common Stock of the par value of $1.00 per share and 5,000,000 shares of Preferred Stock, without par value."

     THIRD.  The Amendment was adopted on June 30, 1998.

     FOURTH. The Amendment was proposed by the Board of Directors of the Corporation and submitted to the Shareholders of the Corporation in accordance with the Virginia Stock Corporation Act. At a Special Meeting of Shareholders of the Corporation duly called and held on June 30, 1998, 105,769,673 shares of Common Stock of the Corporation were outstanding and entitled to vote on the Amendment as of June 1, 1998, the record date the Special Meeting, and were the only shares of capital stock of the Corporation entitled to vote on the
Amendment. At the Special Meeting, [          ] shares of Common Stock of the
Corporation were cast for the Amendment, and such number of votes for the Amendment was sufficient for approval of the Amendment.

     IN WITNESS WHEREOF, Dana Corporation has caused these Articles of Amendment
to be signed by its Vice President this [  ] day of [          ], 1998.

                                          --------------------------------------
                                          Vice President

                                       E-1